UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Comerica Incorporated

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Comerica Incorporated

Proxy Statement and Notice of

2017 Annual Meeting of Shareholders

Comerica Incorporated

Comerica Bank Tower

1717 Main Street

Dallas, Texas 75201

March 14, 2017

Dear Shareholder,

It is our pleasure to invite you to attend the 2017 Annual Meeting of Shareholders of Comerica Incorporated at 9:30 a.m., Central Time, on Tuesday, April 25, 2017 at Comerica Bank Tower, 1717 Main Street, 4th Floor, Dallas, Texas 75201. Registration will begin at 8:30 a.m., Central Time. A map showing the location of the Annual Meeting is on the back cover of the accompanying proxy statement.

This year, we are continuing to provide proxy materials to our shareholders primarily through the Internet. We are pleased to use this process, which allows our shareholders to receive proxy materials in an expedited manner, while significantly lowering the costs of our annual proxy campaign. On or about March 14, 2017, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement, our annual report and additional soliciting materials online. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail (with the exception of the proxy card, which will be separately mailed on or around March 24, 2017 to shareholders of record that have not yet voted) unless you specifically request them. The Notice of Internet Availability of Proxy Materials instructs you on how to electronically access and review all of the important information contained in this proxy statement and the annual report, and it provides you with information on voting. The proxy materials available online include our 2017 proxy statement, our 2016 annual report, which summarizes Comerica’s major developments during 2016 and includes the 2016 consolidated financial statements, and additional soliciting materials.

Whether or not you plan to attend the Annual Meeting, please submit your proxy promptly so that your shares will be voted as you desire.

Sincerely,

Ralph W. Babb, Jr.

Chairman and Chief Executive Officer

PROXY STATEMENT

EXECUTIVE SUMMARY	1

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS	9

PROXY STATEMENT	11
Questions and Answers	11
Proposal I Submitted for your Vote — Election of Directors	17

Information about Nominees	18

Board and Committee Governance	22

Committees and Meetings of Directors	24

Non-Management Directors and Communication with the Board	26

Board Leadership Structure	26

Role in Risk Oversight	27

Director Independence and Transactions of Directors with Comerica	28

Compensation Committee Interlocks and Insider Participation	30

Compensation of Directors	30

Proposal II Submitted for your Vote — Ratification of the Appointment of Independent Registered Public Accounting Firm	33

Independent Registered Public Accounting Firm	34

Audit Committee Report	36

Executive Officers	37

Proposal III Submitted for your Vote — Approval of a Non-Binding, Advisory Proposal Approving Executive Compensation	40
Compensation Discussion and Analysis	41
Governance, Compensation and Nominating Committee Report	72
2016 Summary Compensation Table	73
2016 Grants of Plan-Based Awards	75
Outstanding Equity Awards at Fiscal Year-End 2016	77
2016 Option Exercises and Stock Vested	79
Pension Benefits at Fiscal Year-End 2016	80
2016 Nonqualified Deferred Compensation	83
Potential Payments upon Termination or Change of Control at Fiscal Year-End 2016	84

Securities Authorized for Issuance under Equity Compensation Plans	93

Proposal IV Submitted for your Vote — Non-Binding, Advisory Proposal on the Frequency that Shareholders are to be Presented with Advisory Proposals Approving Executive Compensation	96

Transactions of Related Parties with Comerica	97

Security Ownership of Management	97

Security Ownership of Certain Beneficial Owners	99

Section 16(a) Beneficial Ownership Reporting Compliance	100

Annual Report to Shareholders	100

Householding	100

Admission to the Annual Meeting	100

Other Matters	101

Annex A — Reconciliation of Non-GAAP and GAAP Financial Measures	A-1

EXECUTIVE SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

 Annual Meeting of Shareholders

Time and Date	9:30 a.m., Central Time, April 25, 2017

Place	Comerica Bank Tower, 1717 Main Street, 4th Floor, Dallas, Texas 75201

Record Date	February 24, 2017

Mailing Date	On or around March 14, 2017

Voting	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

 Voting Matters

	Board Vote Recommendation	Page Reference
Election of directors	FOR EACH DIRECTOR NOMINEE	17

Ratification of Ernst & Young LLP as independent registered public accounting firm for 2017	FOR	33

Advisory approval of the Company’s executive compensation	FOR	40

Advisory proposal regarding the frequency that shareholders are to be presented with advisory proposals approving executive compensation (every one, two or three years)	ONE YEAR	96

 Voting Your Shares

If you are a shareholder of record as of February 24, 2017, you will be able to vote in four ways: in person, by proxy card, by telephone, or by the Internet as follows:

•	BY TELEPHONE: 1-866-883-3382

•	VIA THE INTERNET: http://www.proxydocs.com/cma

•	BY MAIL: complete, sign, date and return your proxy card in the envelope provided

•	IN PERSON: attend our Annual Meeting on April 25, 2017 and vote by ballot

See “How can I vote?” on page 12 for more information on voting at the Annual Meeting.

 2016 Financial and Operating Performance

2016 was a pivotal year with the development and launch of an enterprise-wide efficiency and revenue initiative (GEAR Up). Significant progress was made in executing the expense savings, and we are fully committed to delivering the efficiency and revenue opportunities to further enhance our profitability and shareholder value. In addition, Comerica benefited from increased interest rates, and while credit metrics remained strong, we substantially increased the reserve allocated for energy loans. Some of our significant accomplishments in 2016 included1:

•	Achieved earnings per share of $2.68, including restructuring charges. Excluding GEAR Up related restructuring charges, earnings per share increased 6%.[2]

•	Grew average loans by over $1 billion, or 2%, excluding $641 million reduction in energy loans.

•	Grew average noninterest-bearing deposits by $1.7 billion, or 6%.

•	Increased net interest income by 6% to $1.8 billion, primarily the result of higher interest rates, loan growth and a larger securities portfolio.

•

Strong credit quality continued with 32 basis points of net charge-offs, which is at the low end of our historical norm, and, excluding the energy line of business, net charge-offs were only 13 basis points.

•	Drove a 2% increase in customer-driven fees, with a large increase in card fees, as well as growth in fiduciary, foreign exchange and brokerage fees.

•

Delivered more than $25 million in expense savings through our GEAR Up initiatives, as planned. Overall, reduced non-interest expenses by $23 million after excluding restructuring charges of $93 million, as well as a $33 million release of litigation reserves in 2015.

•

Increased buybacks under the equity repurchase program by 25% and increased the quarterly dividend 7%. Through the buyback and dividends, returned $458 million, or 96%, of 2016 net income to shareholders.

•	Increased book value per share to $44.47 and increased tangible book value per share to $40.79, as we continue to focus on creating long-term shareholder value.[2]

•

Stock price increased 63%, outperforming all peers as well as every bank in the KBW Index. With respect to the S&P 500 Index, Comerica was the best-performing financial stock and among the top 10 performers overall.

•	Total shareholder return (“TSR”), which includes price appreciation and dividends paid, for the one-, three- and five-year period was 66%, 51% and 188%, respectively.

1	Balances as of December 31, 2016, as compared to December 31, 2015. Activity and performance for the year ended December 31, 2016, as compared to the year ended December 31, 2015.

2	See Annex A for a reconciliation of non-GAAP and GAAP measures presented.

2014 - 2016 Performance Snapshot

2016 Relative Performance Snapshot

Source: SNL Financial

For purposes of these charts, peer average is the average of the relevant metric for Comerica’s peer group. The peer group is listed in the “Peer Group” section of this proxy statement on page 54.

With respect to the tangible common equity ratio, see Annex A for a reconciliation of non-GAAP and GAAP measures presented.

 2016 Compensation Highlights

We use our executive compensation programs to align the interests of executive officers with the interests of our shareholders. Our programs are designed to attract, retain, and motivate leadership to sustain our competitive advantage in the financial sector, and to provide a framework that encourages outstanding financial results and shareholder returns over the long-term.

Our compensation philosophy and objectives directly influence our pay practices. Key compensation highlights for 2016 include the following:

•	Reviewed compensation plans to ensure market competitiveness and alignment of performance measures with corporate goals. The compensation programs for 2016 were consistent with 2015 and included:

¡

A three-year performance share program where payouts are contingent on the achievement of specific prospective financial goals and include a negative modifier in the case of bottom quartile relative TSR performance

¡	A short-term cash incentive program that measures absolute performance as opposed to relative peer performance

¡	A long-term cash incentive program based on performance relative to peers, with no payout in the bottom quartile

¡	A forfeiture provision applicable to all equity awards granted in 2014 or later that allows for the cancellation of unvested equity awards in the event of an adverse risk outcome

•	Eliminated 2016 annual merit increases for the CEO, the President, and the former Vice Chair and CFO in light of the challenging operating environment

•	Expanded the clawback policy to include all senior officer positions

•	Redesigned Comerica’s retirement programs to create a revised structure that remains competitive and is sustainable for the long-term

•

Took a balanced approach to annual incentives by using negative discretion to ensure that participants did not receive additional benefits related to cost savings in connection with the GEAR Up initiative, while adjusting for the impact of restructuring charges

What We Do Have:	What We Don’t Have:
• Clawback policy in addition to Sarbanes-Oxley requirements	• Employment agreements*
• Forfeiture policy which the Committee can utilize in the event of adverse risk outcomes to cancel all or part of outstanding, unvested stock awards	• Excise tax gross-up payments for change of control agreements entered into after 2008, and Comerica will not include this provision in future agreements

•      Stock ownership guidelines for both senior executives and the Board of Directors. The CEO is expected to own 6X his salary, the President 4X his salary and the NEOs 3X their salary; directors have a 5,000 share holding expectation

• Modified single trigger severance for change of control agreements entered into after 2008, and Comerica will not include this provision in future agreements
• Independent compensation consultant who works solely for the Governance, Compensation and Nominating Committee and performs no other work for Comerica	• Repricing or replacing of underwater stock options or SARs without shareholder approval
• Prohibition on pledging or hedging shares by employees or directors	• Perquisites, which were eliminated for executive officers in 2010
• Post vesting holding requirement for directors. Vested restricted stock units are settled in Comerica common stock on the first anniversary of the director’s separation of service from the Board.
• Annual non-binding say on pay vote
• Negative discretion which the Governance, Compensation and Nominating Committee can utilize in determining incentive funding or award determinations
• Independent compensation committee comprised entirely of independent directors
*	Mr. Babb has an outstanding Supplemental Pension and Retiree Medical Agreement dated May 29, 1998. Details can be found on page 68.

 Board Nominees

The following table provides summary information about each director nominee. Each director nominee will be elected for a one-year term. Directors are elected by a majority of votes cast.

		Director			Committee Memberships				Other Public Company Boards
Name	Age	since	Occupation	Independent	AC	GCNC	ERC	QLCC

Ralph W. Babb, Jr.	68	2001	Chairman & CEO, Comerica Incorporated and Comerica Bank						Texas Instruments Inc.
Michael E. Collins	65	2016	Chair and Senior Counselor, Blake Collins Group; Former Consultant, Federal Reserve Bank of Cleveland; and Former Executive Vice President, Federal Reserve Bank of Philadelphia	X			X
Roger A. Cregg	60	2006	President & CEO, AV Homes, Inc.	X	F	X		X	AV Homes, Inc.
T. Kevin DeNicola	62	2006	Former CFO, KIOR, Inc.	X	C, F		X	C
Jacqueline P. Kane	64	2008	Retired; Former EVP, Human Resources and Corporate Affairs, The Clorox Company	X		X
Richard G. Lindner	62	2008	Retired; Former SEVP & CFO, AT&T, Inc.	IFD		C	X
Alfred A. Piergallini	70	1991	Consultant, Desert Trail Consulting	X		X			Central Garden & Pet Company
Robert S. Taubman	63	2000	Chairman, President & CEO, Taubman Centers, Inc. and The Taubman Company	X			X		Taubman Centers, Inc.
Reginald M. Turner, Jr.	57	2005	Attorney, Clark Hill PLC	X	X		C	X	Masco Corporation
Nina G. Vaca	45	2008	Chairman & CEO, Pinnacle Technical Resources, Inc. and Vaca Industries Inc.	X	X		X	X	Cinemark Holdings, Inc., Kohl’s Corporation
Michael G. Van de Ven	55	2016	COO, Southwest Airlines Company	X			X

AC — Audit Committee; C — Chair; ERC — Enterprise Risk Committee; F — Financial expert; GCNC — Governance, Compensation and Nominating Committee; IFD — Independent Facilitating Director; QLCC — Qualified Legal Compliance Committee

 Governance Highlights

Our management team and the Board are focused on serving the long-term interests of Comerica’s shareholders. The Board’s primary responsibility is the oversight of the Company’s management team, and the Board has a number of measures in place to continually enhance Board composition, efficiency and effectiveness.

As such, the Board is committed to good corporate governance, demonstrated through the following:

•	Annual election of directors

•	Majority voting for directors

•	Annual self-evaluation by the Board and its committees

•	Regular assessment of Board composition and potential enhancements, resulting in two new independent directors in 2016, one of whom was designated as the Board’s risk expert

•	Regularly scheduled executive sessions of non-management directors

•	Ten out of eleven directors are independent

•	Independent Audit Committee, Enterprise Risk Committee, Governance, Compensation and Nominating Committee and Qualified Legal Compliance Committee

•

Focus on sustainability with our 2020 Environmental Sustainability Goals that will help us to further reduce waste, water use, paper consumption, and energy and emissions; more information is available in our 2015 Sustainability Progress Report available at www.comerica.com/sustainability

Role of the Independent Facilitating Director

Every year, the independent directors elect a Facilitating Director to lead executive sessions of the Board. The Board believes that such executive sessions, in which the non-management directors meet without management, are important to the effectiveness of the Board’s oversight of the Company and its management team.

The duties of the Facilitating Director include, but are not limited to, the following:

•	Presiding at all other meetings of the Board at which the Chairman is not present;

•	Serving as liaison between the Chairman and the independent directors;

•	Approving information sent to the Board;

•	Approving meeting agendas and schedules for the Board;

•	Having the authority to call meetings of the independent directors; and

•	If requested by major shareholders, ensuring that he is available for consultation and direct communication.

The role of the Facilitating Director serves as a bridge between management and the independent Board members.

 Director Qualifications and Experience

Upon thorough review, the Board is nominating the following candidates: Ralph W. Babb, Jr., Michael E. Collins, Roger A. Cregg, T. Kevin DeNicola, Jacqueline P. Kane, Richard G. Lindner, Alfred A. Piergallini, Robert S. Taubman, Reginald M. Turner, Jr., Nina G. Vaca and Michael G. Van de Ven.

In identifying potential candidates for nomination as directors, the Governance, Compensation and Nominating Committee considers the specific qualities and skills of potential directors.

The following table highlights a number of our directors’ specific skills, experiences and areas of knowledge that allow the Board to effectively serve and represent the interests of Comerica’s four core constituencies: its shareholders, its customers, the communities it serves and its employees. In addition, directors gain substantial experience through Comerica Board tenure, which involves significant exposure to the complex regulations and changing landscape of the financial services industry.

Summary of Director Qualifications and Experience	Babb	Collins	Cregg	DeNicola	Kane	Lindner	Piergallini	Taubman	Turner	Vaca	Van de Ven

Accounting	✓		✓	✓		✓					✓

Corporate Governance	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Financial / Capital Allocation	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Legal and Regulatory		✓	✓						✓

Leadership of Financial Institutions	✓	✓	✓		✓

Regional Expertise in Relevant Geographic Markets	✓		✓	✓	✓	✓	✓	✓	✓	✓	✓

Human Resources					✓					✓

Management	✓	✓	✓	✓	✓	✓	✓	✓		✓	✓

Marketing							✓

Other Public Company Board Service	✓	✓	✓	✓		✓	✓	✓	✓	✓

Real Estate			✓					✓

Risk Management / Cyber Security	✓	✓		✓		✓		✓	✓	✓	✓

Technology Services						✓				✓

 Attendance

All director nominees and all incumbent directors attended at least seventy-five percent (75%) of the aggregate number of meetings held by the Board and all the committees of the Board on which the respective directors served.

COMERICA INCORPORATED

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

APRIL 25, 2017

Date:	April 25, 2017

Time:	9:30 a.m., Central Time

Place:	Comerica Bank Tower 1717 Main Street, 4th Floor Dallas, Texas 75201

We invite you to attend the Comerica Incorporated Annual Meeting of Shareholders for the following purposes:

1.	To elect eleven directors nominated by the Board of Directors for one-year terms expiring in 2018 or upon the election and qualification of their successors;

2.	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2017;

3.	To approve a non-binding, advisory proposal approving executive compensation;

4.	To vote on a non-binding, advisory proposal regarding the frequency that shareholders are to be presented with advisory proposals approving executive compensation (every one, two or three years); and

5.	To transact any other business that is properly submitted before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The record date for the Annual Meeting is February 24, 2017 (the “Record Date”). Only shareholders of record at the close of business on the Record Date can vote at the Annual Meeting. Action may be taken at the Annual Meeting on any of the foregoing proposals on the date specified above or any date or dates to which the Annual Meeting may be adjourned or postponed.

Under rules adopted by the Securities and Exchange Commission, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of the proxy statement and annual report. Shareholders of record have been mailed a Notice of Internet Availability of Proxy Materials on or around March 14, 2017, which provides them with instructions on how to vote and how to electronically access the proxy materials on the Internet. It also provides them with instructions on how to request paper copies of these materials, should they so desire. In addition, on or around March 24, 2017, Comerica will mail a proxy card to its shareholders of record that have not yet voted, along with a second copy of the Notice of Internet Availability of Proxy Materials. Shareholders of record who previously enrolled in a program to receive electronic versions of the proxy materials will receive an email notice with details on how to access those materials and how to vote.

Comerica will have a list of shareholders who can vote at the Annual Meeting available for inspection by shareholders at the Annual Meeting and, for 10 days prior to the Annual Meeting, during regular business hours at the offices of the Comerica Corporate Legal Department, Comerica Bank Tower, 1717 Main Street, Dallas, Texas 75201.

See the “Admission to the Annual Meeting” section of the proxy statement for information about attending the Annual Meeting in person.

See the “Questions and Answers” section of the proxy statement for a discussion of the difference between a shareholder of record and a street name holder.

Whether or not you plan to attend the Annual Meeting and whether you own a few or many shares of stock, the Board of Directors urges you to vote promptly. Registered holders may vote through the Internet, by telephone or, once you receive a printed proxy card in the mail, by completing, dating, signing and returning the proxy card so that your shares may be represented at the Annual Meeting. “Street name” holders must vote their shares in the manner prescribed by their brokerage firm, bank or other nominee. You will find instructions for voting in the “Questions and Answers” section of the proxy statement.

By Order of the Board of Directors,

John D. Buchanan Executive Vice President — Chief Legal Officer, and Corporate Secretary

March 14, 2017

Comerica Incorporated

Comerica Bank Tower

1717 Main Street

Dallas, Texas 75201

2017 PROXY STATEMENT

QUESTIONS AND ANSWERS

What is a proxy?

A proxy is your authorization for someone else to vote for you in the way that you want to vote. When you complete and submit a proxy card or use the automated telephone voting system or the Internet voting system, you are submitting a proxy. The Board of Directors of Comerica Incorporated (“Comerica,” the “Company” or “we”) is soliciting this proxy. All references in this proxy statement to “you” will mean you, the shareholder, and to “yours” will mean the shareholder’s or shareholders’, as appropriate.

What is a proxy statement?

A proxy statement is a document the United States Securities and Exchange Commission (“SEC”) requires to explain the matters on which you are asked to vote on by proxy and to disclose certain related information. This proxy statement was first made available to the shareholders on or about March 14, 2017.

Why am I receiving my proxy materials electronically instead of receiving paper copies through the mail?

Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of the proxy statement and annual report. In addition to reducing the amount of paper used in producing these materials, this method lowers the costs associated with mailing the proxy materials to shareholders.

On or about March 14, 2017, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report online. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail (with the exception of the proxy card, which will be separately mailed on or around March 24, 2017 to shareholders of record that have not yet voted). The Notice of Internet Availability of Proxy Materials instructs you on how to electronically access and review all of the important information contained in this proxy statement and the annual report, and it provides you with information on voting.

If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a paper copy of our proxy materials, follow the instructions contained in the Notice of Internet Availability of Proxy Materials about how you may request to receive your materials in printed form on a one-time or ongoing basis.

Who can vote?

Only record holders of Comerica common stock at the close of business on February 24, 2017, the Record Date, can vote at the Annual Meeting. Each shareholder of record has one vote, for each share of common stock owned, on each matter presented for a vote at the Annual Meeting.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares. See “How can I vote?” below.

How can I vote?

If you are a shareholder of record as of the Record Date (as opposed to a street name holder), you will be able to vote in four ways: in person, by proxy card, by telephone, or by the Internet. On or about March 14, 2017, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy materials and how to submit their proxy via the Internet. In addition, on or about March 24, 2017, we will mail a printed version of the proxy card, along with a second copy of the Notice of Internet Availability of Proxy Materials, to such shareholders of record, if they have not yet voted. Generally, shareholders of record will need information on the Notice of Internet Availability of Proxy Materials or the proxy card to vote. If you previously enrolled in a program to receive electronic versions of Comerica’s annual report and proxy statement instead of receiving printed versions, you will receive an email notice that will provide you with the information you will need to access the proxy materials and vote.

To vote in person, you will need to attend the Annual Meeting to cast your vote. To vote by proxy card, complete, sign, date and return the proxy card in the return envelope provided with your proxy card. To vote by using the automated telephone voting system or the Internet voting system, the instructions for shareholders of record are as follows:

TO VOTE BY TELEPHONE: 1-866-883-3382

•	Use any touch-tone telephone to vote your proxy.

•	Have your proxy card or Notice of Internet Availability of Proxy Materials and the last four digits of your Social Security Number or Tax Identification Number available when you call.

•	Follow the simple instructions the system provides you.

•

You may dial this toll free number at your convenience, 24 hours a day, 7 days a week. The deadline for telephone voting is 11:59 p.m. (Central Time), April 24, 2017. For shares held in Comerica’s employee benefit plans, the deadline is 11:59 p.m. (Central Time), April 23, 2017.

(OR)

TO VOTE BY THE INTERNET:             http://www.proxydocs.com/cma

•	Use the Internet to vote your proxy.

•	Have your proxy card or Notice of Internet Availability of Proxy Materials and the last four digits of your Social Security Number or Tax Identification Number available when you access the website.

•	Follow the simple instructions to obtain your records and create an electronic ballot.

•

You may log on to this Internet site at your convenience, 24 hours a day, 7 days a week. The deadline for Internet voting is 11:59 p.m. (Central Time), April 24, 2017. For shares held in Comerica’s employee benefit plans, the deadline is 11:59 p.m. (Central Time), April 23, 2017.

If you submit a proxy to Comerica before the Annual Meeting, whether by proxy card, by telephone or by Internet, the persons named as proxies will vote your shares as you direct. If no instructions are specified, the proxy will be voted for the eleven directors nominated by the Board of Directors; for the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2017; for the non-binding, advisory proposal to approve executive compensation; and for “one year” as the frequency that shareholders are to be presented with advisory proposals approving executive compensation. No other matters are currently scheduled to be acted upon at the Annual Meeting.

You may revoke a proxy at any time before the proxy is exercised by:

(1)	delivering written notice of revocation to the Corporate Secretary of Comerica at the Corporate Legal Department, Comerica Bank Tower, 1717 Main Street, MC 6404, Dallas, Texas 75201;

(2)	submitting another properly completed proxy card that is later dated;

(3)	voting by telephone at a subsequent time;

(4)	voting by the Internet at a subsequent time; or

(5)	voting in person at the Annual Meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee should have enclosed or otherwise provided a voting instruction card for you to use in directing the brokerage firm, bank or other nominee how to vote your shares. If you hold your shares in street name and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker and present it at the Annual Meeting.

What is a quorum?

There were 176,318,808 shares of Comerica common stock issued and outstanding on the Record Date. A majority of the issued and outstanding shares, 88,159,405 shares, present or represented by proxy at the meeting, constitutes a quorum. A quorum must exist to conduct business at the Annual Meeting.

What vote is required?

Directors:             If a quorum exists, the nominees for director receiving a majority of the votes cast (i.e., the number of shares voted “for” a director nominee exceeds the number of votes cast “against” that nominee) will be elected as directors. Votes cast will include only votes cast with respect to shares present in person or represented by proxy at the meeting and entitled to vote and will exclude abstentions. Therefore, shares not present at the meeting, broker non-votes (described below) and shares voting “abstain” have no effect on the election of directors. If the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at the meeting. If a director does not receive the vote of the majority of the votes cast and no successor has been elected at such meeting, the director will promptly tender his or her resignation to the Board. After taking into account a recommendation by the Governance, Compensation and Nominating Committee and excluding the nominee in question, the Board of Directors will decide and publicly disclose its determination about whether to accept the resignation within 90 days of the certification of the voting results.

Proposal Regarding the Frequency of Shareholder Say on Pay Votes:             If a quorum exists, the option of one year, two years or three years that receives the highest number of votes cast by shareholders will be deemed to be the frequency for the advisory vote on executive compensation that has been selected by shareholders.

Therefore, abstentions will have no effect on the outcome of the voting on that proposal. Broker non-votes will not be counted as eligible to vote on the applicable proposal and, therefore, also will have no effect on the outcome of the voting on that proposal.

Other Proposals:             If a quorum exists, the proposals: (i) to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm and (ii) to approve a non-binding, advisory proposal to approve executive compensation must receive the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal in question. Therefore, abstentions will have the same effect as voting against the applicable proposal. For the non-binding, advisory proposal to approve executive compensation, broker non-votes will not be counted as eligible to vote on the applicable proposal and, therefore, will have no effect on the outcome of the voting on that proposal.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote under the rules of the stock exchange or other organization of which it is a member. In this situation, a “broker non-vote” occurs.

An independent third party, Wells Fargo Bank, N.A., will act as the inspector of the Annual Meeting and the tabulator of votes.

Who pays for the costs of the Annual Meeting?

Comerica pays the cost of preparing and printing the proxy statement and soliciting proxies. Comerica will solicit proxies primarily by mail, but may also solicit proxies personally and by telephone, the Internet, facsimile or other means. Comerica will use the services of Innisfree M&A Incorporated, a proxy solicitation firm, at a cost of $15,000 plus out-of-pocket expenses and fees for any special services. Officers and regular employees of Comerica and its subsidiaries may also solicit proxies, but they will not receive additional compensation for soliciting proxies. Comerica also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding solicitation materials to beneficial owners of Comerica common stock.

When are shareholder proposals for the 2018 Annual Meeting due?

To be considered for inclusion in next year’s proxy statement, shareholder proposals must comply with applicable laws and regulations, including SEC Rule 14a-8, as well as Comerica’s bylaws, and must be submitted in writing to the Corporate Secretary, Comerica Incorporated, Comerica Bank Tower, 1717 Main Street, MC 6404, Dallas, Texas 75201, and received by November 14, 2017.

Comerica’s bylaws also establish an advance notice procedure with regard to shareholder proposals that are not submitted for inclusion in the proxy statement, but that a shareholder instead wishes to present directly at an Annual Meeting of Comerica’s shareholders. For the 2018 Annual Meeting of Shareholders, notice must be received by Comerica’s Corporate Secretary no later than the close of business on January 25, 2018 and no earlier than the close of business on December 26, 2017. If, however, Comerica moves the Annual Meeting of Shareholders to a date that is more than 30 days before or more than 60 days after the date which is the one-year anniversary of this year’s Annual Meeting date (i.e., April 25, 2018), Comerica’s Corporate Secretary must receive your notice no earlier than the close of business on the 120th day prior to the new Annual Meeting date and no later than the close of business on the later of the 90th day prior to the new Annual Meeting date or the 10th day following the day on which Comerica first made a public announcement of the new Annual Meeting date.

Comerica’s bylaws contain additional requirements for shareholder proposals. A copy of Comerica’s bylaws can be obtained by making a written request to the Corporate Secretary.

How can shareholders nominate persons for election as directors at the 2018 Annual Meeting?

All shareholder nominations of persons for election as directors at the 2018 Annual Meeting of Shareholders must comply with applicable laws and regulations, as well as Comerica’s bylaws, and must be submitted in writing to the Corporate Secretary, Comerica Incorporated, Comerica Bank Tower, 1717 Main Street, MC 6404, Dallas, Texas 75201.

Under Comerica’s bylaws, shareholders of Comerica must provide advance notice to Comerica’s Corporate Secretary if they wish to nominate persons for election as directors at an Annual Meeting of Comerica’s Shareholders. For the 2018 Annual Meeting of Shareholders, written notice must be received by Comerica’s Corporate Secretary no later than the close of business on January 25, 2018 and no earlier than the close of business on December 26, 2017.

If, however, Comerica moves the Annual Meeting of Shareholders to a date that is more than 30 days before or more than 60 days after the date that is the one-year anniversary of this year’s Annual Meeting date (i.e., April 25, 2018), or if a special meeting of shareholders is called for the purpose of electing directors, Comerica’s Corporate Secretary must receive your notice no earlier than the close of business on the 120th day prior to the meeting date and no later than the close of business on the later of the 90th day prior to the meeting date or the 10th day following the day on which Comerica first made a public announcement of the meeting date (and, in the case of a special meeting, of the nominees proposed by the Board of Directors to be elected at such meeting).

If Comerica increases the number of directors to be elected to the Board at the Annual Meeting and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board at least 100 days prior to the first anniversary of the immediately preceding year’s Annual Meeting, then Comerica will consider your notice timely (but only with respect to nominees for any new positions created by such increase) if Comerica’s Corporate Secretary receives your notice no later than the close of business on the 10th day following the day on which Comerica first makes the public announcement of the increase in the number of directors.

In addition, Article III, Section 12 of the bylaws requires a nominee for election or re-election as a director of Comerica to complete and deliver to the Corporate Secretary (in accordance with the time periods described above, in the case of director nominations by shareholders) a written questionnaire prepared by Comerica with respect to the background and qualification of the person and, if applicable, the background of any other person or entity on whose behalf the nomination is being made.

A nominee also must make certain representations and agree that he or she (A) will abide by the requirements of Article III, Section 13 of the bylaws (concerning, among other things, the required tendering of a resignation by a director who does not receive a majority of votes cast in an uncontested election), (B) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how, if elected as a director of Comerica, he or she will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to Comerica or (2) any Voting Commitment that could limit or interfere with his or her ability to comply, if elected as a director of Comerica, with his or her fiduciary duties under applicable law, (C) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than Comerica with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed, and (D) in his or her individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of Comerica, and would comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of Comerica.

You may receive a copy of Comerica’s bylaws specifying the advance notice and additional requirements for shareholder nominations by making a written request to the Corporate Secretary.

Does Comerica have a Code of Ethics?

Yes, Comerica has a Code of Business Conduct and Ethics for Employees, which applies to employees and agents of Comerica and its subsidiaries and affiliates, as well as a Code of Business Conduct and Ethics for Members of the Board of Directors. Comerica also has a Senior Financial Officer Code of Ethics that applies to the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Treasurer. The Code of Business Conduct and Ethics for Employees, the Code of Business Conduct and Ethics for Members of the Board of Directors and the Senior Financial Officer Code of Ethics are available on Comerica’s website at www.comerica.com. Copies of such codes can also be obtained in print by making a written request to the Corporate Secretary.

A copy of Comerica’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to the Corporate Secretary, Comerica Incorporated, Comerica Bank Tower, 1717 Main Street, MC 6404, Dallas, Texas 75201.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on April 25, 2017.

The proxy statement, annual report to security holders and additional soliciting materials are available at www.proxydocs.com/cma.

PROPOSAL I SUBMITTED FOR YOUR VOTE

ELECTION OF DIRECTORS

The Board of Directors recommends that you vote “FOR”

the candidates for director.

Election of Directors. Comerica’s Board of Directors currently has eleven members, and directors are elected annually for terms of one year. Based on the recommendation of the Governance, Compensation and Nominating Committee, the Board has nominated all of Comerica’s current directors to serve another term or until their successors are elected and qualified.

The Board has chosen to nominate Comerica’s current directors based on their unique expertise, experiences, perspectives and leadership skills.

Our nominees include individuals who:

•	Are experienced in leading complex, highly regulated companies (including banks and other financial services entities)
•	Have served in a variety of leadership roles on boards and management teams of U.S. public companies
•	Have significant regulatory and risk management experience
•	Have extensive experience in the geographic areas in which we operate
•	Understand Comerica’s business and unique position in the banking industry

The current directors are the only nominees, and each of them has been previously elected by the shareholders except for Mr. Collins and Mr. Van de Ven, who were appointed to the Board in the second half of 2016. Each of the nominees has consented to his or her nomination and has agreed to serve as a director of Comerica, if elected. Proxies cannot be voted for a greater number of people than the number of nominees named.

If any director is unable to stand for re-election, Comerica may vote the shares to elect any substitute nominees recommended by the Governance, Compensation and Nominating Committee, and it is intended that such shares represented by proxy, if given and unless otherwise specified therein, will be voted FOR the remaining nominees and substitute nominee or nominees so designated. If any such substitute nominees are so designated, Comerica would expect to provide supplemental proxy materials that, as applicable, identify the substitute nominees, disclose that such nominees have consented to being named in Comerica’s proxy materials and to serve if elected, and include biographical and other information about such nominees to the extent required by the rules of the SEC. If the Governance, Compensation and Nominating Committee does not recommend any substitute nominees, the number of directors to be elected at the Annual Meeting may be reduced by the number of nominees who are unable to serve.

Further information regarding the Board and the nominees begins directly below.

COMERICA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR CANDIDATES LISTED BELOW.

INFORMATION ABOUT NOMINEES

The following section provides information as of March 14, 2017 about each nominee for election as a director.

The information provided includes the age of each nominee or incumbent director; the nominee’s or incumbent director’s principal occupation, employment and business experience during the past five years, including employment with Comerica and Comerica Bank, a wholly-owned subsidiary of Comerica, as well as other professional experience; other public company or registered investment company directorships during the past five years; and the year in which the nominee or incumbent director became a director of Comerica.

Ralph W. Babb, Jr.	Director since 2001(1)

Mr. Babb, 68, has been Chief Executive Officer (since January 2002), Chairman (since October 2002), President (January 2002 to April 2015), Chief Financial Officer (June 1995 to April 2002) and Vice Chairman (March 1999 to January 2002) of Comerica Incorporated and Comerica Bank. Before joining Comerica, Mr. Babb served as the vice chairman for Mercantile Bancorporation Inc. after years of service with Peat Marwick Mitchell & Co. (an accounting firm). Additionally, Mr. Babb has been a director of Texas Instruments Inc. since March 2010. He has been a member of the Federal Reserve Board’s Federal Advisory Council since 2013.

Mr. Babb brings to the Board:

• In-depth knowledge of Comerica’s business resulting from his years of service

• Extensive industry experience as a result of several decades in the banking industry and his professional involvement with the Federal Reserve Board

• Leadership experience as the Company’s Chairman and Chief Executive Officer and former President and Chief Financial Officer, including:

¡   Execution of our enterprise-wide GEAR Up expense and revenue initiative, which generated over $25 million in expense savings in 2016 and which is designed to further enhance our profitability and shareholder value in 2017 and beyond.

¡   An overall enhancement of Comerica’s risk governance structure, with a focus on mitigating risk across the Company, including credit, market, liquidity, operational, compliance and cybersecurity.

Michael E. Collins	Director since 2016

Mr. Collins, 65, has served as the Chair and Senior Counselor of Blake Collins Group, a public relations and communications firm, since July 2013. He was an advisor to The Bancorp, Inc., a financial services institution, from July 2013 to November 2016. He also served as a consultant to the Federal Reserve Bank of Cleveland, a bank regulator, from November 2014 to March 2015 and as Executive Vice President and Lending Officer of the Federal Reserve Bank of Philadelphia, a bank regulator, from June 2009 to June 2011, where he worked in various capacities beginning in 1974. He was the President and Chief Executive Officer of TD Bank USA, a financial services institution, from March 2013 to July 2013 and Executive Vice President of TD Bank Group, a group of affiliated financial services entities, where he managed audit, legal, compliance, anti-money laundering, regulatory, loan review and government affairs functions from November 2011 to July 2013. He also was Executive Vice President of TD Bank Group and Strategic Advisor to TD Bank USA from September 2011 to October 2011. He was a director of Higher One Holdings, Inc. from April 2015 to August 2016.

As a former banking and finance executive with nearly 40 years of regulatory experience, including service with the Federal Reserve Banks of Cleveland and Philadelphia, Mr. Collins brings to the Board a number of key skills, including a strong background in risk management and relevant business management experience, as well as a deep understanding of the financial services industry, including bank regulation. His experience in identifying, assessing, and managing risk exposures of large, complex financial firms allows Mr. Collins to provide invaluable insight to Comerica.

Roger A. Cregg	Director since 2006

Mr. Cregg, 60, has been President, Chief Executive Officer and a director of AV Homes, Inc., a developer and homebuilder in Florida, Arizona and North Carolina, since December 2012. From August 2011 through November 2012, he served as Senior Vice President of Finance and Chief Financial Officer of The ServiceMaster Company, a residential and commercial service company. He served as Executive Vice President of PulteGroup, Inc. (formerly known as Pulte Homes, Inc.), a national homebuilding company, from May 2003 to May 2011 and Chief Financial Officer of PulteGroup, Inc. from January 1998 to May 2011. He served as Senior Vice President of PulteGroup, Inc. from January 1998 to May 2003. He was a director of the Federal Reserve Bank of Chicago, Detroit Branch, from January 2004 to December 2009 and served as Chair from January to December 2006.

As the current Chief Executive Officer of a public company and the former Chief Financial Officer of public companies, Mr. Cregg has demonstrated leadership capability and extensive knowledge of complex financial and operational issues.

T. Kevin DeNicola	Director since 2006

Mr. DeNicola, 62, served as Chief Financial Officer of KIOR, Inc., a biofuels company, from November 2009 to January 2011. He was Senior Vice President and Chief Financial Officer of KBR, Inc., a global engineering, construction and services company, from June 2008 until October 2009. From June 2002 to January 2008, he was Senior Vice President and Chief Financial Officer of Lyondell Chemical Company, a global manufacturer of basic chemicals. Mr. DeNicola also served as Senior Vice President and Chief Financial Officer of Equistar Chemicals, LP and Millennium Chemicals Inc., both subsidiaries of Lyondell Chemical Company, from June 2002 to January 2008. In January 2009, Lyondell Chemical Company and certain of its subsidiaries, including Equistar Chemicals, LP and Millennium Chemicals Inc., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. Lyondell emerged from bankruptcy in April 2010. He was also a director of Axiall Corporation (formerly Georgia Gulf Corporation) from September 2009 to August 2016.

Mr. DeNicola is an experienced financial leader with the skills necessary to lead our Audit Committee. His service as Chief Financial Officer of public companies makes him a valuable asset, both on our Board of Directors and as the Chairman of our Audit Committee. Mr. DeNicola’s positions have provided him with a wealth of knowledge in dealing with financial and accounting matters. He is also a licensed CPA. The depth and breadth of his exposure to complex financial issues make him a skilled advisor.

Jacqueline P. Kane	Director since 2008

Ms. Kane, 64, is retired. She served as Executive Vice President, Human Resources and Corporate Affairs, from February 2015 to January 2016, Senior Vice President, Human Resources and Corporate Affairs, from December 2004 to February 2015, Senior Vice President, Human Resources from June 2004 to December 2004, and Vice President, Human Resources from March 2004 to May 2004 for The Clorox Company, a manufacturer and marketer of consumer products. From March 2003 to January 2004, she was Vice President, Human Resources and Executive Leadership for The Hewlett-Packard Company, a technology company. Prior to her role at The Hewlett-Packard Company, Ms. Kane spent 22 years in human resources in the financial services industry.

As a former senior executive with experience in human resources, including compensation matters, as well as experience in several of our key geographic markets, Ms. Kane has a unique and insightful perspective to offer the Board. As a member of our Governance, Compensation and Nominating Committee, she is able to use her experience and perspectives to offer best practices advice.

Richard G. Lindner	Director since 2008

Mr. Lindner, 62, is retired. He served as Senior Executive Vice President and Chief Financial Officer of AT&T, Inc. (formerly SBC Communications, Inc.), a telecommunications company, from May 2004 to June 2011. From October 2000 to May 2004, he was the Chief Financial Officer of Cingular Wireless LLC (now AT&T Mobility LLC), a wireless telecommunications company. From October 2002 to March 2007, he served as a director of Sabre Holdings.

As the former Chief Financial Officer of AT&T, Inc., Mr. Lindner has demonstrated leadership capability and extensive knowledge of complex financial and operational issues facing large organizations. In addition, Mr. Lindner is able to draw upon, among other things, his knowledge of several of our key geographic markets that he has gained through experience in the telecommunications industry.

Alfred A. Piergallini	Director since 1991

Mr. Piergallini, 70, has been a consultant with Desert Trail Consulting, a marketing consulting organization, since January 2001. He was Chairman of Wisconsin Cheese Group, Inc., a manufacturer and marketer of ethnic and specialty cheeses, from January 2006 until December 2010. He also was President and Chief Executive Officer of Wisconsin Cheese Group, Inc. from January 2006 to June 2007. He was Chairman, President and Chief Executive Officer of Novartis Consumer Health Worldwide, a health care and infant nutrition company, from December 1999 to December 2001. He was Vice Chairman, President and Chief Executive Officer of Gerber Products Company, a manufacturer and developer of infant and toddler nutrition and wellness products, until February 1999. He has been a director of Central Garden & Pet Company since January 2004.

As a senior executive with experience in general management, marketing, sales and branding, as well as experience in several of our key markets, Mr. Piergallini contributes valuable insight to the Board.

Robert S. Taubman	Director since 2000(2)

Mr. Taubman, 63, has been Chairman of Taubman Centers, Inc., a real estate investment trust that owns, develops and operates regional shopping centers nationally, since December 2001 and has been President and Chief Executive Officer of Taubman Centers, Inc., since August 1992. He has been Chairman of The Taubman Company, a shopping center management company engaged in leasing, management and construction supervision, since December 2001 and has been President and Chief Executive Officer of The Taubman Company since September 1990. He was a director of Sotheby’s Holdings, Inc. from 2000 until his retirement in May 2016, and has served as a director of Taubman Centers, Inc. since 1992.

As an executive involved in real estate development and operations, Mr. Taubman has demonstrated leadership capability and brings key experience in the real estate sector. He also brings insight through experience in many of Comerica’s geographic markets.

Reginald M. Turner, Jr.	Director since 2005

Mr. Turner, 57, has been an attorney with Clark Hill PLC, a law firm, since April 2000. He has been a director of Masco Corporation since March 1, 2015. Mr. Turner is active in public service and with civic and charitable organizations, serving in leadership positions with the Detroit Public Safety Foundation, the Detroit Institute of Arts, the Community Foundation for Southeast Michigan and the Hudson-Webber Foundation.

As a lawyer, Mr. Turner has a unique legal and risk management perspective to offer the Board. He also has extensive involvement and experience in community affairs.

Nina G. Vaca(3)	Director since 2008

Ms. Vaca, 45, has been Chairman and Chief Executive Officer of Pinnacle Technical Resources, Inc., a staffing, vendor management and information technology services firm, since October 1996. She also has been Chairman and Chief Executive Officer of Vaca Industries Inc., a privately-held management company, since April 1999. She has been a director of Kohl’s Corporation since March 2010 and a director of Cinemark Holdings, Inc. since November 2014. In 2014, the Obama Administration appointed Ms. Vaca as a Presidential Ambassador for Global Entrepreneurship. Ms. Vaca is also Chairman Emeritus of the United States Hispanic Chamber of Commerce, and serves as Chairman of the United States Hispanic Chamber of Commerce Foundation.

As a chief executive officer with experience in staffing, vendor management and information technology, as well as successful entrepreneurial endeavors, Ms. Vaca offers a unique and insightful perspective to the Board.

Michael G. Van de Ven	Director since 2016

Mr. Van de Ven, 55, has been Executive Vice President and Chief Operating Officer of Southwest Airlines Co., a passenger airline, since April 2007. Previously, he served as Chief of Operations from November 2005 to April 2007 and Senior Vice President Planning from August 2004 to November 2005. He joined Southwest in 1993 and held various positions and responsibilities for the airline including financial planning and analysis, fleet planning, aircraft operations and schedule planning. He also served as senior audit manager for Ernst & Young LLP for 9 years ending in 1993 and is a licensed CPA.

Mr. Van de Ven brings to the Board a number of key skills, including relevant business management experience, a strong background in risk management, expertise in geographic markets in which Comerica has a presence, particularly our headquarters market, and a deep understanding of financial planning and accounting, among others.

Footnotes:

(1)	Mr. Babb became a director of Comerica Bank in 2000.

(2)

Mr. Taubman became a director of Manufacturer’s Bank, N.A. or its predecessors in 1987. He became a director of Comerica Bank in 1992 when it merged with Manufacturer’s Bank, N.A. He resigned as a director of Comerica Bank in 2000, when he became a director of Comerica.

(3)	Professional name of Ximena G. Humrichouse.

BOARD AND COMMITTEE GOVERNANCE

Annual Elections.    Comerica’s directors are elected each year by the shareholders at the Annual Meeting, to hold office until the next Annual Meeting and until their successors are elected and qualified.

Majority Voting Standard.    In an election of directors where the number of nominees does not exceed the number of directors to be elected, each director must receive the vote of the majority of the votes cast with respect to that director. If a director does not receive the vote of the majority of the votes cast and no successor has been elected at such meeting, the director will promptly tender his or her resignation to the Board.

Annual Self-Evaluation.    The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. The Governance, Compensation and Nominating Committee reviews the self-evaluation process. A report is made to the Board on the assessment of the performance of the Board and its committees.

Overboarding Limit.    To ensure that our directors have sufficient time to devote to Comerica and its shareholders, our directors may not serve on more than three public company boards in addition to the Comerica Board, and members of Comerica’s Audit Committee may not serve on more than two other public company audit committees.

Nominee Selection Process.    In identifying potential candidates for nomination as directors, the Governance, Compensation and Nominating Committee considers the specific qualities and skills of potential directors. Criteria for assessing nominees include a potential nominee’s ability to represent the interests of Comerica’s four core constituencies: its shareholders, its customers, the communities it serves and its employees. Minimum qualifications for a director nominee are experience in those areas that the Board determines are necessary and appropriate to meet the needs of Comerica, including leadership positions in public companies, small or middle market businesses, or not-for-profit, professional/regulatory or educational organizations.

For those proposed director nominees who meet the minimum qualifications, the Governance, Compensation and Nominating Committee then assesses the proposed nominee’s specific qualifications, evaluates his or her independence, and considers other factors, including skills, geographic location, considerations of diversity, standards of integrity, memberships on other boards (with a special focus on director interlocks), and ability and willingness to commit to serving on the Board for an extended period of time and to dedicate adequate time and attention to the affairs of Comerica as necessary to properly discharge his or her duties. Considerations of diversity can include seeking nominees with a broad diversity of experience, professions, skills, geographic representation and/or backgrounds. The Governance, Compensation and Nominating Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

In addition, Article III, Section 12 of the bylaws requires a nominee for election or re-election as a director of Comerica to complete and deliver to the Corporate Secretary a written questionnaire prepared by Comerica with respect to the background and qualification of the person and, if applicable, the background of any other person or entity on whose behalf the nomination is being made. All of the director nominees completed the required questionnaire.

A nominee also must make certain representations and agree that he or she (A) will abide by the requirements of Article III, Section 13 of the bylaws (concerning, among other things, the required tendering of a resignation by a director who does not receive a majority of votes cast in an uncontested election), (B) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how, if elected as a director of Comerica, he or she will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to Comerica or (2) any Voting Commitment that could limit or interfere with his or her ability to comply, if elected as a director of Comerica, with his or her fiduciary duties under applicable law, (C) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than Comerica with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed, and (D) in his or her individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of Comerica, and would comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of Comerica. All of the director nominees made the foregoing representations and agreements.

The Governance, Compensation and Nominating Committee does not have a separate policy for consideration of any director candidates recommended by shareholders. Instead, the Governance, Compensation and Nominating Committee considers any candidate meeting the requirements for nomination by a shareholder set forth in Comerica’s bylaws (as well as applicable laws and regulations) in the same manner as any other director candidate. The Governance, Compensation and Nominating Committee believes that requiring shareholder recommendations for director candidates to comply with the requirements for nominations in accordance with Comerica’s bylaws ensures that the Governance, Compensation and Nominating Committee receives at least the minimum information necessary for it to begin an appropriate evaluation of any such director nominee.

The Governance, Compensation and Nominating Committee also periodically uses a third-party search firm for the purpose and function of identifying potential director nominees.

As a result of the process described above, the Governance, Compensation and Nominating Committee, with the assistance of a third-party search firm, identified two new, independent board nominees in 2016, Mr. Collins and Mr. Van de Ven, who possessed significant experience and skills that the Board believed enhanced the composition and governance functions of the Board.

COMMITTEES AND MEETINGS OF DIRECTORS

The Board had several committees in 2016, as set forth in the following chart and described below. The names of the directors serving on the committees and the committee chairs, where applicable, are also set forth in the chart. The current terms of the various standing committee members expire in April 2017.

AUDIT COMMITTEE

Committee Chair:  T. Kevin DeNicola

Other Committee Members:

Roger A. Cregg

Reginald M. Turner, Jr.

Nina G. Vaca

Meetings held in 2016:  14

•      All members are independent and financially literate

•      The Board of Directors has determined that Mr. DeNicola and Mr. Cregg are audit committee financial experts

•      None of the members of the Audit Committee serves on the audit committees of more than three public companies.

•      Governed by a Board-approved Charter

This committee is responsible, among other things, for providing assistance to the Board by overseeing: (i) the integrity of Comerica’s financial statements; (ii) Comerica’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; and (iv) the performance of Comerica’s internal audit function and independent registered public accounting firm, including with respect to both bank and non-bank subsidiaries; and by preparing the “Audit Committee Report” found in this proxy statement.

A current copy of the charter of the Audit Committee is available to security holders on Comerica’s website at www.comerica.com or may be obtained in print by making a written request to the Corporate Secretary.

ENTERPRISE RISK COMMITTEE

Committee Chair:  Reginald M. Turner, Jr.

Other Committee Members:

Michael E. Collins

T. Kevin DeNicola

Richard G. Lindner

Robert S. Taubman

Nina G. Vaca

Michael G. Van de Ven

Meetings held in 2016:  4

•      All members are independent

•      Mr. Collins has been designated the Board’s risk expert

•      Governed by a Board-approved Charter

This committee has responsibility for the risk-management policies of Comerica’s operations and oversight of the operation of Comerica’s risk-management framework.

A current copy of the charter of the Enterprise Risk Committee is available to security holders on Comerica’s website at www.comerica.com or may be obtained in print by making a written request to the Corporate Secretary.

GOVERNANCE, COMPENSATION AND NOMINATING COMMITTEE

Committee Chair:  Richard G. Lindner

Other Committee Members:

Roger A. Cregg

Jacqueline P. Kane

Alfred A. Piergallini

Meetings held in 2016:  7

•      All members are independent

•      Governed by a Board-approved Charter

This committee, among other things, establishes Comerica’s executive compensation policies and programs, administers Comerica’s 401(k), stock, incentive, pension and deferral plans, monitors compliance with laws and regulations applicable to the documentation and administration of Comerica’s employee benefit plans, monitors the effectiveness of the Board, oversees corporate governance issues and periodically reviews succession plans for key officers of Comerica and reports to the Board on succession planning. Among its various other duties, this committee reviews and recommends to the full Board candidates to become Board members, develops and administers performance criteria for members of the Board, and oversees matters relating to the size of the Board, its committee structure and assignments, and the conduct and frequency of Board meetings. The Governance, Compensation and Nominating Committee also oversees the discussion, review and evaluation of our compensation plans as described below.

A current copy of the charter of the Governance, Compensation and Nominating Committee is available to security holders on Comerica’s website at www.comerica.com or may be obtained in print by making a written request to the Corporate Secretary.

QUALIFIED LEGAL COMPLIANCE COMMITTEE

Committee Chair:  T. Kevin DeNicola

Other Committee Members:

Roger A. Cregg

Reginald M. Turner, Jr.

Nina G. Vaca

Did not meet in 2016

•      All members are independent

•      Governed by a Board-approved Charter

This committee assists the Board in promoting the best interests of Comerica by reviewing evidence of potential material violations of securities law or breaches of fiduciary duties or similar violations by Comerica or any officer, director, employee, or agent thereof, providing recommendations to address any such violations, and monitoring Comerica’s remedial efforts with respect to any such violations.

A current copy of the charter of the Qualified Legal Compliance Committee is available to security holders on Comerica’s website at www.comerica.com or may be obtained in print by making a written request to the Corporate Secretary.

Other Committees.    The Special Preferred Stock Committee, the Capital Committee and the Capital Plan Committee are temporary committees of the Board of Directors that did not meet in 2016.

Board and Committee Meetings.    There were six regular meetings of the Board, seven special meetings of the Board and 25 meetings of the various committees and subcommittees of the Board during 2016. All director nominees and all incumbent directors attended at least seventy-five percent (75%) of the aggregate number of meetings held by the Board and all the committees of the Board on which the respective directors served.

Comerica expects all of its directors to attend the Annual Meeting except in cases of illness, emergency or other reasonable grounds for non-attendance. Eight of the nine Board members serving at the time of the 2016 Annual Meeting attended the Annual Meeting.

NON-MANAGEMENT DIRECTORS AND COMMUNICATION WITH THE BOARD

The non-management directors meet at regularly scheduled executive sessions without management. Every year, the non-management directors elect a Facilitating Director, for a one-year term, to lead such sessions. Currently, Richard G. Lindner is the Facilitating Director at such sessions. Interested parties may communicate directly with Mr. Lindner or with the non-management directors as a group by sending written correspondence, delivered via United States mail or courier service, to: Secretary of the Board, Comerica Incorporated, Comerica Bank Tower, 1717 Main Street, MC 6404, Dallas, Texas 75201, Attn: Non-Management Directors. Alternatively, shareholders may send communications to the full Board by sending written correspondence, delivered via United States mail or courier service, to: Secretary of the Board, Comerica Incorporated, Comerica Bank Tower, 1717 Main Street, MC 6404, Dallas, Texas 75201, Attn: Full Board of Directors. The Board of Directors’ current practice is that the Secretary will relay all communications received to the Facilitating Director, in the case of communications to non-management directors, and to the Chairman of the Board, in the case of communications to the full Board.

BOARD LEADERSHIP STRUCTURE

Our Chief Executive Officer also serves as the Chairman of the Board. The Board has chosen this structure because it believes the Chief Executive Officer serves as a bridge between management and the Board, ensuring that both groups act with a common purpose. Separating the roles would risk creating the perception of having two chiefs, which could lead to fractured leadership and a weakened ability to develop and implement strategy. Mr. Babb has provided strong leadership to the Board and management, instilling a clear focus on the Company’s strategy and business plans. Although the Board believes that it is more effective to have one person serve as the Company’s Chairman and Chief Executive, it also believes that it is simultaneously important to have a robust governance structure to ensure a strong and independent Board. All directors, with the exception of the Chairman, are independent as defined under New York Stock Exchange rules, and the Audit Committee, the Enterprise Risk Committee, the Governance, Compensation and Nominating Committee and the Qualified Legal Compliance Committee are comprised entirely of independent directors. The Board also has an independent Facilitating Director (Mr. Lindner) who leads the non-management directors in regularly scheduled executive sessions. As Facilitating Director, Mr. Lindner’s duties include, but are not limited to, the following:

•	Presiding at all other meetings of the Board at which the Chairman is not present;

•	Serving as liaison between the Chairman and the independent directors;

•	Approving information sent to the Board;

•	Approving meeting agendas and schedules for the Board;

•	Having the authority to call meetings of the independent directors; and

•	If requested by major shareholders, ensuring that he is available for consultation and direct communication.

The Facilitating Director position is elected annually by the non-management directors. The Board believes that the Facilitating Director further strengthens the Board’s independence and autonomous oversight of our business as well as Board communication and effectiveness. The executive sessions over which he presides allow non-management directors to discuss issues facing the Company, including matters concerning management, without any members of management present. The role of the Facilitating Director provides the necessary leadership for such discussions and serves as a bridge between the independent directors and the Company’s management team.

ROLE IN RISK OVERSIGHT

Comerica has historically had and continues to pursue a strong risk management culture. We recognize that nearly every action taken as a financial institution requires some degree of risk. Our objective is not to eliminate risk but to give consideration to ensure we take the appropriate risks. Risk management is one of the interlinking pillars of Comerica’s corporate strategy which reinforces its critical role within our organization. In choosing when and how to take risks, we evaluate our capacity for risk and seek to protect our brand and reputation, our financial flexibility, the value of our assets and the strategic potential of our Company. Each year, our Board approves a statement of our Company’s risk appetite, which is used internally to help our Board and management understand our Company’s tolerance for risk in each of the major risk categories and allow for the adaption of those tolerances to align with a changing economic environment.

Governance and oversight of risk management activities are shared by management and our Board as follows:

•

Enterprise Risk Committee.    The Enterprise Risk Committee, as discussed on page 24, oversees policies, procedures and practices relating to risk for to the entire organization including compliance with bank regulatory obligations, and is charged with the responsibility for establishing governance over the risk management process, providing oversight in managing Comerica’s aggregate risk position and reporting on the comprehensive portfolio of risks and the potential impact these risks can have on Comerica’s risk profile and resulting capital level. To help discharge its duties, the Enterprise Risk Committee has established the Enterprise-Wide Risk Management Committee.

•

Enterprise-Wide Risk Management Committee.    This group is principally comprised of senior officers representing the different risk areas and business units. Members of the Enterprise-Wide Risk Management Committee are appointed by the Chairman and Chief Executive Officer of Comerica. It meets at least quarterly and submits a comprehensive risk report to the Enterprise Risk Committee each quarter providing its view of Comerica’s risk position.

•

Chief Risk Officer.    Comerica’s Chief Risk Officer, Michael H. Michalak, reports directly to Comerica’s Chief Executive Officer and to the Enterprise Risk Committee. He is responsible for overseeing risk on an enterprise-wide basis. This includes ongoing compliance with policies and procedures relating to risk management governance, risk management procedures, and risk control infrastructure, and monitoring compliance with such policies and procedures, among other responsibilities.

•

Board Risk Expert.    In November 2016, Comerica appointed Michael E. Collins to the Board of Directors and to the Enterprise Risk Committee. As a former banking and finance executive with nearly 40 years of regulatory experience, including service with the Federal Reserve Banks of Cleveland and Philadelphia, Mr. Collins has experience identifying, assessing, and managing risk exposures of large, complex financial firms and has been designated the Board’s risk expert.

•

Audit Committee.    In addition to providing oversight of our financial statements and compliance with legal and regulatory requirements, the Audit Committee plays a key role in risk management through the validation and oversight of our internal controls, policies and procedures to ensure their effectiveness.

•

General Auditor.     Comerica’s General Auditor, Christine M. Moore, reports directly to Comerica’s Chief Executive Officer and to the Audit Committee. She is responsible for overseeing internal controls, policies and procedures.

•

Governance, Compensation and Nominating Committee.    The Governance, Compensation and Nominating Committee provides information on the risks associated with the Company’s compensation programs. A more detailed discussion of the Governance, Compensation and Nominating Committee’s evaluation of risk and compensation programs can be found on pages 70-72.

Each of the Enterprise Risk Committee, the Audit Committee and the Governance, Compensation and Nominating Committee reports regularly to the full Board. The Board believes that Comerica has the appropriate leadership to help ensure effective risk oversight. This risk leadership includes our Chief Risk Officer, our Chairman and Chief Executive Officer, our independent Facilitating Director, the Board, various committees of the Board, and various management committees.

DIRECTOR INDEPENDENCE AND

TRANSACTIONS OF DIRECTORS WITH COMERICA

Independence and Transactions of Directors

The Board of Directors has determined that all non-management directors, currently constituting 91% of the full Board of Directors of Comerica, are independent within the meaning of the listing standards of the New York Stock Exchange. To assist in making these determinations of independence, Comerica adopted categorical standards found in its Corporate Governance Guidelines, a current copy of which is available to security holders on Comerica’s website at www.comerica.com or which may be obtained in print by making a written request to the Corporate Secretary.

In addition to the categorical standards, the Board of Directors, in making its determinations of independence, reviewed certain relationships that multiple Board members, or members of their immediate families, may have with the same charitable or civic organization, as well as certain other types of relationships that directors, members of their immediate families or affiliated entities, may have with each other or Comerica, and determined that such relationships are not material. These relationships with Comerica include, among other things, lending relationships, other banking relationships (such as depository, transfer, registrar, indenture trustee, trusts and estates, private banking, investment management, custodial, securities brokerage, cash management and similar services) and other commercial or charitable relationships between Comerica and its subsidiaries, on the one hand, and a director or an entity with which the director (or any of the director’s immediate family members, as defined in the categorical standards) is affiliated by reason of being a director, trustee, officer or person holding a comparable position or a significant shareholder thereof, on the other. They also include situations in which Comerica, or one or more affiliates, serves in a fiduciary capacity for a client needing legal services.

In connection with making its director independence determinations, the Board specifically considered the following relationships and transactions:

Loans, extensions of credits and related commitments to Mr. Piergallini, Mr. Taubman, Mr. Turner, Ms. Vaca, Mr. Van de Ven and/or their respective immediate family members, affiliated entities and/or charities with which they are affiliated have been made by Comerica Bank in the ordinary course of business, on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons not related to or affiliated with Comerica or its subsidiaries, and the transactions did not involve more than the normal risk of collectability or present other unfavorable features. Such relationships are not material pursuant to the Board’s categorical standards of independence.

Certain directors, their respective immediate family members and/or affiliated entities have commercial relationships (other than extensions of credit) with Comerica in the ordinary course of business, on terms and conditions not more favorable than those available to other similarly situated customers. Such relationships are deemed immaterial.

Certain directors serve as director, trustee or executive officer of charitable or civic organizations to which Comerica and/or the Comerica Charitable Foundation make charitable contributions or other payments in the ordinary course of business. The Board determined that such relationships are not material pursuant to its categorical standards of independence. The Board has further determined that other charitable relationships, including charitable contributions by Comerica and/or the Comerica Charitable Foundation to charitable or civic organizations for which certain directors have affiliations other than as a director, trustee or executive officer, and the service of certain directors on the same non-profit boards or executive committees as Comerica’s executive officers are not material.

In certain instances, Comerica, acting in a fiduciary capacity, selects, on behalf of its client, a law firm to represent the client. If applicable, the firm with a related pre-existing relationship with the client is typically selected by Comerica (e.g., the firm that drafted a will in which Comerica is named fiduciary of the associated estate). From time to time, this has resulted in the engagement, by the client, of the firm with which Mr. Turner is a member. Mr. Turner is not directly involved in providing these legal services, and any associated fees are paid to the firm from the client’s funds, not from funds belonging to Comerica. The Board determined that such relationships are not material.

Mr. Turner is not personally involved in any litigation in which Comerica is directly or indirectly adverse. However, on occasion, his firm represents clients in legal matters indirectly or potentially directly adverse to Comerica, such as loans and other commercial transactions (in which his firm represents a borrower), trust administration matters (where Clark Hill might represent a trust or beneficiary and/or act as co-trustee for a trust for which Comerica serves as trustee), real property claims (in which Clark Hill may represent an entity seeking an easement or condemnation with respect to real property in which Comerica holds the mortgage) and bankruptcy litigation (in which his firm represents creditors other than Comerica), and thus receives fees from such parties it represents, but not from Comerica. The Board determined that such relationships are not material.

On the bases described above, the Board of Directors has affirmatively determined that the following current directors meet the categorical standards of independence, where applicable, and have no material relationship with Comerica (either directly or as a partner, shareholder or officer of an organization that has a relationship with Comerica) other than as a director: Michael E. Collins, Roger A. Cregg, T. Kevin DeNicola, Jacqueline P. Kane, Richard G. Lindner, Alfred A. Piergallini, Robert S. Taubman, Reginald M. Turner, Jr., Nina G. Vaca and Michael G. Van de Ven. The Board of Directors further determined that Ralph W. Babb, Jr. is not independent because he is an employee of Comerica.

Review of Transactions with Related Persons

Comerica has adopted a Regulation O Policy and Procedure document to implement the requirements of Regulation O of the Federal Reserve Board, which restricts the extension of credit to directors and executive officers and their family members, as well as 10% or greater shareholders, and the related interests of any of the foregoing. Under the policy and procedure, extensions of credit that exceed regulatory thresholds must be approved by the board of the appropriate subsidiary bank.

Comerica also has other procedures and policies for reviewing transactions between Comerica and its directors and executive officers, their immediate family members and entities with which they have a position or relationship. These other procedures are intended to determine whether any such transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer.

Annually, each director and executive officer is required to complete a director, director nominee and executive officer questionnaire, and each non-management director is required to complete an independence certification. Both of these documents elicit information about related person transactions. The Governance, Compensation and Nominating Committee and the Board of Directors annually review the transactions and relationships disclosed in the questionnaire and certification, prior to the Board of Directors making a formal determination regarding the directors’ independence. To assist them in their review, the Governance, Compensation and Nominating Committee and the Board of Directors use the categorical standards found in Comerica’s Corporate Governance Guidelines, as discussed above.

In order to monitor transactions that occur between the annual reviews, the independence certification also obligates the directors to immediately notify Comerica’s General Counsel in writing if they discover that any statement in the certification was untrue or incomplete when made, or if any statement in the certification becomes untrue or incomplete at any time in the future. Likewise, under the Code of Business Conduct and Ethics for Members of the Board of Directors, any situation that involves, or may involve, a conflict of interest with Comerica, should be promptly disclosed to the Chairman of the Board, who will consult with the Chair of the Governance, Compensation and Nominating Committee.

Executive officers are bound by the Code of Business Conduct and Ethics for Employees and, in the case of the Chief Executive Officer and senior financial officers, by the Senior Financial Officer Code of Ethics.

The Regulation O Policy and Procedure, questionnaire, certification, Corporate Governance Guidelines, Code of Business Conduct and Ethics for Members of the Board of Directors, Code of Business Conduct and Ethics for Employees and Senior Financial Officer Code of Ethics are all in writing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2016, Mr. Cregg, Ms. Kane, Mr. Lindner and Mr. Piergallini served as members of the Governance, Compensation and Nominating Committee. No such individual is, or was during 2016, an officer or employee of Comerica or any of its subsidiaries, nor was any such member formerly an officer of Comerica or any of its subsidiaries.

COMPENSATION OF DIRECTORS

The Governance, Compensation and Nominating Committee determines the form and amount of non-employee director compensation and makes a recommendation to the Board of Directors for final approval. In determining director compensation, the Governance, Compensation and Nominating Committee considers the recommendations of Mr. Babb, as well as information provided by the compensation consultant retained by the Governance, Compensation and Nominating Committee to provide market analyses and consulting services on director compensation matters. See “Role of the Independent Compensation Consultant” on page 53 for more information about the compensation consultant retained by the Governance, Compensation and Nominating Committee.

Director Compensation Highlights

•      Non-employee director compensation did not increase from 2015 to 2016.

•      As of December 31, 2016, all non-employee directors who have served for five years or longer have met their respective stock ownership guideline levels.

¡        Comerica maintains director stock ownership guidelines encouraging non-employee directors to own at least 5,000 shares of Comerica common stock (including restricted stock units) within five years of the date the non-employee director was initially appointed or elected to the Board.

•      Starting with grants made in July 2015, restricted stock units granted to non-employee directors generally vest over a period of three years after the grant date and will be settled in common stock on the first anniversary of the director’s separation from service on the Board. If a director retires from the Board, any unvested shares will continue to vest and will be settled in Comerica common stock on the later of the first anniversary of the director’s separation from service on the Board and three years after the grant date.

The table below illustrates the compensation structure for non-employee directors in 2016. Employee directors receive no compensation for their Board service. In addition to the compensation described below, each director is reimbursed for reasonable out-of-pocket expenses incurred for travel and attendance related to meetings of the Board of Directors or its committees.

Elements of 2016 Compensation	Amount
Annual Retainer (cash)	$50,000
Annual Audit Committee Chair and Vice Chair Retainer (cash)(1)	$20,000
Annual Committee Chair and Vice Chair Retainer (other than Audit Committee) (cash)(2)	$15,000
Annual Facilitating Director Retainer (cash)	$25,000
Board or Committee Meeting Fees — per meeting (cash)	$1,500
Board-Sponsored Training Seminar Fees — per seminar (cash)	$1,500
Briefing Fees — per briefing session (cash)	$1,500
Restricted Stock Unit Award(3)	$85,000

Footnotes:

(1)	Additional annual retainer for the chair and, if applicable, vice chair, of the Audit Committee.

(2)	Additional annual retainer for the chair and, if applicable, vice chair, of each non-temporary committee, with the exception of the chair and vice chair of the Audit Committee.

(3)

On July 26, 2016, each non-employee director received a grant of 1,855 restricted stock units with a fair market value of approximately $85,000 based on the closing stock price on the date of grant, generally vesting over three years following the date of grant.

The following table provides information on the compensation of Comerica’s directors who served at any point during the fiscal year ended December 31, 2016.

2016 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)(5)	All Other Compensation ($)	Total ($)
Michael E. Collins	7,337	—	—	—	—	—	7,337
Roger A. Cregg	113,000	84,903	—	—	—	—	197,903
T. Kevin DeNicola	142,000	84,903	—	—	—	—	226,903
Jacqueline P. Kane	89,000	84,903	—	—	—	—	173,903
Richard G. Lindner	133,500	84,903	—	—	—	—	218,403
Alfred A. Piergallini	80,000	84,903	—	—	—	—	164,903
Robert S. Taubman	75,500	84,903	—	—	—	—	160,403
Reginald M. Turner, Jr.	122,000	84,903	—	—	—	—	206,903
Nina G. Vaca	107,000	84,903	—	—	—	—	191,903
Michael G. Van de Ven	17,000	—	—	—	—	—	17,000

Footnotes:

(1)	Employee directors do not receive any compensation with respect to their service on the Board; accordingly, Mr. Babb is not included in this table.

(2)

This column reports the amount of cash compensation earned in 2016 for Board and committee service. Comerica pays the applicable retainer and meeting fees to each non-employee director on a quarterly basis. Fees reported in this table reflect fees earned with respect to the 2016 calendar year.

(3)

This column represents the grant date fair value of restricted stock units granted to non-employee directors in 2016 in accordance with ASC 718 and Item 402 of Regulation S-K. For additional information on the assumptions used in determining fair value for share-based compensation, refer to Notes 1 and 16 in the Consolidated Financial Statements in Comerica’s Annual Report on Form 10-K for the year ended December 31, 2016. The aggregate number of restricted stock units, including dividend equivalents that were reinvested in restricted stock units, outstanding as of December 31, 2016 for non-employee directors who served on the Board during 2016, is as follows: Mr. Collins: 0 stock units; Mr. Cregg: 19,549 stock units; Mr. DeNicola: 19,549 stock units; Ms. Kane: 15,936 stock units; Mr. Lindner: 18,183 stock units; Mr. Piergallini: 22,423 stock units; Mr. Taubman: 22,423 stock units; Mr. Turner: 21,977 stock units; Ms. Vaca: 15,936 stock units; and Mr. Van de Ven: 0 stock units.

(4)

None of the earnings under the deferred compensation programs are above-market or preferential, so no such amounts are shown in this column. For more details see the “Deferred Compensation Plans” section below. Any 2016 contributions to non-employee director deferred compensation programs are included in the “Fees Earned or Paid in Cash” column, per SEC rules. This column does not include distributions under non-employee director deferred compensation programs in 2016 since they were reported in fees earned in the previous years.

(5)

Because benefit accruals froze for both of Comerica’s director retirement plans on May 15, 1998, there was no change in the participants’ pension values in 2016. The only non-employee directors who served in 2016 and who are covered by the retirement plans are Mr. Piergallini and Mr. Taubman.

Director Compensation Plans

Deferred Compensation Plans	Non-employee directors can defer some or all of their cash compensation into either a stock-settled plan — where deferred compensation earns a return based on the return of Comerica common stock during the deferral period — or a cash-settled investment fund plan — where deferred compensation earns a return based on broad-based investment funds elected by the director.
Equity Incentive Plans	A total of 350,000 shares of common stock of Comerica can be issued as stock options, stock appreciation rights, restricted stock, restricted stock units and other equity-based awards under the Incentive Plan for Non-Employee Directors.
Retirement Plans

No retirement plan is currently offered to non-employee directors.

Mr. Piergallini and Mr. Taubman have vested benefits under legacy plans that were terminated in 1998. Each of these directors will receive $20,000 per year for 10 years, payable when the director reaches age 65 or retires from the Board, whichever occurs later, except in the case of illness or disability. There is no survivor benefit.

PROPOSAL II SUBMITTED FOR YOUR VOTE

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that you vote “FOR”

the proposal set forth below.

The Audit Committee of Comerica has selected Ernst & Young LLP (“Ernst & Young”), our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2017, and recommends that the shareholders vote for ratification of such appointment.

Ernst & Young has served as our independent registered public accounting firm since 1992. The Audit Committee has carefully considered the selection of Ernst & Young as Comerica’s independent registered public accounting firm, and has also considered whether there should be regular rotation of the independent registered public accounting firm. In conjunction with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee and its Chairman are involved in the process for selecting Ernst & Young’s new lead engagement partner. This rotation process recently occurred, with a new individual assuming the role of lead engagement partner in 2017. The members of the Audit Committee believe that the continued retention of Ernst & Young to serve as Comerica’s independent registered public accounting firm is in the best interests of the Company and its shareholders.

As a matter of good corporate governance, the selection of Ernst & Young is being submitted to the shareholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if Ernst & Young is ratified as Comerica’s independent registered public accounting firm by the shareholders, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Comerica and its shareholders. Representatives of Ernst & Young are expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from shareholders.

COMERICA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO RATIFY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees to Independent Registered Public Accounting Firm

The following aggregate fees were billed to Comerica for professional services by Ernst & Young for fiscal years 2016 and 2015.

	2016	2015
Audit Fees	$2,590,577	$2,438,852
Audit-Related Fees	328,200	394,700
Tax Fees	59,172	37,987
All Other Fees	294,346	1,995

	$3,272,295	$2,873,534

Audit Fees

Audit fees consist of fees billed to Comerica and its subsidiaries by Ernst & Young for the audit of Comerica’s annual consolidated financial statements included in our Annual Reports on Form 10-K, the review of financial statements included in Comerica’s Quarterly Reports on Form 10-Q, and services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Audit-related fees consist of fees billed to Comerica and its subsidiaries by Ernst & Young for the assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit or review of Comerica’s financial statements. Audit-related fees consisted mainly of the audits of Comerica’s benefit plans and the internal control (SSAE 16 Report) for Comerica’s trust department. The Audit Committee considered whether, and determined that, the provision of these services is compatible with maintaining the independence of Ernst & Young.

Tax Fees

Tax fees consist of fees billed to Comerica and its subsidiaries by Ernst & Young for professional services rendered by Ernst & Young for tax compliance, tax advice and tax planning. Tax fees consisted mainly of consultation on various tax planning strategies for Comerica and its subsidiaries, IRS examinations and Form 1120. The Audit Committee considered whether, and determined that, the provision of these services is compatible with maintaining the independence of Ernst & Young.

All Other Fees

Ernst & Young billed Comerica for fees for products and services other than those described in the previous three paragraphs. Those products and services consisted of subscription fees for on-line accounting and tax research tools for both 2016 and 2015 and for 2016 permitted professional services related to the Comerica Bank FDIC Assessment Review.

Services for Investment Vehicles

In connection with the advisory, management, trustee and similar services that Comerica’s affiliates provide to mutual funds, collective funds and common trust funds, Comerica from time to time selects, and in limited circumstances employs, outside accountants to perform audit and other services for the investment vehicles. In such cases, Comerica typically uses a request-for-proposal process that has resulted in the selection of Ernst & Young, among other independent registered public accounting firms. In addition, Ernst & Young has agreements with financial services companies pursuant to which it may receive compensation for certain transactions, including transactions in which Comerica may participate from time to time, and Ernst & Young also receives fees from time to time from Comerica’s customers when acting on their behalf in connection with lending or other relationships between Comerica’s affiliates and their customers. The fees discussed in this paragraph are not included in the totals provided in the above paragraphs because the fees are generally charged to the investment vehicle, customer or other applicable party, except as noted on the “Fees to Independent Registered Public Accounting Firm” schedule above.

Pre-Approval Policy

The Audit Committee has a policy to review, and, if such services are appropriate in the discretion of the Audit Committee, pre-approve (i) all auditing services to be provided by the independent registered public accounting firm (which may entail providing comfort letters in connection with securities underwritings or statutory audits required for insurance companies for purposes of state law) and (ii) all permitted(1) non-audit services (including tax services) to be provided by the independent registered public accounting firm, provided that pre-approval is not required with respect to non-audit services if (a) the aggregate amount of non-audit services provided to Comerica constitutes not more than 5% of the total amount of revenues paid by Comerica to its auditor during the fiscal year in which the non-audit services are provided; (b) such services were not recognized by Comerica at the time of the engagement to be non-audit services; and (c) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Audit Committee. The Audit Committee has authorized its chair to pre-approve such services between Audit Committee meetings. All of the services provided by Ernst & Young for the years ended December 31, 2016 and December 31, 2015 were pre-approved by the Audit Committee under its pre-approval policy.

Footnote:

(1)

For purposes of the foregoing, permitted non-audit services shall not, unless otherwise allowed under applicable laws, include: (i) bookkeeping or other services related to the accounting records or financial statements of Comerica; (ii) financial information systems design and implementation; (iii) appraisal or valuation services, fairness opinions, or contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing services; (vi) management functions or human resources; (vii) broker or dealer, investment adviser, or investment banking services; (viii) legal services and expert services unrelated to the audit; and (ix) any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

The information contained in the Audit Committee Report is not deemed to be soliciting material or to be filed for purposes of the Securities Exchange Act of 1934, shall not be deemed incorporated by reference by any general statement incorporating the document by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Comerica specifically incorporates such information by reference, and shall not be otherwise deemed filed under such acts.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Comerica’s financial reporting process on behalf of the Board of Directors and is comprised of all outside directors who are independent within the meaning of, and meet the experience requirements of, the applicable rules of the New York Stock Exchange and the SEC. In addition to its duties regarding oversight of Comerica’s financial reporting process, including as it relates to the integrity of the financial statements, the independent registered public accounting firm’s qualifications and independence and the performance of the independent registered public accounting firm and Comerica’s internal audit function, the Audit Committee also has sole authority to appoint or replace the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm as provided in Rule 10A-3 under the Securities Exchange Act of 1934. The Audit Committee charter, which was adopted and approved by the Board, specifies the scope of the Audit Committee’s responsibilities and the manner in which it carries out those responsibilities. Management has primary responsibility for the financial statements, reporting processes and system of internal controls. In fulfilling its oversight responsibilities, among other things, the Audit Committee reviewed and discussed the audited financial statements included in Comerica’s Annual Report on Form 10-K with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements and a discussion of related controls, procedures, compliance and other matters.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee also has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm their independence from management and Comerica, and reviewed and considered whether the provision of non-audit services and receipt of certain compensation by the independent registered public accounting firm are compatible with maintaining the independent registered public accounting firm’s independence. In addition, the Audit Committee reviewed with the independent registered public accounting firm all critical accounting policies and practices to be used.

In reliance on the reviews and discussions referred to above and such other considerations as the Audit Committee determined to be appropriate, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in Comerica’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

The Audit Committee

T. Kevin DeNicola, Chairman

Roger A. Cregg

Reginald M. Turner, Jr.

Nina G. Vaca

January 23, 2017

EXECUTIVE OFFICERS

The following table provides information about Comerica’s current executive officers. The Board has determined that the current officers who are in charge of principal business units, divisions or functions and officers of Comerica or its subsidiaries who perform significant policy making functions for Comerica are (1) the members of the Management Executive Committee and (2) the Chief Accounting Officer. The current members of the Management Executive Committee are marked with an asterisk (*) below.

Name	Age as of March 14, 2017	Principal Occupation and Business Experience During Past 5 Years(1)	Executive Officer
Ralph W. Babb, Jr.*	68	Chief Executive Officer (since January 2002), Chairman (since October 2002), President (January 2002 to April 2015), Chief Financial Officer (June 1995 to April 2002) and Vice Chairman (March 1999 to January 2002), Comerica Incorporated and Comerica Bank.	1995-Present

John D. Buchanan*	53	Executive Vice President — Chief Legal Officer (since August 2015) and Corporate Secretary (since January 2016), Comerica Incorporated and Comerica Bank; Senior Vice President, General Counsel and Corporate Secretary (February 2012 to August 2015), Federal Reserve Bank of Dallas (regulatory agency); Senior Executive Vice President (February 2011 to February 2012) and General Counsel and Corporate Secretary (May 2007 to February 2011), Regions Financial Corporation (financial services company).	2015-Present

Megan D. Burkhart*	45	Executive Vice President, Chief Human Resources Officer (since January 2010) and Senior Vice President and Director of Compensation (February 2007 to January 2010), Comerica Incorporated and Comerica Bank.	2010-Present

Muneera S. Carr	48	Chief Accounting Officer (since July 2010), Executive Vice President (since February 2013) and Senior Vice President (February 2010 to February 2013), Comerica Incorporated and Comerica Bank; Senior Vice President, Head of Accounting Policy (June 2009 to January 2010), SunTrust Banks, Inc. (financial services company).	2010-Present

Name	Age as of March 14, 2017	Principal Occupation and Business Experience During Past 5 Years(1)	Executive Officer
David E. Duprey*	59	Chief Financial Officer (since May 2016), Executive Vice President (since March 2006) and General Auditor (March 2006 to May 2016), Comerica Incorporated and Comerica Bank.	2006-Present

Curtis C. Farmer*	54	President (since April 2015); Vice Chairman (April 2011 to April 2015) and Executive Vice President (October 2008 to April 2011), Comerica Incorporated and Comerica Bank.	2008-Present

Peter W. Guilfoile*	56	Executive Vice President and Chief Credit Officer (since February 2015), Comerica Incorporated and Comerica Bank; Executive Vice President, National Credit Administration Manager (May 2013 to January 2015) and Senior Vice President and Chief Credit Officer — Western Market (March 2009 to August 2013), Comerica Bank.	2015-Present

Judith S. Love*	60	Executive Vice President (since December 2013), Comerica Incorporated; President — California Market (since December 2013), Executive Vice President (February 2010 to May 2013), and Executive Vice President — Western Market (April 2007 to February 2010), Comerica Bank.	1999-2001; 2013-Present

Michael H. Michalak*	59	Chief Risk Officer (since February 2014), Executive Vice President (since November 2007) and Treasurer (July 2011 to November 2011), Comerica Incorporated and Comerica Bank.	2003-Present

Christine M. Moore*	54	Executive Vice President (since July 2016), General Auditor (since May 2016), Senior Vice President (January 2007 to July 2016), Deputy General Auditor (September 2013 to May 2016), and Audit Director (January 2007 to September 2013), Comerica Incorporated and Comerica Bank.	May 2016-Present

Name	Age as of March 14, 2017	Principal Occupation and Business Experience During Past 5 Years(1)	Executive Officer
Paul R. Obermeyer*	59	Executive Vice President (since September 2010) and Chief Information Officer (since November 2010), Comerica Incorporated; Executive Vice President (since September 2005), Comerica Bank.	2010-Present

Michael T. Ritchie*	48	Executive Vice President (since February 2013), Comerica Incorporated; President — Michigan Market (since May 2013), Executive Vice President (February 2010 to May 2013) and Senior Vice President (June 2005 to February 2010), Comerica Bank.	2013-Present

Peter L. Sefzik*	41	Executive Vice President (since September 2015), Comerica Incorporated; President — Texas Market (since September 2015) and Senior Vice President (April 2010 to September 2015), Comerica Bank.	2015-Present

Footnotes:

*	Member of the Management Executive Committee

(1)	References to Comerica and Comerica Bank (the primary banking subsidiary of Comerica) include their predecessors, where applicable.

PROPOSAL III SUBMITTED FOR YOUR VOTE

APPROVAL OF A NON-BINDING, ADVISORY PROPOSAL APPROVING EXECUTIVE COMPENSATION

The Board of Directors recommends that you vote “FOR”

the proposal set forth below.

Executive Compensation

The Governance, Compensation and Nominating Committee annually reviews Comerica’s compensation programs to ensure that they demonstrate a strong pay for performance link, reflect good governance and are consistent with appropriate industry practices. These programs are described in the “Compensation Discussion and Analysis” section, the compensation tables and the related narrative discussion. As outlined in the “Compensation Discussion and Analysis” section, our compensation programs are structured to align the interests of our executives with the interests of our shareholders, to attract, retain and motivate superior executive talent; to provide a competitive advantage within the banking industry; to create a framework that delivers pay commensurate with financial results over the short and long-term; and to reduce incentives for unnecessary and excessive risk-taking.

The Board strongly supports Comerica’s executive pay practices and, as required pursuant to Section 14A of the Securities Exchange Act of 1934, asks shareholders to support its executive compensation program by approving the following resolution:

RESOLVED, that the shareholders of Comerica Incorporated approve, on an advisory basis, the compensation of Comerica’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K and Section 14(a) of the Securities Exchange Act of 1934, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement.

Because your vote on this proposal is advisory, it will not be binding on the Board. However, the Governance, Compensation and Nominating Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Following our shareholders’ recommendation in 2011 that we hold an annual vote on our executive compensation, the Board determined to hold an advisory vote on executive compensation every year until our shareholders voted again on the frequency of this advisory vote. In Proposal IV below, shareholders will again have the ability to vote on the frequency of the advisory vote (every one, two or three years). If we maintain our current frequency, it is anticipated that shareholders will have the ability to vote again on a proposal to approve executive compensation next year at our 2018 Annual Meeting of Shareholders.

COMERICA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO APPROVE EXECUTIVE COMPENSATION.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

BUSINESS HIGHLIGHTS FOR 2016

2016 was a pivotal year with the development and launch of an enterprise-wide efficiency and revenue initiative (GEAR Up). Significant progress was made in executing the expense savings, and we are fully committed to delivering the efficiency and revenue opportunities to further enhance our profitability and shareholder value. In addition, Comerica benefited from increased interest rates, and while credit metrics remained strong, we substantially increased the reserve allocated for energy loans. Some of our significant accomplishments in 2016 included1:

•	Achieved earnings per share of $2.68, including restructuring charges. Excluding GEAR Up related restructuring charges, earnings per share increased 6%.[2]

•	Grew average loans by over $1 billion, or 2%, excluding $641 million reduction in energy loans.

•	Grew average noninterest-bearing deposits by $1.7 billion, or 6%.

•	Increased net interest income by 6% to $1.8 billion, primarily the result of higher interest rates, loan growth and a larger securities portfolio.

•

Strong credit quality continued with 32 basis points of net charge-offs, which is at the low end of our historical norm, and, excluding the energy line of business, net charge-offs were only 13 basis points.

•	Drove a 2% increase in customer-driven fees, with a large increase in card fees, as well as growth in fiduciary, foreign exchange and brokerage fees.

•

Delivered more than $25 million in expense savings through our GEAR Up initiatives, as planned. Overall, reduced non-interest expenses by $23 million after excluding restructuring charges of $93 million, as well as a $33 million release of litigation reserves in 2015.

•

Increased buybacks under the equity repurchase program by 25% and increased the quarterly dividend 7%. Through the buyback and dividends, returned $458 million, or 96%, of 2016 net income to shareholders.

•	Increased book value per share to $44.47 and increased tangible book value per share to $40.79, as we continue to focus on creating long-term shareholder value.[2]

•

Stock price increased 63%, outperforming all peers as well as every bank in the KBW Index. With respect to the S&P 500 Index, Comerica was the best-performing financial stock and among the top 10 performers overall.

•	TSR, which includes price appreciation and dividends paid, for the one-, three- and five-year period was 66%, 51% and 188%, respectively.

[1]	Balances as of December 31, 2016, as compared to December 31, 2015. Activity and performance for the year ended December 31, 2016, as compared to the year ended December 31, 2015.

[2]	See Annex A for a reconciliation of non-GAAP and GAAP measures presented.

2016 Relative Performance Snapshot

Source: SNL Financial

For purposes of these charts, peer average is the average of the relevant metric for Comerica’s peer group. The peer group is listed in the “Peer Group” section of this proxy statement on page 54.

With respect to the tangible common equity ratio, see Annex A for a reconciliation of non-GAAP and GAAP measures presented.

COMPENSATION HIGHLIGHTS FOR 2016

We use our executive compensation programs to align the interests of executive officers with the interests of our shareholders. Our programs are designed to attract, retain, and motivate leadership to sustain our competitive advantage in the financial sector, and to provide a framework that encourages outstanding financial results and shareholder returns over the long-term.

Our compensation philosophy and objectives directly influence our pay practices. Key compensation highlights for 2016 include the following:

*	Reviewed compensation plans to ensure market competitiveness and alignment of performance measures with corporate goals. The compensation programs for 2016 were consistent with 2015 and included:

¡

A three-year performance share program where payouts are contingent on the achievement of specific prospective financial goals and include a negative modifier in the case of bottom quartile relative TSR performance

¡	A short-term cash incentive program that measures absolute performance as opposed to relative peer performance

¡	A long-term cash incentive program based on performance relative to peers, with no payout in the bottom quartile

¡	A forfeiture provision applicable to all equity awards granted in 2014 or later that allows for the cancellation of unvested equity awards in the event of an adverse risk outcome

*	Eliminated 2016 annual merit increases for the CEO, the President and the former Vice Chair and CFO in light of the challenging operating environment

*	Expanded the clawback policy to include all senior officer positions

*	Redesigned Comerica’s retirement programs to create a revised structure that remains competitive and is sustainable for the long-term.

*	Took a balanced approach to annual incentives by using negative discretion to ensure that participants did not receive additional benefits related to cost savings in connection with the GEAR Up initiative, while adjusting for the impact of restructuring charges.

Compensation Decisions for the 2016 Performance Period

SHAREHOLDER OUTREACH

Shareholder outreach is an integral part of Comerica’s business practices, as shareholders provide insight on a variety of topics, including operations, governance and compensation. In addition to discussing industry matters and Comerica’s performance, we receive feedback frequently from our investors at investor conferences, which we participate in at least quarterly, and during periodic office visits at investors’ offices or our Dallas headquarters. Over the past several years, in the first and fourth quarters, Comerica has solicited the input from shareholders specifically aimed at supporting an ongoing dialogue to address governance, compensation and other topics of interest.

During 2016, as is our customary practice, we reached out to our top 25 shareholders, which hold approximately 54% of our shares, as well as a number of additional shareholders who expressed an interest in providing feedback or who had provided feedback in the past. Generally, shareholders continued to be supportive of our compensation structure and indicated their support for maintaining these programs for 2017.

Approximately 85% of our shareholders voted for our 2016 “Say On Pay” proposal.

Because of the strong shareholder support and the restructuring activities and business initiatives undertaken in 2016, no significant changes are being contemplated for 2017 at this time, other than the redesign of Comerica’s retirement programs effective January 1, 2017. See the section below titled “2017 Retirement Programs” for details on the new programs. Both the Governance, Compensation and Nominating Committee (the “Committee”) and management conducted thorough reviews of the programs and were comfortable that the current programs meet our objectives to ensure the compensation programs demonstrate a strong pay for performance linkage, reflect good governance and are consistent with appropriate industry practices. As part of their review, the Committee and management acknowledged that the current plan structure holds all of the executive officers accountable for successfully executing the GEAR Up initiative as part of their performance reviews. Additionally, keeping the program structure in place for a fourth year allows consistency for participants, which is important in light of all the organizational transformations that took place over 2016. Nevertheless, the Committee will evaluate plan designs to gain more insight for potential changes for 2018 to further support the GEAR Up initiative. The Committee will continue to consider shareholder feedback, as well as evolving executive compensation practices and regulatory requirements, in the future when designing executive compensation programs.

COMPENSATION DECISIONS FOR THE NAMED EXECUTIVE OFFICERS

Individual compensation decisions (base salary adjustments and incentive awards) for all the NEOs are based upon operational performance, achievement of strategic initiatives and individual performance. The Committee, in its sole discretion, determines any salary adjustments and approves the short-term and long-term incentive awards for the CEO.

Base Salary

The CEO recommended and the Committee approved forgoing normal base salary increases for the CEO, the President, and the former Vice Chair and CFO. The decision to forgo salary increases was in recognition of the continued persistent low rate environment and continued slow growing economy during 2016. J. Patrick Faubion, who served as Executive Vice President — Business Bank until his retirement in January 2017, was awarded a salary increase to better align with his role as head of the Business Bank, and David E. Duprey was awarded a promotional salary increase in July following his appointment to CFO.

2016 Salary Increases
	Percent Increase	2016 Base Salary[1]
Mr. Babb	0%	$1,265,000
Ms. Parkhill[2]	0%	$620,000
Mr. Duprey	12.2%	$600,000
Mr. Farmer	0%	$700,000
Mr. Buchanan	1.8%	$575,000
Mr. Faubion	9.5%	$575,000

[1]	The 2016 base salary reflects each NEO’s annual salary.

[2]	Reflects Ms. Parkhill’s salary before her resignation.

Annual Executive Incentive Program

The Annual Executive Incentive Program (“AEI”) measured our adjusted earnings per share (“adjusted EPS”) and adjusted return on average assets (“adjusted ROA”) versus goal over a one-year performance period. See “Short-Term Incentive (AEI)” below for a description of how we calculate adjusted EPS and adjusted ROA. The targets were derived from our internal financial plan that is used to set corporate and business unit performance goals. Details about the program structure can be found on pages 56-58.

2016 Annual Performance
Metric	CMA Goal	CMA Actual Performance	Including Negative Discretion	Achievement
Adjusted EPS	$2.92	$3.00	$2.92	100%
Adjusted ROA	0.73%	0.74%	0.73%	100%
Total Weighted Achievement				100%
Total Payout as a Percent of Target				100%

For 2016, the Committee used negative discretion to exclude $25 million of estimated savings related to GEAR Up, which resulted in target level performance of 100% being achieved under the plan, instead of a payout above target at 108%.

The AEI was funded based on corporate performance (“AEI corporate funding”), but individual awards may differ from funding as they are based on each NEO’s performance. To help evaluate individual performance and determine each NEO’s award, performance scorecards (for NEOs other than the CEO) and annual reviews are utilized. The Committee evaluates the CEO’s individual performance using similar criteria as set forth in the performance scorecards, but does not use a scorecard in its review process. The evaluation of individual performance cannot increase awards for employees covered by Section 162(m) of the Internal Revenue Code above the AEI corporate funding level, but can be used as the basis to determine if a negative adjustment should be made.

2016 AEI Program Awards
	Individual Award	Percent of Target AEI Award
Mr. Babb	$1,265,000	100%
Ms. Parkhill*	$0	0%
Mr. Duprey	$390,000	100%
Mr. Farmer	$565,250	85%
Mr. Buchanan	$373,750	100%
Mr. Faubion	$373,750	100%

*	Ms. Parkhill forfeited any 2016 incentive awards upon her resignation in 2016

Mr. Babb’s AEI award was determined by the Committee utilizing the AEI corporate funding level as the baseline. After a review of Mr. Babb’s performance, which includes factors such as Comerica’s financial results, regulatory compliance and leadership, the Committee awarded Mr. Babb 100% of his AEI corporate funding amount. The chart below reflects Comerica’s adjusted EPS growth performance and annual TSR relative to CEO incentives over the last five years.

See “Long-Term Incentives” below for a description of how we calculate adjusted EPS growth, as well as Annex A for a reconciliation of non-GAAP and GAAP measures presented.

For the remainder of the NEOs, the Committee determined their individual AEI awards utilizing the AEI corporate funding amount achieved based on corporate results, followed by an assessment of individual performance, including feedback from the CEO for potential reductions.

Individual performance factors utilized in determining awards for the NEOs included the following:

David E. Duprey

•	Management of the balance sheet and liquidity thresholds

•	Achievement of financial goals for areas of direct responsibility

•	Response to legislative and regulatory developments, particularly around capital requirements

•	Detailed financial performance review of strategic lines of business and development of action plans to improve returns where applicable

•	Comprehensive review and update of pricing models, particularly to incorporate increased capital requirements

•	Communication with investors and analysts through quarterly earnings calls, conferences and other shareholder outreach efforts

•	Interaction with regulators and customers

•	Partnership across all lines of business to improve operating results

•	Risk management

•	Leadership skills demonstrated within department and across the organization

•	Demonstration of the core values of the Comerica Promise: customer centricity, collaboration, integrity, excellence, agility, diversity and involvement

•	Talent management and succession planning

In particular, in 2016, Mr. Duprey helped implement and measure GEAR Up initiatives within his own department and across Comerica.

Curtis C. Farmer

•	Achievement of financial plans for Business Bank, Retail Bank, Wealth Management and Marketing

•	Continued implementation and assessment of long-term strategic plan

•	Implementation of targeted strategies to drive market share, increase non-interest income and improve operational efficiencies

•	Analysis, development and enhancement of products and services for each line of business

•	Partnership across business lines to strengthen customer relationships and improve operating results

•

Manage marketing and public relations for all of Comerica and demonstration of the core values of the Comerica Promise: customer-centricity, collaboration, integrity, excellence, agility, diversity and involvement

•	Leadership skills demonstrated within department and across the organization

•	Risk management

•	Talent management and succession planning

•	External interaction with customers, investors and communities

•	Launch of GEAR Up initiatives across the three lines of business (Business Bank, Retail and Wealth Management) that included both expense reductions and revenue generation

In particular, in 2016, Mr. Farmer restructured the lines of business to better align similar functions, enhancing consistency across his divisions, expanded revenue through key contracts and alliances and improved risk management oversight.

John D. Buchanan

•	Administer governance matters for the Board of Directors and Board committees

•	Manage relationships with federal and state regulatory agencies

•	Oversee government affairs unit

•	Partnership across the organization to facilitate execution of strategic goals and initiatives

•	Leadership demonstrated within the department and across the organization

•	Direct legal affairs of the Corporation in all areas, including legal compliance with federal and state law, rules and regulations

•	Talent management and succession planning

•	Participation in shareholder outreach efforts

In particular, in 2016, Mr. Buchanan successfully managed compliance and regulatory oversight for the organization, effectively utilized resources to improve legal administration, maintained strong relationships with federal and state banking agencies, and supported GEAR Up initiatives across the organization.

J. Patrick Faubion

•	Analysis, development and enhancement of products and services for each group within the Business Bank

•	Partnership across business lines to strengthen customer relationships and improve operating results

•	Analyze and implement appropriate changes to accommodate regulations such as liquidity rules

•	Demonstration of the core values of the Comerica Promise: customer-centricity, collaboration, integrity, excellence, agility, diversity and involvement

•	Leadership skills displayed within department and across the organization

•	Risk management

•	Talent management and succession planning

•	External interaction with customers, investors and communities

•	Launch of GEAR Up initiatives across the Business Bank that included both expense reductions and revenue generation.

In particular, in 2016, Mr. Faubion facilitated a smooth transition plan for the Business Bank based on his planned retirement in 2017. In addition, Mr. Faubion successfully managed and reduced the exposure of the Energy portfolio and provided strong leadership to implement GEAR Up initiatives from both an expense and revenue standpoint within the Business Bank.

Based on evaluations of the foregoing factors, the Committee approved the remaining NEOs’ AEI awards in amounts ranging from 85% to 100% of the AEI corporate funding amounts, as shown in the “2016 AEI Program Awards” table above. See “2016 Annual Performance” on page 57 for an explanation of the corporate funding calculation.

Long-Term Incentives

In addition to the short-term cash incentive provided to the NEOs for 2016, the Committee also determined the level of achievement of the performance goals applicable to cash incentive awards for the 2014-2016 performance period and, in the first quarter of 2016, awarded equity grants.

Cash Incentives

The 2016 Long-Term Executive Incentive Program (“LTEI”) measured our adjusted EPS growth and adjusted ROA relative to our peer group over a three-year performance period from 2014-2016. Funding for the LTEI was based on our ranking compared to peers. Details about the program structure can be found on pages 60-61.

2014—2016 Performance
Metric	CMA	Relative Rank	Weighted Payout	Total Payout (% of target)
Adjusted 3 Yr EPS Growth	2.26%	10th	50%	0%
Adjusted 3 Yr ROA	0.79%	10th	50%

See “Long-Term Incentives” below for a description of how we calculate adjusted EPS growth and adjusted ROA, as well as Annex A for a reconciliation of non-GAAP and GAAP measures presented.

As Comerica ranked in the bottom quartile of the peer group for both metrics there was no funding under the LTEI for the 2014-2016 performance period.

2016 LTEI Program Awards
	Individual Award	Percent of Target Award
Mr. Babb	$0	0%
Ms. Parkhill*	$0	0%
Mr. Duprey	$0	0%
Mr. Farmer	$0	0%
Mr. Buchanan	$0	0%
Mr. Faubion	$0	0%

*	Ms. Parkhill forfeited any 2016 incentive awards upon her resignation in 2016

Equity Incentives

Equity awards are granted each year vesting over three, four and five years and comprise approximately 90% of total long-term incentives for 2016. Equity awards include the Senior Executive Long-Term Performance Program (“SELTPP”) (75%), restricted stock awards (“RSAs”) (15%) and stock options (10%). A substantial portion of the award is subject to robust performance measures, and the value that is ultimately earned by the NEOs will be contingent on both performance and stock price. The target award for each internal grade level was determined based on the following corporate factors:

•	Comerica’s current and past performance compared to the applicable business plans and strategic initiatives as described above under the heading “Annual Executive Incentive Program”;
•	Regulatory considerations; and
•

Competitiveness of equity values expressed both as monetary value and as a percentage of base salary, compared to market data on equity awards and total compensation, which is compiled by the Committee’s independent compensation consultant each year.

Due to the forward-looking nature of the awards and the strong performance metrics incorporated in the SELTPP, the 2016 awards were granted in the first quarter of 2016 at target, with a maximum payout of 150% and the possibility of a 0% payout if threshold performance is not achieved. However, the Committee had the ability to reduce any executive’s target award if deemed appropriate.

2016 Grants
NEO	Stock Option Grant	Restricted Stock Grant	SELTPP Grant (Target)	Total Equity Grant Value
Mr. Babb	$359,281	$540,049	$2,647,665	$3,546,995
Ms. Parkhill*	$82,353	$123,802	$606,672	$812,828
Mr. Duprey	$53,378	$80,282	$393,456	$527,116
Mr. Farmer	$112,272	$168,806	$827,325	$1,108,403
Mr. Buchanan	$73,308	$110,120	$540,234	$723,662
Mr. Faubion	$52,384	$78,798	$386,182	$517,364

*	Ms. Parkhill forfeited all 2016 stock grants upon her resignation in 2016

The table below outlines the total incentive compensation awarded to the NEOs for 2016 by the Committee.

2016 Total Incentive Compensation Awarded / Granted
NEO	Annual Cash Incentive (AEI)	Long-Term Cash Incentive (LTEI)	Long-Term Equity Grant	Total Incentive Compensation Awarded
Mr. Babb	$1,265,000	$0	$3,546,995	$4,811,995
Ms. Parkhill*	$0	$0	$812,828	$812,828*
Mr. Duprey	$390,000	$0	$527,116	$917,116
Mr. Farmer	$565,250	$0	$1,108,403	$1,673,653
Mr. Buchanan	$373,750	$0	$723,662	$1,097,412
Mr. Faubion	$373,750	$0	$517,364	$891,114

Realized Pay	Non-Realized Pay

*	Ms. Parkhill forfeited all 2016 stock grants upon her resignation in 2016

REALIZED COMPENSATION

The Summary Compensation Table on pages 73-74 includes not only compensation elements actually paid in or with respect to 2016 (such as 2016 salary and cash incentives paid for performance periods that ended in 2016), but also (1) 2016 equity grants that provide a future incentive opportunity based on Comerica’s performance, but which do not vest for several years and which, when realized, may differ in value from the amounts shown in the Summary Compensation Table, and (2) retirement values that will fluctuate each year based on market conditions and which are ordinary accruals under Comerica’s existing plans and arrangements and are not determined by the Committee on an annual basis as part of the incentive compensation decision-making process, as can be seen in the Summary Compensation Table between 2014, 2015 and 2016, as changes in the discount rate drove changes in pension accruals.

The table below shows compensation actually received by the CEO for 2016 – or his “realized pay” – as compared to the Summary Compensation Table totals. Realized pay includes salary, cash incentives paid for the measurement period ending 2016 (AEI and LTEI), any stock option exercises or RSA vestings which occurred in 2016 as well as 401(k) contributions for the year. For realized pay, the increase in 2016 from 2015 reflects the distribution of performance restricted stock units (“PRSUs”), which were subject to a three-year performance period. Comerica achieved the Tier1 Capital threshold for well-capitalized banks as defined by the Federal Reserve. The PRSUs are no longer utilized and have been replaced with the SELTPP units.

Compensation Philosophy and Objectives

We use our executive compensation programs to align the interests of executive officers with the interests of our shareholders. Our programs are designed to attract, retain and motivate leadership to sustain our competitive advantage in the financial sector, and to provide a framework that encourages outstanding financial results and shareholder returns over the long-term. We generally strive to set target compensation opportunities near the median of our peer group, with actual payouts in respect of variable compensation dependent on performance. We utilize a mix of variable compensation programs that measure long-term and short-term results with rewards delivered in cash and shares of Comerica’s stock. This balanced approach towards compensation supports our business strategies, aligns with our pay for performance philosophy, and is reinforced through sound compensation governance to mitigate excessive risk taking.

PAY PRACTICES

What We Do Have:	What We Don’t Have:
• Clawback policy in addition to Sarbanes-Oxley requirements	• Employment agreements*
• Forfeiture policy which the Committee can utilize in the event of adverse risk outcomes to cancel all or part of outstanding, unvested stock awards	• Excise tax gross-up payments for change of control agreements entered into after 2008, and Comerica will not include this provision in future agreements

•       Stock ownership guidelines for both senior executives and the Board of Directors. The CEO is expected to own 6X his salary, the President 4X his salary and the NEOs 3X their salary; directors have a 5,000 share holding expectation

• Modified single trigger severance for change of control agreements entered into after 2008, and Comerica will not include this provision in future agreements
• Independent compensation consultant who works solely for the Committee and performs no other work for Comerica	• Repricing or replacing of underwater stock options or SARs without shareholder approval
• Prohibition on pledging or hedging shares by employees or directors	• Perquisites, which were eliminated for executive officers in 2010
• Post vesting holding requirement for directors. Vested restricted stock units are settled in Comerica common stock on the first anniversary of the director’s separation of service from the Board.
• Annual non-binding say on pay vote
• Negative discretion which the Committee can utilize in determining incentive funding or award determinations
• Independent compensation committee comprised entirely of independent directors

*	Mr. Babb has an outstanding Supplemental Pension and Retiree Medical Agreement dated May 29, 1998. Details can be found on page 68.

ROLES AND RESPONSIBILITIES

Role of the Compensation Committee:

The Committee is responsible for overseeing the development and administration of our compensation programs, is comprised of independent directors, and reviews and approves all aspects of our executive compensation programs.

To aid the Committee in satisfying its responsibilities, the Committee retained Frederic W. Cook & Co. Inc., (“Cook & Co.”) in June of 2013 to act as its independent consultant. Cook & Co. reports directly to the Committee and performs no other work for Comerica. As part of its annual review of Cook & Co. in 2016, the Committee analyzed if hiring Cook & Co. would raise a conflict of interest. The Committee performed this analysis by taking into consideration the following factors:

•	Any other services provided to Comerica by Cook & Co.
•	The amount of fees Cook & Co. received from Comerica as a percentage of Cook & Co.’s total revenue
•	Policies and procedures Cook & Co. utilizes to prevent conflicts of interest
•	Any business or personal relationship of the individual compensation advisor of Cook & Co. with any member of the Committee or an executive officer of Comerica
•	Any Comerica stock owned by Cook & Co. or the Committee’s individual advisor
•	Any business or personal relationship of Cook & Co. with an executive officer of Comerica

With respect to the Committee’s evaluation of Cook & Co.’s independence, Comerica did not pay any fees to Cook & Co. in 2016 other than in connection with work performed for the Committee. During the analysis, Cook & Co.’s primary representative to the Committee indicated that fees paid annually to Cook & Co. by Comerica are far less than 1% of Cook & Co.’s annual consolidated total revenue. He also discussed with the Committee various policies developed by Cook & Co. to safeguard the independence of the compensation advice it provides; indicated that he has no personal or business relationship with Committee members or executive officers at Comerica; indicated that he is not aware of any personal or business relationship between Comerica’s executive officers and Cook & Co.; and indicated that neither he nor his immediate family members own any Comerica shares. The Committee determined, based on its analysis of the above factors that the work of Cook & Co. and the individual compensation advisors employed by Cook & Co. as compensation consultants to the Committee has not presented any conflict of interest.

Role of the Independent Compensation Consultant:

•	Attends Committee meetings
•	Provides independent advice to the Committee on current trends and best practices in compensation design and program alternatives and advises on plans or practices that may improve effectiveness
•	Furnishes the Committee with peer compensation data on the NEOs and non-employee directors to provide independent recommendation on compensation
•	Reviews the Compensation Discussion and Analysis section of the proxy statement
•	Evaluates the programs in light of regulatory expectations and provides feedback to the Committee
•	Helps the Committee ensure programs align executives with shareholders’ interests

The compensation consultant does not separately meet with the CEO or discuss with the CEO any aspect of his compensation.

Role of the CEO

•

Provides compensation recommendations on the other NEOs and other members of the leadership team. The CEO leverages our internal compensation staff, led by our Executive Vice President of Human Resources, to aid in determining compensation recommendations

•	Assesses the corporate contribution and individual performance of each of his direct reports
•	Meets privately in executive session with the Committee to discuss talent management
•	Does not typically play a role in determining his own compensation; however, for 2016, he recommended that his base salary not increase

PEER GROUP

The Committee utilized the following peer group to evaluate and understand market pay levels and practices among similarly situated financial institutions. To determine the peer group, the top 50 U.S. financial institutions based on asset size were reviewed using a variety of financial metrics (assets, revenue, net income, and market capitalization), business models, geographic locations and competition for talent. The same peer group is used in making financial comparisons for purposes of investor presentations.

2016 Peer Group
• BB&T Corporation • BOK Financial Corp. • Cullen/Frost Bankers Inc. • Fifth Third Bancorp • First Horizon National Corp. • Huntington Bancshares Inc.	• KeyCorp • M&T Bank Corp. • Regions Financial Corp. • SunTrust Banks, Inc. • Zions Bancorporation

BENCHMARKING

Cook & Co. generates a compensation analysis for the Committee based on our peer group’s proxy data. Recognizing that peers may be bigger or smaller than Comerica, that Comerica’s CEO is more tenured than the average of our peers, and that officer positions listed in the proxy vary from company to company, Cook & Co.’s data is used only as a general indicator of compensation trends and pay levels and is not used to set specific compensation levels for the CEO or the other NEOs. The Committee reviews individual and company performance, historical compensation, as well as the scope of each position, to determine total compensation for the NEOs. We strive to be at the median of the marketplace on all elements of total compensation and expect variable compensation to increase or decrease relative to the median based on performance. Once total compensation targets are established, they are reviewed in relation to the market data to ensure they are both appropriate and competitive.

Additionally, on an annual basis, Comerica purchases several published compensation surveys to evaluate compensation for our broader executive group and other employee positions.

Compensation Elements

PAY MIX ALLOCATION

Our pay mix allocation is heavily weighted towards variable compensation or “pay for performance”. Placing more emphasis on pay for performance helps to motivate and reward results, which aligns with shareholder interests.

Our executives’ total compensation is comprised of three primary elements: base salary, a short-term incentive and long-term incentives. The long-term incentives consist of the LTEI, stock options, RSAs and SELTPP units. The emphasis on variable compensation is illustrated below.

BASE SALARY

Base salary is used to compete in the market for talent and forms the foundation for our other reward vehicles. We provide competitive base salaries to our NEOs in recognition of their responsibilities. In addition to benchmark data, we consider the NEO’s performance, experience, time in the position, contribution and internal parity. In determining if an adjustment is made during our annual merit cycle, the CEO and Committee primarily consider the NEO’s performance against the prior year’s goals, along with any changes in responsibilities.

INCENTIVE COMPENSATION

A summary of the plan designs are provided in the below chart.

SUMMARY OF 2016 INCENTIVE COMPENSATION
AEI	LTEI	SELTPP	RSA	Stock Option
Short-Term Cash Performance Program	Long-Term Cash Performance Program	Long-Term Equity Performance Program	Long-Term Equity Incentive	Long-Term Equity Incentive
Absolute Adjusted EPS (75%)	Relative Adjusted EPS Growth (50%)	Absolute Adjusted ROCE	Vest over 5 years	Vest over 4 years

Absolute Adjusted ROA (25%)	Relative Adjusted ROA (50%)	Relative TSR –negative modifier
Annual Measurement Period (2016)	3 Year Historical (2014 – 2016)	3 Year Prospective (2016 – 2018)

These programs:

•	Utilize differing key metrics that align with financial performance and measure varying time horizons, providing a broader performance assessment
•	Incorporate both relative and absolute performance measures and a negative TSR modifier to align with shareholders
•	Incorporate shareholder feedback
•	Align with regulatory expectations
•	Are subject to our clawback policy and, with respect to the equity awards, our forfeiture provisions

The AEI and LTEI are awarded pursuant to Comerica’s shareholder-approved Management Incentive Plan (“MIP”). The SELTPP units are awarded pursuant to Comerica’s shareholder-approved Amended and Restated 2006 Long-Term Incentive Plan (“2006 LTIP”).

Short-Term Incentive (AEI)

The NEOs, along with other senior leaders within the organization (approximately 380), participated in the 2016 AEI. This program measured Comerica’s absolute performance for one-year adjusted EPS and adjusted ROA against internal goals. The goals or metrics used to measure performance were established at the beginning of the year and approved by the Committee. Each metric is intended to be a robust measurement of performance that is aligned with our financial plan but does not incent excessive risk taking. Factors such as prior year performance, the forecasted economic and regulatory environment and strategic initiatives are all considered when establishing target performance.

We selected these metrics because they are commonly used by investors and analysts to evaluate a financial institution’s performance. In addition, unlike other metrics that may be calculated differently, these metrics have a generally prescribed formula, and may be easily validated. We believe the use of measures that are well understood, transparent and based on the audited financial results of Comerica are the foundation of a responsible incentive program that rewards performance without encouraging participants to take excessive risk.

Metrics: • Absolute adjusted EPS versus goal – weighted 75% • Absolute adjusted ROA versus goal – weighted 25% Measurement Period: • One-year prospective	The Committee utilized negative discretion for 2016 by backing out cost savings in connection with the GEAR Up initiative, in order to better align awards with performance

Funding:

•      Below 75% of goal = no funding

•      75% of goal = threshold funding (50%)

•      100% of goal = target funding (100%)

•      125% of goal = maximum funding (200%)

•      Funding increases by 4% for every 1% of achievement above target performance and decreases 2% for every 1% below target performance.

2016 Annual Performance
Metric	CMA Goal	CMA Actual Performance	Including Negative Discretion	Achievement
Absolute Adjusted EPS	$2.92	$3.00	$2.92	100%
Absolute Adjusted ROA	0.73%	0.74%	0.73%	100%
Total Weighted Achievement				100%
Total Payout as a Percent of Target				100%

For 2016, the Committee used negative discretion to exclude $25 million of estimated savings related to GEAR Up, which resulted in target level performance of 100% being achieved under the plan, instead of a payout above target at 108%.

Adjusted EPS	Adjusted ROA	Total Achievement
100% x 75% = 75%	100% x 25% = 25%	75% + 25% = 100%

Funding Percentage Calculation

Target Performance	Actual Achievement	Funding Percentage
100%	100%	(100% + (0% * 4) = 100%)

Individual Incentive Targets:

Individual incentive targets for the AEI.

Level	Target	Maximum
CEO	100%	200%
President	95%	190%
CFO	65%	130%
Other NEOs	65%	130%

CEO Individual Funding Example:

Incentive Target x Funding Percentage x Base Salary
100% x 100% x Base Salary = CEO Funding

Funding is formulaic, but the Committee retains negative discretion to reduce overall funding and, in addition, individual awards can be reduced if individual goals are not achieved.

Each NEO had a target opportunity under the 2016 AEI expressed as a percentage of base salary. Funding under the program is a product of base salary, the AEI target opportunity and the funding percentage.

Each year, Comerica undertakes a robust planning process to identify areas of opportunity from both a revenue and expense standpoint. Several factors are considered, such as strategic initiatives, shareholder expectations, current economic environment and potential regulatory changes. Utilizing these factors, an internal goal is set that is balanced in that it requires rigor and focus to achieve, but does not incent excessive risk-taking. The goals for 2016 were $2.92 for the EPS goal and 0.73% for the ROA goal. Year over year, the goals shifted (EPS and ROA goals for 2015 were $2.82 and 0.78%, respectively) to reflect the challenging operating environment and to set a standard of performance that was meaningful if achieved, but not so far out as to incent unintended consequences. The year over year shift to the ROA goal reflects the impact of the growth in total average assets during 2015.

This formula was used to calculate the corporate funding. 2016 individual awards were determined based on an assessment of individual performance. The Committee reserves the right to reduce the corporate funding and has used this discretion in prior years to adjust funding under the one-year cash incentive program downward to better align incentives with Comerica’s overall performance. The Committee cannot increase overall AEI funding, nor can it increase awards to employees covered under Section 162(m) of the Internal Revenue Code to exceed the funded amount.

EPS is calculated based on net income attributed or allocated to common shareholders, and ROA is calculated based on net income. The after-tax impact of any adjustments related to a change in accounting principle, merger/acquisition charges, and restructuring charges incurred during the year, if applicable, were added back to reported net income to determine adjusted EPS and adjusted ROA. For 2016, restructuring charges related to GEAR Up were added back to reported net income; however, the Committee used its negative discretion to exclude $25 million of estimated savings related to GEAR Up from pre-tax income.

 Long-Term Incentives

The long-term incentives are comprised of four components: the LTEI, stock options, RSAs and the SELTPP. Using a mix of both cash and equity allows us to motivate and retain our NEOs as well as align executives with Comerica’s performance over multiple years. Our cash program, the LTEI, measures long-term historical performance, while equity awards measure Comerica’s future performance both on achieving specified goals during a three-year performance period and through changes in stock price.

Overall, our long-term incentives emphasize performance-based awards, as you can see in the chart below.

LTEI

Metrics: • Relative adjusted EPS Growth – weighted 50% • Relative adjusted ROA – weighted 50% Measurement Period: • Three-Year Historical: 2014-2016 for 2016	No funding provided for 2016 due to bottom quartile ranking, which aligns with our pay for performance philosophy
Funding Scale:

2016 LTEI Funding Scale
Rank	Funding
1	200%
2	180%
3	160%
4	140%
5	120%
6	100%
7	80%
8	60%
9	40%
10	0%
11	0%
12	0%

Funding percentages for each ranking are reviewed in conjunction with individual incentive targets to ensure that performance at median approximates median pay levels, performance below median provides compensation below median pay levels, and performance above median compensation provides above median pay levels. No funding is provided if Comerica ranks in the bottom quartile.

2014—2016 Funding:

Three-Year Relative Adjusted EPS Growth:	10th place ranking
Three-Year Relative Adjusted ROA:	10th place ranking

Relative Adjusted EPS Growth	Relative Adjusted ROA	Total Achievement
0% x 50% = 0%	0% x 50% = 0%	0% + 0% = 0%

Individual Incentive Targets:

When Comerica performs at median (6th place) against our peers, compensation will approximate market median utilizing the funding scale outlined above.

Level	Target	Maximum
CEO	70%	140%
President	60%	120%
Other NEO	32.5%	65%

CEO Individual Funding Example:

Incentive Target x Total Achievement x Base Salary

70% x 0% x Base Salary = CEO Funding

Comerica performed in the bottom quartile of our peer group for the period 2014-2016. Accordingly, there was no funding under the plan.

Funding is formulaic, but individual awards can be reduced if individual goals are not achieved.

The Committee reserves the right to reduce the corporate funding to better align incentives with Comerica’s overall performance, not just relative performance.

In computing and comparing Comerica’s three-year adjusted EPS growth and adjusted ROA performance to that of its peers, Comerica’s annual performance was measured on a calendar year basis, while for its peers, the annual performance measurement period comprises the first three quarters of the calendar year plus the fourth quarter of the prior calendar year. The difference in measurement periods between Comerica and its peers was necessitated by the timing of publicly available peer data required for the calculations. EPS is calculated based on net income attributed or allocated to common shareholders, and ROA is calculated based on net income. For both Comerica and its peers, the after-tax impact of any adjustments related to a change in accounting principle, merger/acquisition charges, and restructuring charges incurred during the year, if applicable, was added back to reported net income to determine adjusted EPS and adjusted ROA. To determine the adjusted EPS growth and adjusted ROA performance over a three-year period, one-year computations are completed and averaged over the three-year performance period. For the awards made with respect to performance periods ending December 31, 2016, adjustments were made to Comerica’s 2016 diluted EPS and ROA for restructuring charges related to GEAR Up. See Annex A for a reconciliation of non-GAAP and GAAP measures presented.

Comerica uses a mix of equity vehicles which include stock options, RSAs and SELTPP units.

	Stock Options	Restricted Stock	SELTPP
Percent of Long-term Equity Awards	10%	15%	75%

Stock Options

Stock options align management with shareholders by providing value when the stock price increases. If the stock price does not increase, participants do not realize value. We grant non-qualified stock options that vest 25% per year over four years and have a term of 10 years. The exercise price is based on Comerica’s closing stock price on the date of grant.

RSAs

RSAs are utilized to provide balance to our total compensation program and help build long-term value that is realized with continued employment. RSAs comprise 15% of the equity awards. The shares vest 50% in year three, 25% in year four and 25% in year five for all awardees.	RSAs vest over an extended period – 5 years

SELTPP

The SELTPP is a forward-looking equity performance program.

Metrics: Comerica’s Average Adjusted ROCE versus goal Relative TSR modifier	The SELTPP makes up 75% of the annual equity grant

In order to establish the three-year adjusted ROCE goal, Comerica’s Finance and Human Resources departments worked together to model several possible performance outcomes based on various economic and operating factors. The results of this modeling were analyzed to set a goal which can be achieved with solid, sustained performance over the measurement period. Utilizing this analysis, the Committee established the performance goal for the three-year measurement period. The targets represent strong, yet achievable levels of performance based on current information available and various future scenarios.

TSR, measured against the KBW Bank Index, acts as a negative modifier that can reduce the payout percentage. TSR performance cannot increase the payout percentage.

Measurement Period:

•	Three-Year Prospective: 2016-2018 for the 2016 grant.

Target Awards:

•	Target awards are granted at the beginning of the measurement period.
•	A payout percentage will be calculated based on Comerica’s long-term adjusted ROCE performance versus the goal.
•	The adjusted ROCE calculated payout percentage will be reduced by 10 percentage points if Comerica’s three-year TSR ranks in the bottom quartile of the KBW Bank Index.

Key Features:

•	50% of the target award will be distributed at threshold performance.
•	100% of the target award will be distributed if the adjusted ROCE goal is achieved.
•	150% of the target award will be delivered at maximum performance.
•	The TSR modifier can reduce the award but cannot increase the award.
•	If threshold performance is not achieved, the target award is forfeited.
•

The same payout percentage will be applied to the dividends that accrue over the measurement period. Dividends will be paid out in cash at settlement for the shares underlying the vested portion of the award.

•	The awards are settled in shares of Comerica stock at the end of the performance period.

If threshold performance is not achieved, the target SELTPP award is forfeited

Performance Targets and 2016 Funding:

In 2014, Comerica granted restricted stock units for the first time under the SELTPP. These awards were eligible to vest based on Comerica’s adjusted ROCE over a three-year period (2014-2016) relative to a goal-adjusted ROCE established at the beginning of the performance period. When the target was set in January 2014, Comerica was facing a challenging economic environment, with no anticipated interest rate rise, and was experiencing uncertainty due to recently issued or proposed capital rules. The Committee strived to set a goal that could be achieved with solid, sustained performance over the measurement period. Additional restricted stock unit awards were granted under the SELTPP in each of January 2015, 2016 and 2017. Targets increased incrementally in 2015 and 2016 as Comerica gained a better understanding of new capital and liquidity rules and saw the first interest rate rise. In 2017, following the launch of Comerica’s GEAR Up initiative and the second interest rate rise in December 2016, the Committee further increased targets as shown below:

Performance Targets
	2014-2016 Performance Period	2015-2017 Performance Period	2016-2018 Performance Period	2017-2019 Performance Period
Target	7.0%	7.5%	8.0%	9.0%
Target Range	Range (6%-8%)	Range (6.5%-8.5%)	Range (7%-9%)	Range (8%-10%)
TSR Modifier	-10% for bottom quartile	-10% for bottom quartile	-10% for bottom quartile	-10% for bottom quartile

For each of the SELTPP grants other than the 2017 grant, threshold performance occurs at 5% below target and maximum performance occurs at 5% above target. For the 2017 grant, threshold performance occurs at 3% below target (6.0% adjusted ROCE) and maximum performance occurs at 3% above target (12.0% adjusted ROCE).

Performance targets are not intended to be predictions of future events or other forms of forward-looking statements, and should not be relied upon for any purpose outside the context of this Compensation Discussion and Analysis.

In addition to the three-year adjusted ROCE target, the SELTPP grants also measure relative TSR over the performance period against the KBW Bank Index. The TSR component can act as a negative modifier to reduce the payout percentage if Comerica ranks in the bottom quartile of the index.

The 2014 SELTPP grants were settled in February 2017 following the end of the performance period. Performance results are described below.

2014—2016 SELTPP Performance
Metric	Target	Actual Achievement	Payout as a % of Target Award	Negative Modifier Applied
3 Year Average Adjusted ROCE	7.0%	7.32%	100.6%	No
TSR Modifier		2nd Quartile

2014-2016 SELTPP Award Vesting
	2014 Target Award	Performance Adjusted Shares Distributed
Mr. Babb	54,534	54,861
Ms. Parkhill*	0	0
Mr. Duprey	7,937	7,984
Mr. Farmer	12,497	12,571
Mr. Buchanan**	N/A	N/A
Mr. Faubion	5,907	5,942

*	Ms. Parkhill forfeited all outstanding SELTPP awards upon her resignation in 2016.

**	Mr. Buchanan was hired at the end of 2015 and therefore did not receive a SELTPP target award in 2014.

The after-tax impact of any adjustments related to a change in accounting principle, merger/acquisition charges, and restructuring charges incurred during the year, if applicable, were added back to reported net income to determine adjusted ROCE. To determine the adjusted ROCE performance over a three-year period, one-year computations are completed and averaged over the three-year performance period. For the awards made with respect to performance periods ending December 31, 2016, adjustments were made to Comerica’s 2016 ROCE for restructuring charges related to GEAR Up. See Annex A for a reconciliation of non-GAAP and GAAP measures presented.

Forfeiture Provisions

To ensure our equity incentives do not encourage excessive risk taking, a forfeiture provision was adopted beginning with the 2014 grants that allows for the Committee to cancel all or a portion of any unvested awards (SELTPP, stock options or RSAs) if the participant fails to comply with Comerica policies or procedures, violates any law or regulations, engages in negligent or willful misconduct, engages in activity resulting in a significant or material Sarbanes-Oxley control deficiency or demonstrates poor risk management or lack of judgment in the discharge of Company duties, and such action demonstrates an inadequate sensitivity to the inherent risks of the participant’s division and results in or is likely to result in a material impact (financial or reputational) to Comerica.

 OTHER BENEFITS PROGRAMS AND COMPENSATION

Comerica offers all of its employees benefit programs that provide protection for health, welfare and retirement. These programs are typical at most companies and include healthcare, life insurance, disability, dental and vision insurance and relocation benefits, as well as an employee stock purchase program and retirement programs.

Employee Stock Purchase Plan

Employees can participate in an Employee Stock Purchase Plan (“ESPP”), which provides participants a convenient and affordable way to purchase shares of Comerica common stock without being charged a brokerage fee. Comerica provides a match on qualifying contributions provided the employee does not make any withdrawals during the applicable time period. Employees can receive a 15% quarterly match and a 5% annual match, with total match dollars capped at $5,000 per employee per year. This encourages stock ownership for all colleagues.

Retirement Benefits

Retirement benefits allow Comerica to attract and retain employees and provide avenues for colleagues to save for retirement. Comerica does not have a mandatory retirement age for its executives; however, certain retirement benefits are tied to the participant’s achievement of age and service requirements. See “Potential Payments upon Termination or Change of Control at Fiscal Year-End 2016” for more information.

Pension Plan and Benefit Equalization Plan

The plans as described below were in place through 2016. Comerica made significant changes to its retirement programs effective January 1, 2017. Please see the section below titled “2017 Retirement Programs” for details on the revised programs.

The tax-qualified defined benefit retirement plan (the “Pension Plan”) has the following characteristics:

•	Provides a benefit based on an employee’s years of service and final average monthly pay.
•	Final average monthly pay is the highest aggregate monthly compensation for 60 consecutive calendar months within the last 120 calendar months prior to retirement or separation from service.

•	Employees hired on or after January 1, 2007 are not eligible to participate in this plan.
•

Individuals who were employed by Comerica before January 1, 2007 and who were actively accruing benefits on December 22, 2011 continue to be eligible for benefit accrual under the Pension Plan as long as they remain in active employment and meet other eligibility criteria thereafter.

Participants in the Pension Plan can also participate in the Benefit Equalization Plan (the “SERP”) to restore benefits that are capped by Internal Revenue Service (“IRS”) limits on annual compensation and benefit amounts under the Pension Plan. For the year ended December 31, 2016, Mr. Babb, Mr. Duprey and Mr. Faubion were participants in the Pension Plan and the SERP.

For more information on the Pension Plan and the SERP, please see the “Pension Benefits at Fiscal Year-End 2016” table and accompanying text.

401(k) Plan

Eligible employees can also participate in a 401(k) plan. Comerica’s program has the following characteristics:

•	Provides a 100% match on salary deferrals up to 4% of qualified earnings (up to the IRS compensation limit).
•	Immediate vesting of employer matching contributions.

Retirement Account Plan

This plan as described below was in place through 2016. Comerica made significant changes to its retirement programs effective January 1, 2017. Please see the section below titled “2017 Retirement Programs” for details on the revised programs.

Eligible employees hired on or after January 1, 2007 and employees who are not actively accruing benefits in the Pension Plan are eligible to participate in the Retirement Account Plan (after attaining age 21 and completing one year of service). Annually, Comerica will provide an allocation which is a percentage of pay excluding management incentive bonuses paid to senior officers (up to the IRS compensation limit). The percentage used is based on the sum of the participant’s age and years of service.

Age + Service Points	Comerica Allocation
Less than 40	3.0%
40-49	4.0%
50-59	5.0%
60-69	6.0%
70-79	7.0%
80 or more	8.0%

•	The maximum annual compensation considered eligible to compute the allocation for any participant in 2016 was $265,000.
•	Contributions are 100% vested after three years of service, at age 65, or upon death while employed.
•	Payment of vested accounts can be made in lump sum or in periodic or partial distributions.
•	In-service distributions are not allowed.
•	For the year ended December 31, 2016, Mr. Farmer and Mr. Buchanan were participants in the Retirement Account Plan. Ms. Parkhill was a participant until her resignation in 2016.
•	The last contribution to the Retirement Account Plan will occur in March 2017 for 2016.

2017 Retirement Programs

The above retirement programs for active colleagues were revised effective January 1, 2017 and renamed the Retirement Income Account (“RIA”) Plan and the Supplemental Retirement Income Account (“SRIA”) Plan. The RIA/SRIA Plans will replace the current Pension Plan, SERP and Retirement Account Plan with one set of plans for all eligible colleagues going forward. By making these changes, Comerica is able to provide valuable retirement benefits in a cost-effective, sustainable manner.

Key Features

•	The RIA/SRIA plans are defined benefit cash balance plans that provide eligible participants monthly contribution credit of 3% to 6% of eligible compensation depending on age and service.
•

Comerica will also provide a monthly interest credit based on the annual rate of interest for 30-year Treasury securities as of November preceding the applicable plan year, divided by 12. As required by the IRS, the interest rate offered will not be less than 3.79%. The plans cap the interest rate at 8%.

•

The SRIA plan provides contribution credits and interest at the same level as the RIA for compensation in excess of the IRS pay cap, which is $270,000 in 2017, and on compensation that is deferred under Comerica’s deferred compensation plans.

•

For colleagues closest to retirement (at least age 60 on December 31, 2016), Comerica will provide a benefit at retirement that is the greater of the benefits determined under the Pension Plan and SERP continuing or the benefits under the RIA/SRIA Plans. Of Comerica’s named executive officers, Mr. Babb will be eligible for this option.

 PERQUISITES

Effective June 30, 2010, Comerica eliminated all of its perquisite programs for executive officers. Additionally, Comerica has never allowed the personal use of corporate aircraft, except in the event of an emergency, in which case the executive is required to reimburse Comerica for the full incremental cost of such use.

Other Compensation Practices and Policies

  STOCK OWNERSHIP GUIDELINES

We have stock ownership guidelines that encourage senior officers, including the NEOs, to own a significant amount of Comerica stock. The stock ownership guidelines are a multiple of annual base salary. Senior officers have five years from the time they are named to a senior leadership position to achieve the targeted ownership levels. If, after five years, the individual does not meet the ownership guideline, he/she will be required to retain 50% of all after-tax shares from RSA vestings or stock option exercises.

Internal Grade Level	Salary Multiple
CEO	6X
President	4X
EVP (Level II)	3X
EVP (Level I)	2X
SVP	1X

Utilizing stock ownership guidelines helps to align leadership with shareholder interests and to reinforce focus on the long-term success of Comerica. For purposes of the stock ownership guidelines, stock ownership includes:

•	Unvested shares of time-based RSAs or restricted stock units;
•	All shares owned by the senior officer;
•	Shares held in trust where the senior officer retains beneficial ownership; and
•	Any shares accumulated through employee benefit plans, such as deemed investments in Comerica common stock under a deferred compensation plan.
•	SELTPP shares are not counted towards ownership until they are vested and shares are distributed to the participants.

As of December 31, 2016, all active NEOs who have held their current title for at least five years have met their respective stock ownership guideline levels.

  EMPLOYMENT CONTRACTS AND SEVERANCE OR CHANGE OF CONTROL AGREEMENTS

Change of Control Agreements

We maintain change of control agreements with all of our NEOs. Change of control agreements are customary in the banking industry and among our peers and aid us in attracting and retaining executives. The goal of these agreements is to make an executive neutral to any change of control by reducing personal uncertainty. In addition, they encourage continuity in management through the completion of a transaction.

If a change of control of Comerica occurs, each NEO will have a right to continued employment for a period of 30 months from the date of the change of control (the “Employment Period”).

If the executive dies or becomes disabled during the Employment Period, the executive or his or her beneficiary will receive accrued obligations, including salary, pro rata bonus, deferred compensation and vacation pay, and death or disability benefits.

If Comerica terminates the executive’s employment for a reason other than cause or disability, or the executive terminates for good reason during the Employment Period, the agreement provides the following severance benefits (“Change of Control Benefits”):

•	any unpaid base salary through the date of termination;
•

a proportionate bonus based upon the highest annual bonus he or she earned during any of the last three fiscal years prior to the change of control or during the most recently completed fiscal year following the change of control (“highest annual bonus”);

•	an amount equal to three times the sum of the executive’s annual base salary plus the executive’s highest annual bonus;
•

a payment equal to the excess of: (a) the retirement benefits he or she would receive under Comerica’s pension and excess defined benefit plans or Retirement Account Plan, as applicable, if he or she continued to be employed for three years after the date his or her employment was terminated, over (b) the retirement benefits he or she actually accrued under the plans as of the date of termination;

•

provision of health, accident, disability and life insurance benefits for three years after the executive’s employment terminates, unless he or she becomes eligible to receive comparable benefits during the three-year period; and

•	outplacement services.

These amounts would be paid in a lump sum with the exception of the health, accident, disability and life insurance benefits and the payment of outplacement services, which would be paid as the expenses were incurred. All payments would be made by Comerica or the surviving entity.

Change of control agreements entered into in 2008 and before included an excise tax benefit and a window period feature. Accordingly, Mr. Babb, Mr. Farmer and Mr. Duprey would also receive the Change of Control Benefits if they resigned for any reason within the 30 days after the one-year anniversary of the change of control. Additionally, if any payment or benefit to Mr. Babb, Mr. Farmer or Mr. Duprey under the agreement or otherwise were subject to the excise tax under Section 4999 of the Internal Revenue Code, they would receive an additional payment in an amount sufficient to make the executive whole for any such excise tax. However, if such payments (excluding additional amounts payable due to the excise tax) did not exceed 110% of the greatest amount that could be paid without giving rise to the excise tax, no additional payments would be made with respect to the excise tax, and the payments otherwise due to Mr. Babb, Mr. Farmer, or Mr. Duprey would be reduced to an amount necessary to prevent the application of the excise tax. Change of control agreements entered into after 2008 provide that payments and benefits will be reduced to the amount necessary to prevent the application of the excise tax if such reduction would result in the executive retaining a greater amount on a net after-tax basis than if they were not reduced.

As of December 31, 2016, Mr. Faubion was party to a change of control agreement that was similar to the change in control agreements described above, but which (1) only provided for two years’ base, bonus, retirement plan accrual and insurance instead of three years; (2) included an excise tax benefit and (3) did not include a window period feature as described above. Such agreement expired upon his retirement on January 3, 2017.

Comerica has not entered into any new agreements after 2008 that include the excise tax benefit and window period provisions. Furthermore, Comerica will not include these provisions in new agreements going forward.

Supplemental Pension and Retiree Medical Agreement with Ralph W. Babb, Jr.

On May 29, 1998, Comerica entered into a Supplemental Pension and Retiree Medical Agreement with Mr. Babb, which is designed to make him whole with respect to pension benefits that he lost when he left his prior employer to come to Comerica. The agreement was entered into pursuant to an understanding reached when Mr. Babb was hired. This supplemental pension provides Mr. Babb a benefit equal to the amount to which he would have been entitled under the Pension Plan had he been employed by Comerica since 1978, less amounts received by him under both the Pension Plan and the defined benefit pension plans of his prior employer. In addition, Comerica will provide Mr. Babb and his spouse with retiree medical and accidental insurance coverage for his and her lifetime on a basis no less favorable than such benefits were provided to them as of the date of the agreement. For additional information on Mr. Babb’s supplemental pension arrangements, please see the table below entitled, “Pension Benefits at Fiscal Year-End 2016.”

  DEDUCTIBILITY OF EXECUTIVE COMPENSATION

It is Comerica’s intention generally to design its executive compensation programs to maximize the deductibility of executive compensation under the Internal Revenue Code. However, the Committee reserves the right in the exercise of its business judgment to establish appropriate compensation levels for executive officers that may exceed the limits on tax deductibility established under Section 162(m) of the Internal Revenue Code or not satisfy the performance-based award exception under Section 162(m), and therefore would not be deductible.

Participation in the TARP Capital Purchase Program imposed additional limitations under Section 162(m) of the Internal Revenue Code. During the TARP period, Comerica’s deduction for annual compensation for the Section 162(m) “covered executives” was limited to $500,000 and the “performance-based exception” of Section 162(m) was not available. As a result, certain portions of our executive officers’ compensation attributable to services during our TARP participation period (November 14, 2008 to March 17, 2010) may not be deductible when paid. Such additional deductibility limitations ceased with respect to compensation earned after Comerica’s redemption on March 17, 2010 of the preferred stock issued under the TARP Capital Purchase Program.

The aggregate nondeductible portion of cash compensation paid or earned with respect to 2016 performance and of any value received in 2016 from prior equity awards is estimated to be approximately $4.5 million. The primary component of this nondeductible compensation is the value of RSAs granted in prior years that vested in 2016. At a 35% federal tax rate, the aggregate cost to Comerica associated with the inability to deduct this compensation in 2016 is approximately $1.6 million, or approximately $0.009 per share outstanding as of December 31, 2016.

  STOCK GRANTING POLICY

Comerica’s stock-based grants are governed by the Stock Granting Policy. In general, the policy states that annual stock-based grants to eligible employees will be made once per year during the first regularly scheduled meeting of the Committee in a calendar year. This meeting typically takes place toward the end of January.

The Stock Granting Policy also governs the granting of off-cycle awards. Off-cycle awards include such things as grants to new hires and grants for retention purposes or special recognition. With respect to grants made to newly hired employees, the grant date is typically determined based on their start date with Comerica. Generally, individuals who start employment during the first half of the month will receive their grant on the last day of that month, and individuals who start employment during the last half of the month will receive their grant on the 15th day of the subsequent month. In all cases, the grant date will be adjusted if the prescribed date is not a trading day for the NYSE. The exercise price of stock options is the closing price of Comerica’s stock on the grant date. Other off-cycle awards are normally approved at a regularly scheduled meeting of the Committee, and the grant date is the date of the Committee meeting. Additionally, the CEO may make off-cycle option grants to existing employees who are not executive officers for promotions and for retention purposes. Such option grants are made on the same schedule as off-cycle grants approved by the Committee and may not exceed 5,000 shares per individual per calendar year.

  CLAWBACK POLICIES

Comerica has the following clawback policies and provisions:

•

Recoupment policy in response to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and shareholder feedback. The recoupment policy provides that in the event we are required to prepare an accounting restatement of our financial statements due to material noncompliance with any financial reporting requirement under the securities laws, the Board will require reimbursement or forfeiture of certain incentive-based compensation received by any current or former executive officer during the three-year period preceding the date on which the accounting restatement is required. The clawback pertains to any excess income derived by a senior or executive officer based on materially inaccurate accounting statements.

•

Clawback provision of the Sarbanes Oxley Act of 2002, which generally requires our Chief Executive Officer and Chief Financial Officer to reimburse us for any bonus or other incentive- or equity-based compensation and any profits on sales of Comerica stock that they receive within the 12-month period following the issuance of financial information if there is an accounting restatement because of material noncompliance, as a result of misconduct, with any financial reporting requirement under the federal securities laws.

•

Clawback provisions of our shareholder-approved 2006 LTIP, which provide that the Committee has the express right to cancel an option or RSA grant if the Committee determines in good faith that the recipient has engaged in conduct harmful to Comerica, such as having: (i) committed a felony;

(ii) committed fraud; (iii) embezzled; (iv) disclosed confidential information or trade secrets; (v) been terminated for cause; (vi) engaged in any activity in competition with our business or the business of any of our subsidiaries or affiliates; or (vii) engaged in conduct that adversely affected Comerica.

•	Forfeiture provisions described on page 64, above.

  COMPENSATION POLICIES AND PROCEDURES THAT AFFECT RISK MANAGEMENT

Since 2011, Comerica, similar to other large banking organizations, has been subject to a continuing review of incentive compensation policies and practices by regulatory bodies. In our case, this has included representatives of the Federal Reserve Board, the Federal Reserve Bank of Dallas and the Texas Department of Banking. As part of that review, we have undertaken a thorough analysis of all the incentive compensation programs throughout the organization, the individuals covered by each plan and the risks inherent in each plan’s design and implementation. We use incentive compensation plans as part of the total reward package for a significant number of employees, as well as our executive officers. In this section, we describe some of our policies regarding use and management of incentive compensation plans, and how we manage risks arising from the use of incentive compensation.

How We Consider Risk When Structuring Incentive Compensation Programs

•

Our Philosophy. Some risk-taking is an inherent part of operating a business. However, we strive to embed a culture of risk management throughout Comerica. Our compensation programs are designed to encourage management of risk and discourage inappropriate risk-taking by utilizing a diverse portfolio of incentive compensation programs and risk balancing mechanisms for our executives and other senior employees that is expected to reward the desired behavior and results.

•

Our Programs. To appropriately allocate risk, we use incentives differently, based on job type. For example, our NEOs and senior officers participate in the MIP, which is the vehicle that provided the AEI and LTEI. Participating employees generally have broader, Comerica-wide and/or strategic responsibilities. Accordingly, MIP award funding is based on corporate performance (adjusted EPS and adjusted ROA). Other employees participate in incentive plans designed to support the business objectives of the line of business in which they reside, such as commission plans that measure sales and customer satisfaction.

How We Identify Potential Risks Arising from Incentive Compensation

•

Through Board Review. The Committee, at least annually, reviews the structure and components of our compensation arrangements, the material potential sources of risk in our business lines and compensation arrangements, and various policies and practices of Comerica that mitigate this risk. Within this framework, the Committee discusses the parameters of acceptable and excessive risk-taking and the general business goals and concerns of Comerica, including the need to attract, retain and motivate top tier talent. In particular, the Committee focuses on the risks associated with the design of each plan, particularly higher risk incentive plans, the mitigation factors that exist for each plan, additional factors that could be considered and an overall risk assessment with respect to the plans. The risks with regard to employee compensation plans are assessed based on the plan design features and financial impact (i.e., the potential award size) of each plan. Plan design features that could increase risk, if not for the presence of mitigating factors, have been identified as follows: uncapped sales commissions, plans with significant maximum payouts, and plans without a link to corporate performance or business line results. All of our plans have links to corporate or business line results that allow for funding to be adjusted downward, and our governance procedures ensure awards are reviewed for appropriateness before they are distributed.

•

Through Third-Party Review. In 2014, Comerica’s management engaged Willis Towers Watson, a nationally-known consulting firm, to assist Comerica with its risk assessment of non-executive employee compensation plans. The assessment was intended to help Comerica identify attributes of our incentive plans which may incent excessive risk or governance and control procedures which may need to be strengthened around incentive administration. A detailed review was conducted in 2014 for 2015 plan design, and Towers Watson’s report (which was reviewed and approved by Comerica’s risk management leadership) indicated that none of our 2015 plans appeared to be structured in a manner that would encourage behavior that might lead an eligible participant to take excessive business risks. The same independent review will be conducted in 2017 for consideration of 2018 plan decisions.

How We Manage Potential Risks Arising from Incentive Compensation

•

By using internal controls to mitigate business risk. Internal controls include the following: a clear separation of operation and production/origination roles; having employees in different roles work in concert with one another so that one individual cannot take risky actions independently, and a robust internal audit process to provide oversight.

•

By identifying “risk-taking” employees throughout the organization. Using the principles articulated in Federal Reserve guidance, Comerica created a systematic methodology to review our entire population based on their job function and specifically considered the inherent risk associated with each position to identify our risk-taking employees. Clear identification of the “risk takers” allows Comerica to ensure their compensation arrangements do not encourage excessive risk-taking.

•

By using risk balancing mechanisms when developing incentive plans and allocating awards. Several different types of risk balancing mechanisms are employed when designing our incentive compensation plans. The type of mechanism is tailored to the tail risk associated with the objectives of the incentive plan. Some examples of these mechanisms include: clawbacks, performance vesting of compensation, payment deferrals, multi-year performance periods, discretionary judgments, holdbacks and cancelation provisions at the individual and plan level. Overall incentive plan funding calculations are based on business results. The allocation of the resulting incentive pools to specific executives, on the other hand, is based on each such executive’s individual performance, pursuant to manager recommendations made in accordance with our Discretion Policy. The Discretion Policy was adopted in 2012 and outlines consistent, methodical and transparent guidelines that incorporate the evaluation of risk behaviors for the use of discretion in determining awards for risk-taking employees.

•

By maintaining a strong governance process to manage employee compensation plans. We have a Business Unit Incentive Oversight Committee (“BUIOC”) comprised of executives who, each year, review and approve incentive plans for non-executive officers. The BUIOC was established by the Committee. Members of our executive steering committee are responsible for reviewing incentive awards and/or award components for risk-taking employees that are based on management discretion, ensuring a robust review of incentive plans from design to payout. In addition, in 2014, a key risk leader working group was established to identify risks throughout the organization which could have an impact on incentives. Items identified by this group are shared with the CEO and the Committee as appropriate to consider when reviewing recommend incentive awards. This helps to ensure we are evaluating compensation on a comprehensive basis and in the context of risk outcomes and behaviors.

•

By subjecting incentive compensation to a recoupment (clawback) policy and forfeiture provisions. The recoupment policy was implemented in 2010 and expanded to cover additional officers in 2016. It is explained more fully on page 69. The forfeiture provisions were implemented in 2014 and are explained more fully on page 64.

•

By using performance measures that include or adjust for risk. Under the MIP, we use performance metrics that are closely correlated to shareholder return. These implicitly include an important risk focus. Under other incentive plans, we incorporate risk adjustment tools (such as profitability measures, risk ratings, probability of default, etc.), in addition to performance against strategic goals in determining award amounts. All plans allow for the cancelation or reduction of funding for unforeseen events that impact the business line’s or Comerica’s results, notwithstanding positive formulaic results to the contrary.

•

By monitoring risk outcomes in the marketplace. In order to ensure our practices and oversight are strong and to guard against unintended outcomes, we monitor the outcomes of other financial institutions. As issues are identified, our own practices and controls are reviewed to help mitigate risk in our own programs.

Based on the factors identified above, we have determined that risks arising from Comerica’s employee compensation plans are not reasonably likely to have a material adverse effect on Comerica. Further, it is both the Committee’s and management’s intent to continue to review our plans and procedures going forward by monitoring regulations and best practices with regard to sound incentive compensation.

GOVERNANCE, COMPENSATION AND NOMINATING COMMITTEE REPORT

The Governance, Compensation and Nominating Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on that review and those discussions, it recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in Comerica’s proxy statement.

The Governance, Compensation and Nominating Committee

Richard G. Lindner, Chairman

Roger A. Cregg

Jacqueline P. Kane

Alfred A. Piergallini

February 28, 2017

Compensation Tables

The following table summarizes the compensation of our NEOs: the Chief Executive Officer of Comerica, the current and the former Chief Financial Officers of Comerica, and the three other most highly compensated executive officers of Comerica who were serving at the end of the fiscal year ended December 31, 2016.

2016 SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
Ralph W. Babb, Jr.	2016	1,265,000	0	3,187,714	359,281	1,265,000	3,854,694	10,600	9,942,289
Chairman of the Board	2015	1,289,327	0	3,193,445	356,208	1,239,700	770,739	10,600	6,860,019
and Chief Executive Officer, Comerica Incorporated and Comerica Bank	2014	1,261,154	0	3,175,039	368,070	1,720,400	4,776,863	10,400	11,311,926
Karen L. Parkhill	2016	234,944	0	730,475	82,353	0	0	4,281	1,052,053
Former Vice Chairman and Chief	2015	631,923	0	731,832	81,658	523,873	0	23,850	1,993,136
Financial Officer, Comerica Incorporated and Comerica Bank	2014	618,154	0	727,581	84,346	551,180	0	23,400	2,004,661
David E. Duprey	2016	573,731	0	698,698	53,378	390,000	357,648	13,946	2,087,401
Executive Vice President and Chief Financial Officer, Comerica Incorporated and Comerica Bank	2015	545,289	0	474,469	52,931	340,795	87,957	15,613	1,517,054
Curtis C. Farmer	2016	700,000	0	996,131	112,272	565,250	0	26,500	2,400,153
President,	2015	687,708	0	1,031,796	81,658	586,516	0	26,500	2,414,178
Comerica Incorporated and Comerica Bank	2014	625,692	0	727,581	84,346	601,021	0	23,400	2,062,040
John D. Buchanan	2016	573,846	0	650,354	73,308	373,750	0	23,850	1,695,108
Executive Vice President - Chief Legal Officer, and Corporate Secretary,
Comerica Incorporated and Comerica Bank
J. Patrick Faubion	2016	569,231	0	464,980	52,384	373,750	624,246	10,600	2,095,191
Executive Vice President,
Comerica Incorporated and Comerica Bank

Footnotes:

(a)

Current position held by the NEOs as of March 14, 2017, except for Karen L. Parkhill, who was Chief Financial Officer from January 1, 2016 — May 3, 2016 and Vice Chairman from January 1, 2016 — May 6, 2016, and J. Patrick Faubion, who retired on January 3, 2017.

(1)

Represents the aggregate grant date fair value of stock awards granted to each of the NEOs in accordance with Accounting Standards Codification (ASC) 718 and Item 402 of Regulation S-K. For additional information on the assumptions used in determining fair value for share-based compensation, refer to Notes 1 and 16 in the Consolidated Financial Statements in Comerica’s Annual Report on Form 10-K for the year ended December 31, 2016. See the “2016 Grants of Plan-Based Awards” table below for information on awards made in 2016.

The values of the SELTPP units at the grant date, assuming that the highest level of performance conditions is achieved, are: Mr. Babb, $3,971,498; Ms. Parkhill, $910,009; Mr. Duprey, $590,184; Mr. Farmer, $1,240,987; Mr. Buchanan, $810,351; and Mr. Faubion, $579,273.

Ms. Parkhill forfeited all stock awards reported in this column upon her departure in May 2016.

(2)

Represents the aggregate grant date fair value of stock options granted to the NEOs in accordance with ASC 718 and Item 402 of Regulation S-K. The amounts reflect the fair market value at the date of grant for these awards based on a binomial lattice valuation. See the “2016 Grants of Plan-Based Awards” table below for information on awards made in 2016. The binomial value assigned to an option as of each grant date is as follows:

Option Value
2014	$ 13.21
2015	$ 11.31
2016	$ 9.94

For additional information on the valuation assumptions used in determining fair value for share-based compensation, refer to Notes 1 and 16 in the Consolidated Financial Statements in Comerica’s Annual Report on Form 10-K for the year ended December 31, 2016.

Ms. Parkhill forfeited all option awards reported in this column upon her departure in May 2016.

(3)	Represents incentive awards, if any, under Comerica’s MIP based on Comerica’s performance for the relevant one-year and three-year performance periods.

(4)

Represents the aggregate change in the actuarial present value of the individual’s accumulated benefit under the Pension Plan and SERP. The 2016 value increased from 2015 in part due to a decrease in long-term discount rates of 59 basis points. The years of service credited to Mr. Babb under the SERP include the additional years of service that Comerica agreed to provide Mr. Babb upon commencing his employment with Comerica. For additional explanation on this matter, see “Supplemental Pension and Retiree Medical Agreement with Ralph W. Babb, Jr.” on page 68. Since Ms. Parkhill, Mr. Farmer and Mr. Buchanan were hired after January 1, 2007, they are not eligible to participate in the Pension Plan or the SERP. See “Pension Benefits at Fiscal Year-End 2016” for more information.

Comerica has not provided above-market or preferential earnings on any nonqualified deferred compensation and, accordingly, no such amounts are reflected in the column.

(5)	2016 amounts for each of the NEOs include a matching contribution under Comerica’s 401(k) savings plan and, if applicable, the Retirement Account Plan and ESPP program as follows:

NEO	401(k) Match	Retirement Account Plan	ESPP Match
Ralph W. Babb, Jr.	$10,600	N/A	—
Karen L. Parkhill	$ 4,281	$ 0	—
David E. Duprey	$10,600	N/A	$3,346
Curtis C. Farmer	$10,600	$ 15,900	—
John D. Buchanan	$10,600	$ 13,250	—
J. Patrick Faubion	$10,600	N/A	—

For Mr. Duprey, the ESPP match reflects the amount paid in 2016. Mr. Duprey discontinued his purchases pursuant to the ESPP program following his appointment as CFO due to his involvement in the equity repurchase program; however, he will continue to receive company matches on prior purchases pursuant to the terms of the ESPP.

The following table provides information on grants of awards to NEOs in the fiscal year ended December 31, 2016 under Comerica’s plans, as well as potential payouts for each of the NEOs under the AEI for the 2016 annual performance period and the LTEI for the three-year performance period covering 2014-2016. For more information on our AEI plan, see the “Short-Term Incentive (AEI)” section of the “Compensation Discussion and Analysis”, and for our LTEI and equity compensation plan, see the “Long-Term Incentives” section of the “Compensation Discussion and Analysis.”

2016 GRANTS OF PLAN-BASED AWARDS

	Award Type	Date Award Approved	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(5)		All Other Option Awards: Number of Securities Underlying Options(6)	Exercise or Base Price of Option Awards ($/Sh)(7)	Grant Date Fair Value of Stock and Option Awards(8)
				Threshold ($)	Target ($)	Maximum(2) ($)	Threshold (#)	Target (#)	Maximum(4) (#)
Ralph W. Babb, Jr.	Cash Incentive			0	2,150,500	4,301,000
	SELTPP Units	1/26/2016	1/26/2016				0	81,895	122,843					2,647,665
	RSAs	1/26/2016	1/26/2016							16,380				540,049
	Options	1/26/2016	1/26/2016									36,145	32.97	359,281
Karen L. Parkhill(9)	Cash Incentive			0	0	0
	SELTPP Units	1/26/2016	1/26/2016				0	18,765	28,148					606,672
	RSAs	1/26/2016	1/26/2016							3,755				123,802
	Options	1/26/2016	1/26/2016									8,285	32.97	82,353
David E. Duprey	Cash Incentive			0	585,000	1,170,000
	SELTPP Units	1/26/2016	1/26/2016				0	12,170	18,255					393,456
	RSAs	1/26/2016	1/26/2016							2,435				80,282
		7/26/2016	7/26/2016							4,915	(10)			224,960
	Options	1/26/2016	1/26/2016									5,370	32.97	53,378
Curtis C. Farmer	Cash Incentive			0	1,085,000	2,170,000
	SELTPP Units	1/26/2016	1/26/2016				0	25,590	38,385					827,325
	RSAs	1/26/2016	1/26/2016							5,120				168,806
	Options	1/26/2016	1/26/2016									11,295	32.97	112,272
John D. Buchanan	Cash Incentive			0	456,806	913,611
	SELTPP Units	1/26/2016	1/26/2016				0	16,710	25,065					540,234
	RSAs	1/26/2016	1/26/2016							3,340				110,120
	Options	1/26/2016	1/26/2016									7,375	32.97	73,308
J. Patrick Faubion	Cash Incentive			0	560,625	1,121,250
	SELTPP Units	1/26/2016	1/26/2016				0	11,945	17,918					386,182
	RSAs	1/26/2016	1/26/2016							2,390				78,798
	Options	1/26/2016	1/26/2016									5,270	32.97	52,384

Footnotes:

(1)

Reflects the potential payments for each of the NEOs under the AEI and the LTEI for the annual performance period covering 2016 and the three-year performance period covering 2014-2016. Because there is the possibility of no incentive funding if Comerica does not meet its performance objectives, the threshold is deemed to be zero. Incentives earned under the AEI and the LTEI for the one-year and three-year performance periods in 2016 and 2014-2016 are shown in the Non-Equity Incentive Compensation Plan column of the 2016 Summary Compensation Table.

(2)

As described in the “Compensation Discussion and Analysis” section above, the maximum stated for each NEO under the MIP represents the maximum amount that could be funded for each NEO based upon the achievement of the performance criteria, the NEO’s officer level and the NEO’s base salary. Where applicable, for Mr. Buchanan, the values are prorated based on the period of time he has been employed by Comerica.

(3)

SELTPP units were granted to NEOs in January 2016. The SELTPP units vest after 12/31/18, the end of the three-year performance period, once the attainment of the performance measures has been determined. The SELTPP is a forward-looking performance plan where the payout could be at 150% of target if performance metrics are surpassed or be reduced to zero if the performance threshold is not achieved.

Performance will be measured on an absolute basis for three-year average adjusted ROCE with a downward modifier included based on relative TSR performance, as compared with the KBW Bank Index. Dividend equivalents accumulate throughout the vesting period and are paid out at distribution with the same performance factor applied.

(4)

As described in the “Compensation Discussion and Analysis” section above, the maximum stated for each NEO under the SELTPP represents the maximum number of shares that could be earned by each NEO based upon surpassing performance metrics.

(5)

Except as noted, reflects the number of RSAs granted to NEOs in January 2016. Unless an award is forfeited prior to vesting, RSAs vest 50% on the third anniversary of the grant date and vest 25% on each of the fourth and fifth anniversaries of the grant date. Refer to the “Equity Incentives” portion of the “Compensation Discussion and Analysis” section above for more information on RSAs.

(6)	Reflects the number of stock options granted to the NEOs in January 2016. Option awards generally have a 10-year term and become exercisable annually in 25% increments.

(7)	The closing price of Comerica common stock per share on January 26, 2016.

(8)

Represents the fair value (at grant date) of stock options, RSAs and SELTPP units granted to applicable NEOs in 2016. The SELTPP units are calculated by a third party accounting firm using the fair value (at grant date) less a 1.93% adjustment for market condition resulting in an assigned fair value of $32.33. The RSA value is calculated by using the closing stock price on the date of grant. The stock option grant value is based on a binomial lattice valuation. The binomial value assigned to the option grant in January 2016 was $9.94.

(9)

Ms. Parkhill would have been eligible, if she had remained with Comerica, for a non-equity incentive award of $806,000 at target and $1,612,000 at maximum. Ms. Parkhill also forfeited all stock awards reported in this table upon her departure in May 2016.

(10)

RSAs vest in increments of 50% on the third anniversary of the grant date and 25% on each of the fourth and fifth anniversaries of the grant date. The grant was made in connection with Mr. Duprey’s promotion to Chief Financial Officer of Comerica Incorporated and Comerica Bank.

The following table provides information on stock option, RSA and SELTPP unit grants awarded under the 2006 LTIP for each NEO that were outstanding as of the end of the fiscal year ended December 31, 2016. The market value of the stock awards is based on the closing market price of Comerica common stock on December 30, 2016 of $68.11 per share. For more information on our equity compensation plans, see the “Long-Term Incentives” section of the “Compensation Discussion and Analysis.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2016

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($)

Ralph W. Babb, Jr.	0	36,145(1)	32.97	1/26/2026	16,380(5)	1,115,642	81,895(13)	5,577,868
	7,873	23,622(2)	42.32	1/27/2025	12,760(6)	869,084	63,800(14)	4,345,418
	13,931	13,932(3)	49.51	1/21/2024	10,906(7)	742,808
	26,025	8,675(4)	33.79	1/22/2023	93,300(8)	6,354,663
	121,400	0	29.60	1/24/2022	54,861(9)	3,736,583
	115,300	0	39.10	1/25/2021
	61,500	0	39.16	7/27/2020
	83,600	0	17.32	1/27/2019
	100,000	0	37.45	1/22/2018
Karen L. Parkhill	—	—	—	—	—	—	—	—
David E. Duprey	0	5,370(1)	32.97	1/26/2026	4,915(10)	334,761	12,170(13)	828,899
	1,170	3,510(2)	42.32	1/27/2025	2,435(5)	165,848	9,480(14)	645,683
	2,027	2,028(3)	49.51	1/21/2024	1,895(6)	129,068
	3,375	1,125(4)	33.79	1/22/2023	1,587(7)	108,091
	17,500	0	29.60	1/24/2022	13,500(8)	919,485
	18,500	0	39.10	1/25/2021	7,984(9)	543,790
	18,500	0	39.16	7/27/2020
Curtis C. Farmer	0	11,295(1)	32.97	1/26/2026	5,120(5)	348,723	25,590(13)	1,742,935
	1,805	5,415(2)	42.32	1/27/2025	6,455(11)	439,650	14,620(14)	995,768
	3,192	3,193(3)	49.51	1/21/2024	2,925(6)	199,222
	4,125	1,375(4)	33.79	1/22/2023	2,499(7)	170,207
	15,750	0	29.60	1/24/2022	16,800(8)	1,144,248
	22,000	0	39.10	1/25/2021	12,571(9)	856,211
	21,000	0	39.16	7/27/2020
John D. Buchanan	0	7,375(1)	32.97	1/26/2026	3,340(5)	227,487	16,710(13)	1,138,118
					14,065(12)	957,967
J. Patrick Faubion	0	5,270(1)	32.97	1/26/2026	2,390(5)	162,783	11,945(13)	813,574
	888	2,667(2)	42.32	1/27/2025	1,440(6)	98,078	7,205(14)	490,733
	1,509	1,509(3)	49.51	1/21/2024	1,181(7)	80,438
	2,527	843(4)	33.79	1/22/2023	12,000(8)	817,320
	14,500	0	29.60	1/24/2022	5,942(9)	404,710
	16,400	0	39.10	1/25/2021
	15,000	0	34.78	1/26/2020
	5,300	0	37.45	1/22/2018

Footnotes:

(1)	Options vest annually in 25% increments with remaining vesting dates of 1/26/2017, 1/26/2018, 1/26/2019 and 1/26/2020.

(2)	Options vest annually in 25% increments with remaining vesting dates of 1/27/2017, 1/27/2018 and 1/27/2019.

(3)	Options vest annually in 25% increments with remaining vesting dates of 1/21/2017 and 1/21/2018.

(4)	Options vest annually in 25% increments with remaining vesting date of 1/22/2017.

(5)

RSAs vest in increments of 50% in year three and 25% in years four and five. Vesting dates for these shares are 1/26/2019, 1/26/2020 and 1/26/2021. Dividends are paid out in cash over the vesting period.

(6)

RSAs vest in increments of 50% in year three and 25% in years four and five. Vesting dates for these shares are 1/27/2018, 1/27/2019 and 1/27/2020. Dividends are paid out in cash over the vesting period.

(7)

RSAs vest in increments of 50% in year three and 25% in years four and five. Vesting dates for these shares are 1/21/2017, 1/21/2018 and 1/21/2019. Dividends are paid out in cash over the vesting period.

(8)	RSAs vest on 1/24/2017. Dividends are paid out in cash over the vesting period.

(9)	The three-year performance period for these SELTPP units ended on 12/31/16. The Committee made performance-based determinations regarding these units on February 28, 2017 as follows:

Metric	Performance
3 year average adjusted ROCE	7.32% (100.6% of target)
TSR (relative to KBW Bank Index)	Second quartile of banks - no negative modifier

On the determination date, the Committee approved a payout of the SELTPP units at 100.6% of target and the SELTPP units vested. Shares shown here have the performance factor applied. Dividend equivalents accumulated throughout the vesting period and were paid out at distribution in cash with the same performance factor applied.

With respect to the adjusted ROCE, see Annex A for a reconciliation of non-GAAP and GAAP measures presented.

(10)

RSAs vest in increments of 50% in year three and 25% in years four and five. Vesting dates for these shares are 7/26/2019, 7/26/2020 and 7/26/2021. The grant was made in connection with Mr. Duprey’s promotion to Chief Financial Officer, Comerica Incorporated and Comerica Bank. Dividends are paid out in cash over the vesting period.

(11)

RSAs vest in increments of 50% in year three and 25% in years four and five. Vesting dates for these shares are 4/28/2018, 4/28/2019 and 4/28/2020. The grant was made in recognition of Mr. Farmer’s promotion to President, Comerica Incorporated and Comerica Bank. Dividends are paid out in cash over the vesting period.

(12)

As an incentive to join Comerica, Mr. Buchanan was awarded RSAs on September 15, 2015. RSAs vest in increments of 50% in year three and 25% in years four and five. Vesting dates for these shares are 9/15/2018, 9/15/2019 and 9/15/2020. Dividends are paid out in cash over the vesting period.

(13)

The SELTPP units vest after 12/31/18, the end of the three-year performance period, once the attainment of the performance measures has been determined. The SELTPP is a forward-looking performance plan where the payout could be at 150% of target if performance metrics are surpassed or be reduced to zero if the performance threshold is not achieved. Performance will be measured on an absolute basis for three year average adjusted ROCE with a modifier included based on relative TSR performance, as compared with the KBW Bank Index. Dividend equivalents accumulate throughout the vesting period and are paid out at distribution in cash with the same performance factor applied.

(14)

The SELTPP units vest after 12/31/17, the end of the three-year performance period, once the attainment of the performance measures has been determined. The SELTPP is a forward-looking performance plan where the payout could be at 150% of target if performance metrics are surpassed or be reduced to zero if the performance threshold is not achieved. Performance will be measured on an absolute basis for three-year average adjusted ROCE with a modifier included based on relative TSR performance, as compared with the KBW Bank Index. Dividend equivalents accumulate throughout the vesting period and are paid out at distribution in cash with the same performance factor applied.

The following table provides information concerning the exercise of stock options and the vesting of RSAs, RSUs and PRSUs during the fiscal year ended December 31, 2016 for each of the NEOs. For more information on our equity compensation plans, see the “Long-Term Incentives” section of the “Compensation Discussion and Analysis.”

2016 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ralph W. Babb, Jr.(1)	100,000	159,000	148,100	5,229,553
Karen L. Parkhill(2)(3)	86,930	1,307,224	39,898	1,735,576
David E. Duprey(4)	18,800	29,892	21,500	753,485
Curtis C. Farmer(5)	0	0	25,500	894,570
John D. Buchanan	0	0	0	0
J. Patrick Faubion(6)	6,000	12,360	16,310	569,671

Footnotes:

(1)

Upon the lapse of restrictions, 54,400 RSAs vested with a closing market price of $32.04 on January 25, 2016 and 93,700 PRSUs settled with a closing market price of $37.21 on March 3, 2016. Mr. Babb “net” exercised 100,000 stock options on November 17, 2016 with an exercise price of $58.98 by withholding shares to satisfy tax withholding obligations and pay the exercise price.

(2)

Upon the lapse of restrictions, 15,000 PRSUs settled with a closing market price of $37.21 on March 3, 2016. Ms. Parkhill “net” exercised 60,000 stock options on May 5, 2016 with an exercise price of $25.59, 21,000 stock options with an exercise price of $29.60, and 4,125 stock options with an exercise price of $33.79 by withholding shares to satisfy tax withholding obligations and pay the exercise price. Ms. Parkhill “net” exercised 1,755 stock options on August 4, 2016 with an exercise price of $42.32 by withholding shares to satisfy tax withholding obligations and pay the exercise price, and cash exercised 50 stock options with an exercise price of $42.32 on that same date.

(3)

As an incentive to join Comerica, Ms. Parkhill was awarded 34,200 restricted stock units on August 31, 2011, which vested in thirds in years three, four and five from the date of grant and included dividend equivalents. A total of 24,503 units from the first and second tranches had vested through December 31, 2015. Additional dividend equivalents of 395 restricted stock units related to the first and second tranches accumulated and immediately vested on January 1, April 1 and July 1, 2016, with an aggregate fair market value of $15,766. The third tranche and its associated dividend equivalents were forfeited upon Ms. Parkhill’s departure in May 2016. The award was settled in shares on August 31, 2016. The “Stock Awards” columns show the full value of all shares settled in 2016.

(4)

Upon the lapse of restrictions, 9,000 RSAs vested with a closing market price of $32.04 on January 25, 2016 and 12,500 PRSUs settled with a closing market price of $37.21 on March 3, 2016. Mr. Duprey “net” exercised 18,800 stock options on November 17, 2016 with an exercise price of $58.98 by withholding shares to satisfy tax withholding obligations and pay the exercise price.

(5)	Upon the lapse of restrictions, 10,500 RSAs vested with a closing market price of $32.04 on January 25, 2016, and 15,000 PRSUs settled with a closing market price of $37.21 on March 3, 2016.

(6)

Upon the lapse of restrictions, 7,200 RSAs vested with a closing market price of $32.04 on January 25, 2016, and 9,110 PRSUs settled with a closing market price of $37.21 on March 3, 2016. Mr. Faubion “net” exercised 6,000 stock options on November 18, 2016 with an exercise price of $58.98 by withholding shares to satisfy tax withholding obligations and pay the exercise price.

The following table gives information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement, including, without limitation, tax-qualified defined benefit plans and supplemental executive retirement plans, but excluding tax-qualified defined contribution plans and nonqualified defined contribution plans. In the table below, the Comerica Incorporated Retirement Plan is referred to as the “Pension Plan”, and the supplemental executive retirement plan, or Benefit Equalization Plan, is referred to as the “SERP”. Since Ms. Parkhill, Mr. Farmer and Mr. Buchanan were hired after January 1, 2007, they were not eligible to participate in the Pension Plan or the SERP. For more information, see the “Retirement Benefits” section of the “Compensation Discussion and Analysis.”

PENSION BENEFITS AT FISCAL YEAR-END 2016(1)

Name	Plan Name	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
	Pension Plan	20.58	3,106,776	0
Ralph W. Babb, Jr.	SERP	38.58	24,856,161	0

	Total Pension Value		27,962,937	0
	Pension Plan	9.75	1,036,542	0
David E. Duprey	SERP	9.75	616,653	0

	Total Pension Value		1,653,195	0
	Pension Plan	25.00	2,563,306	0
J. Patrick Faubion	SERP	25.00	1,189,562	0

	Total Pension Value		3,752,868	0

Footnotes:

(1)

This table shows the actuarial present value of accumulated benefits payable to the applicable NEOs, based on the final average monthly compensation and the number of years of service credited at December 31, 2016. The actuarial assumptions used to determine the present values are consistent with those used in Comerica’s financial statements, except that, as required by SEC regulations, the assumed retirement age is the normal Pension Plan retirement age of 65 or the executive’s current age, if later. For these purposes, the actuarial assumptions under both plans include a discount rate of 4.23%; post-retirement mortality projections from the RP-2016 Mortality Table for males and females with generational projection using sex-distinct Scale MP-2016; no assumed pre-retirement mortality; and that payments are projected to commence at the greater of participant age 65 and current age for active participants in the form of a single life annuity.

(2)

The years of service credited to Mr. Babb under the SERP include 18 years of benefit service that Comerica contractually agreed to provide Mr. Babb at the time he was hired to equalize the effect of his departure from his previous employer. For additional explanation on this matter, see “Supplemental Pension and Retiree Medical Agreement with Ralph W. Babb, Jr.” on page 68. Using the same actuarial assumptions as set forth in footnote 1, the years of service are valued at $12,660,518 of his total SERP benefit.

At December 31, 2016, Mr. Babb had 38.58 years of benefit service in the SERP. However, benefits payable at early or normal retirement under the Pension Plan and the SERP are limited to a 35-year service cap. The cap for benefits payable at a late retirement (after age 65) is described below.

The Pension Plan is a tax-qualified defined benefit pension plan and a consolidation of the former Manufacturers National Corporation Pension Plan, the Comerica Incorporated Retirement Plan and pension plans of other companies acquired by Comerica. The Pension Plan, in general, was closed to new hires on and after January 1, 2007. Participation in the Pension Plan was redefined in 2011 to include those individuals who are actively accruing benefits in the Pension Plan as of December 22, 2011, which had the effect of eliminating the reentrance of individuals into the Pension Plan.

The above retirement programs for active colleagues were revised effective January 1, 2017 and renamed the Retirement Income Account (RIA) Plan and the Supplemental Retirement Income Account (SRIA) Plan. The RIA/SRIA Plans will generally replace the current Pension Plan, SERP and Retirement Account Plan (RAP) with one set of plans for all eligible colleagues going forward.

The plans as described below were in place through 2016. Comerica made significant changes to its retirement programs effective January 1, 2017. Please see the section above titled “2017 Retirement Programs” for details on the revised programs.

The Pension Plan provides the following types of benefits:

•

Early retirement. Early retirement age under the Pension Plan is 55. A participant with 10 years of service may retire at early retirement age, or thereafter, and receive payment of his or her accrued benefit, reduced by an early retirement reduction factor for commencement prior to normal retirement age. As of December 31, 2016, Mr. Duprey and Mr. Faubion were eligible for early retirement. Mr. Faubion retired on January 3, 2017.

•	Normal retirement. Normal retirement age under the Pension Plan is 65. As of December 31, 2016, none of the NEOs were eligible for normal retirement.

•

Late Retirement. Retirement after age 65, the normal retirement date, is a late retirement under the Pension Plan. A participant who retires under the late retirement provision will receive a benefit equal to the greater of a) a benefit calculated using final average pay and service (capped at 35 years) as of the late retirement date and b) a benefit, calculated using final average pay and service (capped at 35 years) as of the normal retirement date, actuarially increased to the late retirement date. As of December 31, 2016, Mr. Babb was eligible for late retirement.

•

Vested separated retirement. After five years of service with Comerica, an eligible employee is vested in the Pension Plan. Such an employee receives a vested separated retirement benefit at the time of voluntary termination even if such employee is not eligible for retirement, reduced by a vested separated retirement factor for commencement prior to normal retirement age. As of December 31, 2016, none of the NEOs was eligible for a vested separated retirement benefit.

•

Disability. After attainment of age 50 and fifteen years of service with Comerica, an eligible employee would receive a benefit in the event of total disability. As of December 31, 2016, Mr. Babb and Mr. Faubion had satisfied the service requirements for disability benefits.

•

Death. If an eligible employee who has earned a vested accrued benefit dies prior to electing an optional form of benefit, the eligible employee’s surviving spouse, if any, would receive the same benefit that would be payable if the eligible employee had separated from service on the date of death and elected an immediate joint and 50% survivor annuity as of the date of death or at the earliest retirement age, if later. An eligible employee who is at least age 50 and has earned a vested accrued benefit may elect an enhanced death benefit that would pay a benefit assuming the eligible employee separated from service on the date of death and elected an immediate joint and 100% survivor annuity. Of the NEOs, Mr. Babb and Mr. Faubion have elected an enhanced death benefit.

A participant may not receive multiple levels of benefits under the Pension Plan.

A participant who retires under the Pension Plan receives a pension comprised of two parts. The first part is the pension based on the service the participant accrued under one of the aforementioned plans on the day prior to the January 1, 1994 merger of those plans into the Pension Plan. The second part is the sum of (i) nine-tenths of one percent times the participant’s final average monthly compensation, times the participant’s years of benefit service since January 1, 1994 (total service not to exceed 35); plus (ii) seven tenths of one percent times the participant’s final average monthly compensation in excess of the participant’s covered compensation (the average of the taxable wage bases in effect for each calendar year during the 35-year period ending on the last day of the calendar year in which the participant attains Social Security Retirement Age), times the participant’s years of benefit service since January 1, 1994 (total service not exceeding 30).

Final average monthly compensation is a participant’s aggregate monthly compensation for the 60 consecutive calendar months that fall within the 120 calendar months preceding the participant’s retirement or separation from service prior to retirement, which results in the highest aggregate monthly compensation, divided by 60. Compensation under the Pension Plan is defined as wages, salary (including salary awarded in the form of phantom salary stock units) and any other amounts received for personal service actually rendered in the course of the employee’s employment with the employer, to the extent such amounts are includible in gross income, plus incentives earned under the MIP, inclusive of awards earned under the MIP that the Committee determines will be paid under Comerica’s 2006 LTIP in lieu of a cash incentive.

The Pension Plan also provides a benefit feature intended to help retiring employees purchase additional health care insurance. This is a level benefit to all employees that is not based on compensation but is based on “points”. “Points” are the participant’s age plus service at termination or retirement not exceeding 100 points. This benefit provides $1.50 per “point” payable monthly commencing on the participant’s normal retirement date. Participants eligible to retire early under the Pension Plan who have also attained age 60 with 10 years of service or who have accumulated 80 points on or after age 55, are entitled to a benefit equal to $3.00 per point payable monthly commencing on their early retirement date and ending on their normal retirement date. For example, a participant retiring at age 60 and with 20 years of service would receive a monthly payment of $240 until his or her normal retirement date and a monthly benefit of $120 thereafter. Those vested employees not meeting the age 60 and 10 years of service or 80 point criteria would receive a flat $1.50 per point monthly benefit commencing on his or her normal retirement date.

In past years, there was some flexibility provided in the IRS regulations to include an additional benefit in the Pension Plan that would otherwise be payable from the SERP. Accordingly, certain participants in the Pension Plan are entitled to receive an annual benefit that is the greater of (a) their normal retirement benefit calculated regularly, and (b) their normal retirement benefit calculated applying the 2016 compensation limit for earnings after 2016, but adding a stated additional amount. The NEOs who were eligible for the additional benefit under the Pension Plan at December 31, 2016 are: Mr. Babb, with an additional annual benefit of $147,485; Mr. Duprey, with an additional annual benefit of $64,281; and Mr. Faubion, with an additional annual benefit of $124,709. The 2016 limit under the Internal Revenue Code on the maximum annual pension that any participant, including any NEO, may receive under a tax-qualified defined benefit plan is $210,000. The maximum annual compensation of any participant that Comerica can consider in computing a pension under a qualified plan is $265,000.

A participant who is unmarried at the time of retirement generally receives a pension in the form of a single life annuity, the annual amount of which is listed in the “Pension Benefits at Fiscal Year-End 2016” table above. A participant who is married at the time of retirement generally receives a pension in the form of a joint and 50% survivor annuity, the amount of which is actuarially equivalent to the single life annuity.

The amounts set forth in the table above are not subject to deduction for Social Security or other offset amounts. The pension benefit formula under each of these plans is designed so that the pension benefits payable are integrated with the Social Security taxable wage base.

In addition to the Pension Plan, Comerica maintains the SERP, which is a consolidation of the nonqualified retirement plans previously maintained by Comerica and Manufacturers National Corporation. The SERP makes up the portion of the retirement benefits lost by participants in the Pension Plan due to limits under the Internal Revenue Code on tax-qualified retirement plans that cap annual compensation which can be taken into account in determining pension benefits, cap the annual benefit that can be paid to any participant and set restrictions when a plan is top-heavy. The SERP includes the amount of certain deferrals that are not included within the compensation definition in the Pension Plan. The SERP benefits are calculated in the form of a 100% joint and survivor annuity if a participant is married and in the form of a life annuity if a participant is not married when payments commence.

The SERP also provides the supplemental pension to Mr. Babb that is described in the May 29, 1998 Supplemental Pension and Retiree Medical Agreement between Comerica and Mr. Babb, referenced on page 68 under “Employment Contracts and Severance or Change of Control Agreements” of the “Compensation Discussion and Analysis” portion of the proxy statement, which serves to equalize the effect that the departure from his prior employer had on Mr. Babb’s pension.

The following table provides information on the nonqualified deferred compensation of the NEOs with respect to the fiscal year ended December 31, 2016. The plans under which these deferrals were made are described in the section entitled “Employee Deferred Compensation Plans” below.

2016 NONQUALIFIED DEFERRED COMPENSATION

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Ralph W. Babb, Jr.	Deferred Compensation Plan	0	0	0	0	0
	Common Stock Deferred Incentive Award Plan	0	0	1,144,036	0	2,870,633

	Total Deferred Compensation Balance	0	0	1,144,036	0	2,870,633
Karen L. Parkhill	Deferred Compensation Plan	0	0	0	0	0
	Common Stock Deferred Incentive Award Plan	0	0	0	0	0

	Total Deferred Compensation Balance	0	0	0	0	0
David E. Duprey	Deferred Compensation Plan	0	0	27,524	0	595,142
	Common Stock Deferred Incentive Award Plan	0	0	0	0	0

	Total Deferred Compensation Balance	0	0	27,524	0	595,142
Curtis C. Farmer	Deferred Compensation Plan	0	0	0	0	0
	Common Stock Deferred Incentive Award Plan	0	0	0	0	0

	Total Deferred Compensation Balance	0	0	0	0	0
John D. Buchanan	Deferred Compensation Plan	0	0	0	0	0
	Common Stock Deferred Incentive Award Plan	0	0	0	0	0

	Total Deferred Compensation Balance	0	0	0	0	0
J. Patrick Faubion	Deferred Compensation Plan	0	0	0	0	0
	Common Stock Deferred Incentive Award Plan	0	0	48,296	0	121,185

	Total Deferred Compensation Balance	0	0	48,296	0	121,185

Footnotes:

(1)	Amounts represent compensation deferred in the 2016 fiscal year. Any such amounts would be included in the 2016 Summary Compensation Table.

(2)

Amounts represent the total compensation deferred by each NEO, together with earnings net of any losses attributed to each of them in accordance with their investment elections in the hypothetical investments offered. The deferral contributions made in years prior to 2016 represent base salary or incentives earned under the MIP. Those amounts were included in the Summary Compensation Table in prior years with respect to the NEOs at those times.

Employee Deferred Compensation Plans. Comerica maintains two deferred compensation plans for eligible employees of Comerica and its subsidiaries: the 1999 Comerica Incorporated Amended and Restated Common Stock Deferred Incentive Award Plan (the “Employee Common Stock Deferral Plan”) and the 1999 Comerica Incorporated Amended and Restated Deferred Compensation Plan (the “Employee Investment Fund Deferral Plan”). Under the Employee Common Stock Deferral Plan, eligible employees may defer up to 100% of their incentive awards into units that are functionally equivalent to shares of Comerica common stock. Dividend payments are converted to an equivalent unit value and credited to the employee’s account. Generally, the deferred compensation under the Employee Common Stock Deferral Plan is payable in shares of Comerica common stock following termination of service as an employee, over the period elected by the employee, except in the case of termination due to death or separation of service prior to retirement, in which case the deferred compensation is payable in shares of Comerica common stock in a single lump sum distribution within ninety days.

Similarly, under the Employee Investment Fund Deferral Plan, eligible employees may defer a portion of their compensation, including up to 60% of salary, and up to 100% of bonus and incentive awards, into units that are functionally equivalent to shares of broad-based mutual funds offered under the Employee Investment Fund Deferral Plan. These investments are similar to those offered under Comerica’s Preferred Savings (401(k)) Plan. As of 1999, Comerica common stock was no longer an investment choice under the Employee Investment Fund Deferral Plan. Any dividend payments are converted to an equivalent unit value and credited to the employee’s account. Generally, the deferred compensation under the Employee Investment Fund Deferral Plan is payable in cash following termination of service as an employee, over the period elected by the employee, except in the case of termination due to death or separation of service prior to retirement, in which case the deferred compensation is payable in cash in a single lump sum distribution within ninety days.

Additionally, upon Comerica’s acquisition of Sterling, Comerica assumed the Sterling Bancshares, Inc. Deferred Compensation Plan (as Amended and Restated). None of the NEOs participate in this plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

AT FISCAL YEAR-END 2016

Ralph W. Babb, Jr.

Benefits and Payments Upon Separation	Retirement (1)	For Cause Termination	Change of Control Termination(2)		Disability		Death
Cash Compensation
Base salary/severance	—	—	$9,003,000			—	—
MIP	$1,265,000(3)	—	$4,301,000			$1,265,000	$1,265,000
Equity Compensation
Stock Options	—(4)	—	$2,436,208	(5)		—(6)	—(6)
RSAs	$9,082,196(7)	—	$9,082,196	(5)		$9,082,196	$9,082,196
SELTPP Units	—(8)	—	$13,637,597	(5)	$	—(9)	$13,637,597
Benefits & Other Payments(10)
Pension Plan/SERP(11)	—	—	$13,728,288	(12)		—	—
Retirement Account Plan(13)	N/A	N/A	N/A			N/A	N/A
Life Insurance(14)	—	—	$195,119			$2,840	$822,900
Medical Insurance Premiums(15)	$740,480	$740,480	$740,480			$740,480	$395,932
Outplacement Assistance	—	—	$8,019	(16)		—	—
Tax Assistance	—	—	$8,887,574			—	—
Total	$11,087,676	$740,480	$62,019,481			$11,090,516	$25,203,625

(1)

As Mr. Babb is eligible for retirement (at least 65 years of age), it is assumed for purposes of this table that instead of a voluntary termination or an involuntary not for cause termination, Mr. Babb would have retired if he had terminated as of December 31, 2016.

(2)	Please see “Change of Control Agreements” on pages 67-68 for a description of Mr. Babb’s change of control agreement; assumes both change of control and termination occur on December 31, 2016.

(3)

If Mr. Babb had retired on December 31, 2016, he would have been eligible to receive a share of any applicable incentive payment provided pursuant to the MIP which is payable in the year 2017 with respect to the one-year and three-year performance periods ended December 31, 2016, in accordance with the terms of the MIP.

(4)

If Mr. Babb had retired on December 31, 2016, no acceleration of stock options would have occurred pursuant to the applicable award agreements; however, unvested options would have continued to vest on the terms in effect prior to retirement, and vested options would have continued to be exercisable until their expiration date. The fair market value of the unvested stock options that would have continued to vest was $2,436,208 at December 31, 2016.

(5)

Represents the value of the acceleration of all unvested, in-the-money equity awards upon a change of control pursuant to Comerica’s equity compensation plans based on Comerica’s closing stock price as of December 31, 2016.

(6)

In the event of a termination due to death or disability, no acceleration of stock options would occur pursuant to the applicable award agreements and unvested options would be forfeited; however, any previously vested options would have continued to be exercisable for the earlier of the option term or one year (in the case of death) or the earlier of the option term or three years (in the case of disability).

(7)

Assumes that all unvested RSAs were accelerated. The Committee may, in its discretion, as it has elected to do previously, accelerate an executive’s RSAs upon the executive’s retirement. Normally, the Committee would only consider making that determination if the NEO was at least age 55 and, to the extent permitted by applicable state law, the NEO signed a restrictive covenants and general release agreement.

(8)

If Mr. Babb had retired on December 31, 2016, no acceleration of the SELTPP units would have occurred; however, the awards would have continued to vest on the terms, including the performance conditions, in effect prior to retirement. The fair market value of the units that would have continued to vest was $13,637,597 at December 31, 2016.

(9)

As Mr. Babb was eligible for retirement as of December 31, 2016, due to the application of retirement provisions in the applicable award agreements, no acceleration of the SELTPP units upon disability would occur; however, the SELTPP units would have continued to vest on the terms, including the performance conditions, in effect prior to disability. The fair market value of the units that would have continued to vest was $13,637,597 at December 31, 2016.

(10)	Does not include payments of deferred compensation which are reflected in the 2016 Nonqualified Deferred Compensation Table on page 83.

(11)

Mr. Babb is eligible for retirement and for a death and disability benefit under the Comerica Pension Plan and SERP. Because these benefits are already accrued and fully vested, they are already reflected in the Pension Benefits Table at Fiscal Year-End 2016 Table on page 80 and do not represent additional expense to Comerica.

(12)

Includes the present value of an additional change of control benefit under the Comerica Pension Plan and SERP. Assumptions to calculate this amount are based on assumptions prescribed by the Pension Protection Act (PPA) as a minimum present value for calculating lump sums paid by the Pension Plan. The interest rates used were based on the PPA 3 segment yield curve using a November look back month: 1.79% for the first 5 years, 3.80% for years 5-20 and 4.71% for years after 20. Mortality Table for 2017 as prescribed by IRS Notice 2016-50. Payments are projected to commence on December 31, 2016 in the form of a lump sum.

(13)	Mr. Babb is not eligible to participate in the Retirement Account Plan.

(14)

For “Change of Control Termination,” reflects value of life insurance premiums and calculates such life insurance premiums based upon portability and conversion options in the contract at December 31, 2016. For “Disability,” includes 29 months of Company-paid basic life insurance premiums and assumes that life insurance premiums will remain at December 31, 2016 levels. For “Death,” includes proceeds of life insurance, of which any amount up to $2 million would be paid by Comerica’s life insurance provider.

(15)

Includes the present value of Mr. Babb’s retiree medical benefits for him and his spouse, as provided for Mr. Babb in his Supplemental Pension and Retiree Medical Agreement described in the “Employment Contracts and Severance or Change of Control Agreements” section. Key assumptions used to value Mr. Babb’s retiree medical benefits included a discount rate of 3.92%, mortality projections based on the RP-2016 Mortality Table for males and females with generational projection using sex-distinct Scale MP-2016, assumptions of annual per capita costs based on Comerica’s claims experience and assumptions of annual trend rates for future healthcare and prescription drug cost increases of 6.50% in 2016, grading down to 4.50% in year 2027 and beyond.

(16)	Assumes Mr. Babb has elected to use Comerica’s standard outplacement provider and represents negotiated rate.

Karen L. Parkhill

Benefits and Payments Upon Separation	Voluntary Resignation(1)
Cash Compensation
Base salary/severance	—
MIP	—
Equity Compensation
Stock Options	—
Restricted Stock/ Restricted Stock Units(2)	—
SELTPP Units	—
Benefits & Other Payments
Pension Plan/SERP(3)	N/A
Retirement Account Plan(4)	$53,786
Life Insurance	—
Medical Insurance Premiums	—
Outplacement Assistance	—
Tax Assistance	—
Total	$53,786

(1)	Ms. Parkhill voluntarily resigned in May 2016.

(2)	Pursuant to the applicable award agreement, Ms. Parkhill retained her vested but unsettled RSUs and they were settled on August 31, 2016. See “2016 Option Exercises and Stock Vested” table.

(3)	Since Ms. Parkhill was hired after January 1, 2007, she was not eligible to participate in the Pension Plan or the SERP.

(4)	Represents the total balance transferred from Ms. Parkhill’s Retirement Account Plan as of June 6, 2016, including both employer contributions and earnings.

David E. Duprey

Benefits and Payments Upon Separation	Early Retirement(1)	For Cause Termination	Change of Control Termination(2)	Disability	Death
Cash Compensation
Base salary/severance	—	—	$3,160,173	—	—
MIP	$390,000(3)	—	$1,170,000	$390,000	$390,000
Equity Compensation
Stock Options	—(4)	—	$355,556(5)	—(6)	—(6)
RSAs	$1,657,253(7)	—	$1,657,253(5)	$1,657,253	$1,657,253
SELTPP Units	—(8)	—	$2,015,171(5)	—(9)	$2,015,171
Benefits & Other Payments(10)
Pension Plan/SERP(11)	—	—	$1,012,425(12)	N/A	—
Retirement Account Plan(13)	N/A	N/A	N/A	N/A	N/A
Life Insurance(14)	—	—	$59,873	$2,074	$601,000
Medical Insurance Premiums(15)	—	—	$36,192	$27,193	$3,018
Outplacement Assistance	—	—	$8,019(16)	—	—
Tax Assistance	—	—	$1,578,699	—	—
Total	$2,047,253	—	$11,053,361	$2,076,520	$4,666,442

(1)

As Mr. Duprey is eligible for early retirement (at least 55 years of age with at least 10 years of service), it is assumed for purposes of this table that instead of a voluntary termination or an involuntary not for cause termination, Mr. Duprey would have retired early if he had terminated as of December 31, 2016.

(2)	Please see “Change of Control Agreements” on pages 67-68 for a description of Mr. Duprey’s change of control agreement; assumes both change of control and termination occur on December 31, 2016.

(3)

If Mr. Duprey had retired on December 31, 2016, he would have been eligible to receive a share of any applicable incentive payment provided pursuant to the MIP which is payable in the year 2017 with respect to the one-year and three-year performance periods ended December 31, 2016, in accordance with the terms of the MIP.

(4)

If Mr. Duprey had retired on December 31, 2016, no acceleration of stock options would have occurred pursuant to the applicable award agreements; however, unvested options would have continued to vest on the terms in effect prior to retirement, and vested options would have continued to be exercisable until their expiration date. The fair market value of the unvested stock options that would have continued to vest was $355,556 at December 31, 2016.

(5)

Represents the value of the acceleration of all unvested, in-the-money equity awards upon a change of control pursuant to Comerica’s equity compensation plans based on Comerica’s closing stock price as of December 31, 2016.

(6)

In the event of a termination due to death or disability, no acceleration of stock options would occur pursuant to the applicable award agreements and unvested options would be forfeited; however, any previously vested options would have continued to be exercisable for the earlier of the option term or one year (in the case of death) or the earlier of the option term or three years (in the case of disability).

(7)

Assumes that all unvested RSAs were accelerated. The Committee may, in its discretion, as it has elected to do previously, accelerate an executive’s RSAs upon the executive’s retirement. Normally, the Committee would only consider making that determination if the NEO was at least age 55 and, to the extent permitted by applicable state law, the NEO signed a restrictive covenants and general release agreement.

(8)

If Mr. Duprey had retired on December 31, 2016, no acceleration of the SELTPP units would have occurred; however, the awards would have continued to vest on the terms, including the performance conditions, in effect prior to retirement. The fair market value of the units that would have continued to vest was $2,015,171 at December 31, 2016.

(9)

As Mr. Duprey was eligible for retirement as of December 31, 2016, due to the application of retirement provisions in the applicable award agreements, no acceleration of the SELTPP units upon disability would occur; however, the SELTPP units would have continued to vest on the terms, including the performance conditions, in effect prior to disability. The fair market value of the units that would have continued to vest was $2,015,171 at December 31, 2016.

(10)	Does not include payments of deferred compensation which are reflected in the 2016 Nonqualified Deferred Compensation Table on page 83.

(11)

Mr. Duprey is eligible for retirement under the Comerica Pension Plan and SERP. Because these benefits are already accrued and fully vested, they are already reflected in the Pension Benefits Table at Fiscal Year-End 2016 Table on page 80 and do not represent additional expense to Comerica.

(12)

Includes the present value of an additional change of control benefit under the Comerica Pension Plan and SERP. Assumptions to calculate this amount are based on assumptions prescribed by the Pension Protection Act (PPA) as a minimum present value for calculating lump sums paid by the Pension Plan. The interest rates used were based on the PPA 3 segment yield curve using a November look back month: 1.79% for the first 5 years, 3.80% for years 5-20 and 4.71% for years after 20. Mortality Table for 2017 as prescribed by IRS Notice 2016-50. Payments are projected to commence on December 31, 2016 in the form of a lump sum.

(13)	Mr. Duprey is not eligible to participate in the Retirement Account Plan.

(14)

For “Change of Control Termination,” reflects value of life insurance premiums and calculates such life insurance premiums based upon portability and conversion options in the contract at December 31, 2016. For “Disability,” includes 29 months of Company-paid basic life insurance premiums and assumes that life insurance premiums will remain at December 31, 2016 levels. For “Death,” includes proceeds of life insurance, of which any amount up to $2 million would be paid by Comerica’s life insurance provider.

(15)

Assumes that medical, dental and vision insurance premiums will remain at December 31, 2016 levels; for “Disability,” includes 29 months of Company-paid medical coverage based on Mr. Duprey’s 2016 election to participate in Comerica’s medical plan coverage and for “Death,” includes 3 months of COBRA for family members based on Mr. Duprey’s 2016 elections for Comerica’s medical, dental and vision plan coverage.

(16)	Assumes Mr. Duprey has elected to use Comerica’s standard outplacement provider and represents negotiated rate.

Curtis C. Farmer

Benefits and Payments Upon Separation	Voluntary Resignation	Early Retirement (1)	Involuntary Not for Cause Termination(2)	For Cause Termination	Change of Control Termination(3)	Disability	Death
Cash Compensation
Base salary/severance	—	N/A	$700,000	—	$4,027,273	—	—
MIP	—	N/A	—	—	$2,170,000	$565,250	$565,250
Equity Compensation
Stock Options	—	N/A	—	—	$643,139(4)	—(5)	—(5)
RSAs	—	N/A	—	—	$2,302,050(4)	$2,302,050	$2,302,050
SELTPP Units	—	N/A	—	—	$3,589,874(4)	$3,589,874	$3,589,874
Benefits & Other Payments
Pension Plan/SERP(6)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Retirement Account Plan	$135,118	N/A	$135,118	$135,118	$183,718	$135,118	$135,118
Life Insurance(7)	—	N/A	—	—	$51,924	$2,419	$701,000
Medical Insurance Premiums(8)	—	N/A	$3,684	—	$50,458	$35,619	$4,206
Outplacement Assistance	—	N/A	$8,019(9)	—	$8,019(9)	—	—
Tax Assistance	—	N/A	—	—	$2,004,258	—	—
Total	$135,118	N/A	$846,821	$135,118	$15,030,713	$6,630,330	$7,297,498

(1)	Mr. Farmer is not eligible for retirement or early retirement under Comerica’s plans.

(2)

Because Mr. Farmer does not have an employment agreement, he would be eligible to participate in Comerica’s standard severance plan available for all salaried employees and would receive his annual base salary, plus COBRA and outplacement assistance, under the plan.

(3)

Please see “Change of Control Agreements” on pages 67-68 for a description of Mr. Farmer’s change of control agreement; assumes both change of control and termination occur on December 31, 2016. For “Retirement Account Plan,” $48,600 would be paid outside of the Retirement Account Plan pursuant to Mr. Farmer’s change of control agreement.

(4)

Represents the value of the acceleration of all unvested, in-the-money equity awards upon a change of control pursuant to Comerica’s equity compensation plans based on Comerica’s closing stock price as of December 31, 2016.

(5)

In the event of a termination due to death or disability, no acceleration of stock options would occur pursuant to the applicable award agreements and unvested options would be forfeited; however, any previously vested options would have continued to be exercisable for the earlier of the option term or one year (in the case of death) or the earlier of the option term or three years (in the case of disability).

(6)	Since Mr. Farmer was hired after January 1, 2007, he is not eligible to participate in the Pension Plan or the SERP.

(7)

For “Change of Control Termination,” reflects value of life insurance premiums and calculates such life insurance premiums based upon portability and conversion options in the contract at December 31, 2016. For “Disability,” includes 29 months of Company-paid basic life insurance premiums and assumes that life insurance premiums will remain at December 31, 2016 levels. For “Death,” includes proceeds of life insurance, of which any amount up to $2 million would be paid by Comerica’s life insurance provider.

(8)

Assumes that medical, dental and vision insurance premiums will remain at December 31, 2016 levels; for “Disability,” includes 29 months of Company-paid medical coverage based on Mr. Farmer’s 2016 election to participate in Comerica’s medical plan coverage and for “Death,” includes 3 months of COBRA for family members based on Mr. Farmer’s 2016 elections for Comerica’s medical, dental and vision plan coverage.

(9)	Assumes Mr. Farmer has elected to use Comerica’s standard outplacement provider and represents negotiated rate.

John D. Buchanan

Benefits and Payments Upon Separation	Voluntary Resignation	Early Retirement (1)	Involuntary Not for Cause Termination(2)	For Cause Termination	Change of Control Termination(3)	Disability	Death
Cash Compensation
Base salary/severance	—	N/A	$575,000	—	$2,475,000	—	—
MIP	—	N/A	—	—	$913,611	$373,750	$373,750
Equity Compensation
Stock Options	—	N/A	—	—	$259,158(4)	—(5)	—(5)
RSAs	—	N/A	—	—	$1,185,455(4)	$1,185,455	$1,185,455
SELTPP Units	—	N/A	—	—	$1,138,118(4)	$1,138,118	$1,138,118
Benefits & Other Payments
Pension Plan/SERP(6)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Retirement Account Plan(7)	—	N/A	—	—	$56,450	—	13,250
Life Insurance(8)	—	N/A	—	—	$36,127	$1,988	$576,000
Medical Insurance Premiums(9)	—	N/A	$3,684	—	$50,458	$35,619	$4,206
Outplacement Assistance	—	N/A	$8,019(10)	—	$8,019(10)	—	—
Tax Assistance	—	N/A	—	—	$—	—	—
Total	—	N/A	$586,703	—	$6,122,396	$2,734,930	$3,290,779

(1)	Mr. Buchanan is not eligible for retirement or early retirement under Comerica’s plans.

(2)

Because Mr. Buchanan does not have an employment agreement, he would be eligible to participate in Comerica’s standard severance plan available for all salaried employees and would receive his annual base salary, plus COBRA and outplacement assistance, under the plan.

(3)

Please see “Change of Control Agreements” on pages 67-68 for a description of Mr. Buchanan’s change of control agreement; assumes both change of control and termination occur on December 31, 2016. For “Retirement Account Plan,” $43,200 would be paid outside of the Retirement Account Plan pursuant to Mr. Buchanan’s change of control agreement.

(4)

Represents the value of the acceleration of all unvested, in-the-money equity awards upon a change of control pursuant to Comerica’s equity compensation plans based on Comerica’s closing stock price as of December 31, 2016.

(5)	In the event of a termination due to death or disability, no acceleration of stock options would occur pursuant to the applicable award agreements and unvested options would be forfeited.

(6)	Since Mr. Buchanan was hired after January 1, 2007, he is not eligible to participate in the Pension Plan or the SERP.

(7)	Mr. Buchanan became an eligible participant in the Retirement Account Plan in 2016 and will be eligible to receive a contribution in 2017.

(8)

For “Change of Control Termination,” reflects value of life insurance premiums and calculates such life insurance premiums based upon portability and conversion options in the contract at December 31, 2016. For “Disability,” includes 29 months of Company-paid basic life insurance premiums and assumes that life insurance premiums will remain at December 31, 2016 levels. For “Death,” includes proceeds of life insurance, of which any amount up to $2 million would be paid by Comerica’s life insurance provider.

(9)

Assumes that medical, dental and vision insurance premiums will remain at December 31, 2016 levels; for “Disability,” includes 29 months of Company-paid medical coverage based on Mr. Buchanan’s 2016 election to participate in Comerica’s medical plan coverage and for “Death,” includes 3 months of COBRA for family members based on Mr. Buchanan’s 2016 elections for Comerica’s medical, dental and vision plan coverage.

(10)	Assumes Mr. Buchanan has elected to use Comerica’s standard outplacement provider and represents negotiated rate.

J. Patrick Faubion

Benefits and Payments Upon Separation	Early Retirement(1)	For Cause Termination	Change of Control Termination(2)	Disability	Death
Cash Compensation
Base salary/severance	—	—	$1,892,028	—	—
MIP	$373,750(3)	—	$1,121,250	$373,750	$373,750
Equity Compensation
Stock Options	—(4)	—	$310,969(5)	—(6)	—(6)
RSAs	$1,158,619(7)	—	$1,158,619(5)	$1,158,619	$1,158,619
SELTPP Units	—(8)	—	$1,706,632(5)	—(9)	$1,706,632
Benefits & Other Payments(10)
Pension Plan/SERP(11)	—	—	$1,281,723(12)	N/A	—
Retirement Account Plan(13)	N/A	N/A	N/A	N/A	N/A
Life Insurance(14)	—	—	$53,250	$1,984	$575,000
Medical Insurance Premiums(15)	—	—	$33,639	$35,619	$4,206
Outplacement Assistance	—	—	$8,019(16)	—	—
Tax Assistance	—	—	$1,374,314	—	—
Total	$1,532,369	—	$8,940,443	$1,569,972	$3,818,207

(1)

As Mr. Faubion is eligible for early retirement (at least 55 years of age with at least 10 years of service), it is assumed for purposes of this table that instead of a voluntary termination or an involuntary not for cause termination, Mr. Faubion would have retired early if he had terminated as of December 31, 2016. Mr. Faubion retired on January 3, 2017.

(2)	Please see “Change of Control Agreements” on pages 67-68 for a description of Mr. Faubion’s change of control agreement; assumes both change of control and termination occur on December 31, 2016.

(3)

If Mr. Faubion had retired on December 31, 2016, he would have been eligible to receive a share of any applicable incentive payment provided pursuant to the MIP which is payable in the year 2017 with respect to the one-year and three-year performance periods ended December 31, 2016, in accordance with the terms of the MIP.

(4)

If Mr. Faubion had retired on December 31, 2016, no acceleration of stock options would have occurred pursuant to the applicable award agreements; however, unvested options would have continued to vest on the terms in effect prior to retirement, and vested options would have continued to be exercisable until their expiration date. The fair market value of the unvested stock options that would have continued to vest was $310,969 at December 31, 2016.

(5)

Represents the value of the acceleration of all unvested, in-the-money equity awards upon a change of control pursuant to Comerica’s equity compensation plans based on Comerica’s closing stock price as of December 31, 2016.

(6)

In the event of a termination due to death or disability, no acceleration of stock options would occur pursuant to the applicable award agreements and unvested options would be forfeited; however, any previously vested options would have continued to be exercisable for the earlier of the option term or one year (in the case of death) or the earlier of the option term or three years (in the case of disability).

(7)

Assumes that all unvested RSAs were accelerated. The Committee may, in its discretion, as it has elected to do previously, accelerate an executive’s RSAs upon the executive’s retirement. Normally, the Committee would only consider making that determination if the NEO was at least age 55 and, to the extent permitted by applicable state law, the NEO signed a restrictive covenants and general release agreement.

(8)

If Mr. Faubion had retired on December 31, 2016, no acceleration of the SELTPP units would have occurred; however, the awards would have continued to vest on the terms, including the performance conditions, in effect prior to retirement. The fair market value of the units that would have continued to vest was $1,706,632 at December 31, 2016.

(9)

As Mr. Faubion was eligible for retirement as of December 31, 2016, due to the application of retirement provisions in the applicable award agreements, no acceleration of the SELTPP units upon disability would occur; however, the SELTPP units would have continued to vest on the terms, including the performance conditions, in effect prior to disability. The fair market value of the units that would have continued to vest was $1,706,632 at December 31, 2016.

(10)	Does not include payments of deferred compensation which are reflected in the 2016 Nonqualified Deferred Compensation Table on page 83.

(11)

Mr. Faubion is eligible for retirement and for a death and disability benefit under the Comerica Pension Plan and SERP. Because these benefits are already accrued and fully vested, they are already reflected in the Pension Benefits Table at Fiscal Year-End 2016 Table on page 80 and do not represent additional expense to Comerica.

(12)

Includes the present value of an additional change of control benefit under the Comerica Pension Plan and SERP. Assumptions to calculate this amount are based on assumptions prescribed by the Pension Protection Act (PPA) as a minimum present value for calculating lump sums paid by the Pension Plan. The interest rates used were based on the PPA 3 segment yield curve using a November look back month: 1.79% for the first 5 years, 3.80% for years 5-20 and 4.71% for years after 20. Mortality Table for 2017 as prescribed by IRS Notice 2016-50. Payments are projected to commence on December 31, 2016 in the form of a lump sum.

(13)	Mr. Faubion is not eligible to participate in the Retirement Account Plan.

(14)

For “Change of Control Termination,” reflects value of life insurance premiums and calculates such life insurance premiums based upon portability and conversion options in the contract at December 31, 2016. For “Disability,” includes 29 months of Company-paid basic life insurance premiums and assumes that life insurance premiums will remain at December 31, 2016 levels. For “Death,” includes proceeds of life insurance, of which any amount up to $2 million would be paid by Comerica’s life insurance provider.

(15)

Assumes that medical, dental and vision insurance premiums will remain at December 31, 2016 levels; for “Disability,” includes 29 months of Company-paid medical coverage based on Mr. Faubion’s 2016 election to participate in Comerica’s medical plan coverage and for “Death,” includes 3 months of COBRA for family members based on Mr. Faubion’s 2016 election to participate in Comerica’s medical plan coverage.

(16)	Assumes Mr. Faubion has elected to use Comerica’s standard outplacement provider and represents negotiated rate.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

As of December 31, 2016
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders(1)(2)
Employee Options	6,859,190		$30.85
Employee SELTPP Units and RSUs	805,358		N/A

				9,872,257	(3)
Director RSUs	155,978		N/A	320,228	(3)
Equity compensation plans not approved by security holders(4)
Options	33,228		$33.65	—
Deferred Compensation Plans	272,271		N/A	—

Total	8,126,025	(5)	$30.87	10,192,485

(1)

Consists of (a) options to acquire shares of common stock, par value $5.00 per share, issued under the 2006 LTIP; (b) target number of stock-settled SELTPP units issued under the 2006 LTIP; and (c) restricted stock units (“RSUs”) equivalent to shares of common stock issued under the 2006 LTIP, the Comerica Incorporated Amended and Restated Incentive Plan for Non-Employee Directors (the “Old Non-Employee Director Plan”) and the 2015 Comerica Incorporated Incentive Plan for Non-Employee Directors (the “2015 Non-Employee Director Plan”). At payout, the target number of SELTPP units may be reduced to zero or increased by up to 150%. The 2014 SELTPP grants vested and were settled at 100.6% on February 28, 2017, resulting in an issuance of an additional 1,250 shares above what is shown in the table.

The Old Non-Employee Director Plan is expired. The 2006 LTIP was approved by Comerica’s shareholders on May 16, 2006, its amendment and restatement was approved by Comerica’s shareholders on April 27, 2010 and on April 23, 2013 and its further amendment and restatement was approved by Comerica’s Board of Directors on January 18, 2017. The 2015 Non-Employee Director Plan was approved by the shareholders on April 28, 2015.

(2)

Does not include shares of common stock purchased or available for purchase by employees under the Amended and Restated Employee Stock Purchase Plan, or contributed or available for contribution by Comerica on behalf of the employees. The Amended and Restated Employee Stock Purchase Plan was ratified and approved by the shareholders on May 18, 2004. Five million shares of Comerica common stock have been registered for sale or awards to employees under the Amended and Restated Employee Stock Purchase Plan. As of December 31, 2016, 2,637,539 shares had been purchased by or contributed on behalf of employees, leaving 2,362,461 shares available for future sale or awards. If these shares available for future sale or awards under the Employee Stock Purchase Plan were included, the number shown in column (c) under “Total” would be 12,554,947.

(3)

These shares are available for future issuance under the 2006 LTIP in the form of options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based awards and under the 2015 Non-Employee Director Plan in the form of options, stock appreciation rights, restricted stock, restricted stock units and other equity-based awards. Under the 2006 LTIP, not more than a total of 8.55 million shares may be used for awards other than options and stock appreciation rights and not more than one million shares are available as incentive stock options. Further, no award recipient may receive more than 350,000 shares during any calendar year, and the maximum number of shares underlying awards of options and stock appreciation rights that may be granted to an award recipient in any calendar year is 350,000. There are 2,681,959 shares available to grant as full value shares under the 2006 LTIP as of December 31, 2016. No shares are available for future issuance under the Old Non-Employee Director Plan, other than pursuant to dividend reinvestment under outstanding award agreements.

(4)

Includes options to purchase shares of common stock, par value $5.00 per share, issued under the Amended and Restated Sterling Bancshares, Inc. 2003 Stock Incentive and Compensation Plan (“Sterling LTIP”), of which 18,891 shares were assumed by Comerica in connection with its acquisition of Sterling and 14,337 shares were granted to legacy Sterling employees subsequent to the acquisition. The weighted-average option price of the options assumed in connection with the acquisition of Sterling was $31.60 at December 31, 2016. Does not include 5,575 shares of outstanding restricted stock granted to legacy Sterling employees under the Sterling LTIP subsequent to the acquisition. The Sterling LTIP expired on April 28, 2013, and there are no shares available for future issuance under this plan. Also includes shares issuable upon distribution of deferred compensation benefits pursuant to the 1999 Comerica Incorporated Amended and Restated Common Stock Deferred Incentive Award Plan (the “Employee Common Stock Deferral Plan”), the Sterling Bancshares, Inc. Deferred Compensation Plan (as Amended and Restated) (the “Sterling Deferred Compensation Plan”)(which includes 8,917 shares related to accounts assumed pursuant to the acquisition), and the Amended and Restated Comerica Incorporated Common Stock Non-Employee Director Fee Deferral Plan (the “Director Common Stock Deferral Plan”). The number of shares remaining available for future issuance under the Employee Common Stock Deferral Plan and the Director Common Stock Deferral Plan is not presently determinable. No shares are available for future issuance under the Sterling Deferred Compensation Plan, other than pursuant to dividend reinvestment.

(5)	In total, the weighted-average term for all outstanding stock options is 5.41 years.

Most of the equity awards made by Comerica during 2016 were granted under the shareholder-approved 2006 LTIP.

For additional information regarding Comerica’s equity compensation plans, please refer to Note 1 (see page F-58) and Note 16 (see pages F-88 through F-90) to the Consolidated Financial Statements contained in Comerica’s Annual Report on Form 10-K for the year ended December 31, 2016.

Plans not approved by Comerica’s shareholders include:

Amended and Restated Sterling Bancshares, Inc. 2003 Stock Incentive and Compensation Plan. The Sterling LTIP expired on April 28, 2013. Accordingly, there are no shares available for future issuance under this plan. Under the plan, stock awards in the form of options, restricted stock, performance awards, bonus shares, phantom shares and other stock-based awards were granted to legacy Sterling employees. The maximum number of shares underlying awards of options, restricted stock, phantom shares and other stock-based awards granted to an award recipient in any calendar year was 47,300, and the maximum amount of all performance awards granted to an award recipient in any calendar year was $2,000,000. Awards are generally subject to a vesting schedule specified in the grant documentation. The exercise price of each option granted was not less than the fair market value of each share of common stock subject to the option on the date the option was granted. The term of each option is not more than ten years, and the applicable grant documentation specifies the extent to which options may be exercised during their respective terms, including in the event of an employee’s death, disability or termination of employment. The Sterling LTIP is administered by the Governance, Compensation and Nominating Committee of Comerica’s Board of Directors.

Director and Employee Common Stock Deferral Plans.    Pursuant to the Director Common Stock Deferral Plan and the Employee Common Stock Deferral Plan (the “Deferred Compensation Plans”), directors and eligible employees may invest specified portions of their compensation into units that correlate to, and are functionally equivalent to, shares of common stock of Comerica. The participants’ accounts under the Deferred Compensation Plans are increased to the extent of dividends paid on Comerica common stock to reflect the number of additional shares of Comerica common stock that could have been purchased had the dividends been paid on each share of common stock hypothetically underlying then-outstanding stock units in the participants’ accounts. Following the applicable deferral period, the distribution of a participant’s Comerica stock unit account under the applicable Deferred Compensation Plan is made in Comerica common stock (with fractional shares being paid in cash).

Sterling Deferred Compensation Plan. Comerica assumed the Sterling Deferred Compensation Plan upon its acquisition of Sterling. Prior to May 1, 2011, Sterling employees and directors were allowed to defer specified portions of their compensation into units that correlated to, and were functionally equivalent to, several different investment options, which included shares of common stock of Sterling. Following the acquisition of Sterling, such units are functionally equivalent to shares of Comerica common stock. Comerica common stock is not currently being offered as a hypothetical investment option for future deferrals or contributions, nor are participants permitted to reallocate investment funds into Comerica common stock; however, dividends earned on existing deferred amounts will continue to be hypothetically invested in Comerica common stock. Following the applicable deferral period, the distribution of a participant’s Comerica stock unit account under the Sterling Deferred Compensation Plan is made in Comerica common stock (with fractional shares being paid in cash).

PROPOSAL IV SUBMITTED FOR YOUR VOTE

NON-BINDING, ADVISORY VOTE ON THE FREQUENCY THAT SHAREHOLDERS ARE TO BE PRESENTED WITH ADVISORY PROPOSALS APPROVING EXECUTIVE COMPENSATION

The Board of Directors recommends that you vote for “ONE YEAR” with respect to the proposal set forth below.

As described in Proposal III above, Comerica’s shareholders are being provided the opportunity to cast an advisory vote on the Company’s executive compensation program. The advisory vote on executive compensation described in Proposal III above is often referred to as a “say on pay” vote. Pursuant to Section 14A of the Securities Exchange Act of 1934, we are also required to submit to shareholders an advisory vote on how often Comerica should include a say on pay proposal in its proxy materials for future annual shareholder meetings (or special shareholder meetings for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal IV, shareholders may vote to recommend that the say on pay vote be held every year, every two years or every three years.

Comerica believes that say on pay votes should be conducted every year so that shareholders may annually express their views on the Company’s executive compensation program. Comerica’s shareholders have been provided with the opportunity to cast an annual say on pay vote since 2010, and the Governance, Compensation and Nominating Committee, which administers Comerica’s executive compensation program, values the opinions expressed by shareholders in these votes and will continue to consider the outcome of these votes in making its decisions on executive compensation. This proposal is set forth in the following resolution:

RESOLVED, that the highest number of votes cast by the shareholders of Comerica Incorporated for the option set forth below shall be deemed to be the preferred frequency with which Comerica Incorporated is to hold an advisory vote to approve executive compensation:

•	One year,
•	Two years or
•	Three years.

Because your vote on this proposal is advisory, it will not be binding on the Board, and the Board may decide that it is in the best interests of our shareholders and the Company to hold a say on pay vote less frequently, or more frequently, than the option recommended by our shareholders. However, the Governance, Compensation and Nominating Committee will take into account the recommendation of shareholders when considering how often to submit to shareholders the say on pay vote.

COMERICA’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “ONE YEAR” WITH RESPECT TO THE FREQUENCY THAT SHAREHOLDERS ARE TO BE PRESENTED WITH ADVISORY PROPOSALS APPROVING EXECUTIVE COMPENSATION.

TRANSACTIONS OF RELATED PARTIES WITH COMERICA

Some of the executive officers of Comerica, their related entities, and members of their immediate families were customers of and had transactions (including loans and loan commitments) with banking affiliates of Comerica during 2016. Comerica made all loans and commitments in the ordinary course of business, on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons not related to or affiliated with Comerica or its subsidiaries, and the transactions did not involve more than the normal risk of collectability or present other unfavorable features.

FMR LLC (“Fidelity”) reported that it beneficially owns greater than 5% of Comerica’s common stock as of December 31, 2015. In 2016, Comerica used Fidelity Investments for certain of its equity and benefits plan administration services. For such services, Fidelity Investments received a total of approximately $189,057 in the ordinary course of business.

For information on procedures and policies for reviewing transactions between Comerica and its executive officers, their immediate family members and entities with which they have a position or relationship, see “Director Independence and Transactions of Directors with Comerica — Review of Transactions with Related Persons.” Due to the nature of Fidelity’s holdings, Comerica’s policies did not require the transaction with Fidelity to be reviewed.

SECURITY OWNERSHIP OF MANAGEMENT

The following table contains information about the number of shares of Comerica common stock beneficially owned by Comerica’s incumbent directors and director nominees, the NEOs and all incumbent directors and executive officers as a group. The number of shares each individual beneficially owns includes shares over which the person has or shares voting or investment power as of February 24, 2017 and also any shares that the individual can acquire by April 25, 2017 (60 days after the Record Date), through the exercise of any stock option or other right. Unless indicated otherwise, each individual has sole investment and voting power (or shares those powers with his or her spouse or other family members) with respect to the shares listed in the table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Ralph W. Babb, Jr.	1,079,749	(1)(2)	*
John D. Buchanan	20,523	(3)	*
Michael E. Collins	0		*
Roger A. Cregg	37,189	(4)(5)(6)	*
T. Kevin DeNicola.	26,159	(4)	*
David E. Duprey	101,971	(7)	*
Curtis C. Farmer	152,936	(8)	*
J. Patrick Faubion	70,451	(1)(9)	*
Jacqueline P. Kane	28,116	(4)(5)(10)	*
Richard G. Lindner	45,340	(4)(5)	*
Karen L. Parkhill	26,520	(11)	*
Alfred A. Piergallini	73,702	(4)(5)(12)	*
Robert S. Taubman	37,172	(4)(5)	*
Reginald M. Turner, Jr.	27,865	(4)(5)(13)	*
Nina G. Vaca (Ximena G. Humrichouse)	20,597	(4)(5)	*
Michael G. Van de Ven	5,000	(14)	*
Directors and current executive officers as a group (23 people)	1,995,274	(15)(16)	1.1%

Footnotes:

*	Represents holdings of less than one percent of Comerica common stock.

(1)

Includes the following number of shares deemed invested, on behalf of the respective executives, in Comerica common stock under deferred compensation plans: Mr. Babb, 42,286 shares and Mr. Faubion, 1,785 shares; they do not have voting power over such shares.

(2)

Includes 42,573 shares of restricted stock of Comerica subject to future vesting conditions (“restricted stock”) and options to purchase 462,180 shares of common stock of Comerica that are or will be exercisable as of April 25, 2017, which Comerica granted to Mr. Babb under the 2006 LTIP. Also includes 54,861 SELTPP units granted to Mr. Babb under the 2006 LTIP, over which Mr. Babb did not have voting or investment power as of the Record Date, but which vested and were settled in stock on February 28, 2017. Additionally includes 117,646 shares held jointly with his spouse.

(3)

Includes 18,680 shares of restricted stock and options to purchase 1,843 shares of common stock of Comerica that are or will be exercisable as of April 25, 2017, which Comerica granted to Mr. Buchanan under the 2006 LTIP.

(4)

Includes restricted stock units held by non-employee directors, over which directors do not have voting or investment power, as follows: restricted stock units for Roger A. Cregg and T. Kevin DeNicola, who each hold 19,614 restricted stock units, Reginald M. Turner, Jr., who holds 22,050 restricted stock units, Richard G. Lindner, who holds 18,244 restricted stock units, Alfred A. Piergallini and Robert S. Taubman who each hold 22,498 restricted stock units, and Jacqueline P. Kane and Nina G. Vaca, who each hold 15,990 restricted stock units. These restricted stock units are subject to time vesting and will be settled in common stock following the respective director’s termination of service as a director.

(5)

Includes the following number of shares deemed invested, on behalf of the respective non-employee directors, in Comerica common stock under a deferred compensation plan: Roger A. Cregg, 12,574 shares; Jacqueline P. Kane, 7,098 shares; Richard G. Lindner, 27,096 shares; Alfred A. Piergallini, 4,230 shares; Robert S. Taubman, 838 shares; Reginald M. Turner, Jr., 1,699 shares; and Nina G. Vaca, 4,607 shares; the directors do not have voting power over such shares.

(6)	Includes 5,000 shares in an account held jointly with his spouse.

(7)

Includes 11,869 shares of restricted stock and options to purchase 6,723 shares of common stock of Comerica that are or will be exercisable as of April 25, 2017, which Comerica granted to Mr. Duprey under the 2006 LTIP. Also includes 7,984 SELTPP units granted to Mr. Duprey under the 2006 LTIP, over which Mr. Duprey did not have voting or investment power as of the Record Date, but which vested and were settled in stock on February 28, 2017.

(8)

Includes 18,245 shares of restricted stock and options to purchase 75,471 shares of common stock of Comerica that are or will be exercisable as of April 25, 2017, which Comerica granted to Mr. Farmer under the 2006 LTIP. Also includes 12,571 SELTPP units granted to Mr. Farmer under the 2006 LTIP, over which Mr. Farmer did not have voting or investment power as of the Record Date, but which vested and were settled in stock on February 28, 2017.

(9)

Includes options to purchase 54,627 shares of common stock of Comerica that are or will be exercisable as of April 25, 2017, which Comerica granted to Mr. Faubion under the 2006 LTIP. Also includes 5,942 SELTPP units granted to Mr. Faubion under the 2006 LTIP, over which Mr. Faubion did not have voting or investment power as of the Record Date, but which vested and were settled in stock on February 28, 2017.

(10)	Includes 5,029 shares held by The Steven and Jacqueline Kane Trust U/A dtd 12/20/2010.

(11)	Includes 10,250 shares held by the Karen Parkhill Trust and 1,125 shares held by Ms. Parkhill’s children.

(12)	Includes 750 shares held by the Piergallini Family Limited Liability Limited Partnership and 32,737 shares held jointly with his spouse.

(13)	Includes 4,115 shares held by the Reginald M. Turner, Jr. Trust.

(14)	Shares held by the Van de Ven 2008 Family Trust.

(15)

Includes 135,415 shares of restricted stock and options to purchase 679,926 shares of Comerica common stock that are exercisable by February 24, 2017 or will become exercisable by April 25, 2017, all of which are beneficially owned by the current executive officers as a group. Comerica granted the options under the 2006 LTIP. The number shown also includes 107,904 SELTPP units held by executive officers as a group and 156,498 restricted stock units held by directors as a group; in each case, the officer or director does not have voting or investment power over such restricted stock units. The SELTPP units vested and were settled in stock on February 28, 2017. 108,855 shares are deemed invested, on behalf of the directors and executives, in Comerica common stock under deferred compensation plans; the officer or director does not have voting power over such shares. The number additionally includes 190,134 shares of Comerica common stock for which the directors, nominees and executive officers share voting and investment power, or which are held by spouses of such persons. The number shown does not include any shares that are pledged. Comerica has adopted a policy prohibiting transactions by employees and directors that are designed to hedge or offset any decrease in the market value of Comerica’s equity securities. Employees and directors are also prohibited from holding Comerica’s securities in a margin account or pledging Comerica’s securities as collateral for a loan.

(16)	As of February 24, 2017, consists of 10 non-employee directors and 13 current executive officers, one of whom is an employee director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The SEC requires that Comerica provide information about any shareholder who beneficially owns more than 5% of Comerica common stock. The following table provides the required information about the only shareholders known to Comerica to be the beneficial owner of more than 5% of Comerica common stock as of December 31, 2016. To report this information, Comerica relied solely on information that BlackRock, Inc. furnished in its Schedule 13G/A, filed January 23, 2017, on information that State Street Corporation furnished in its Schedule 13G, filed February 9, 2017 and on information that The Vanguard Group furnished in its Schedule 13G/A, filed February 10, 2017, in each case relating to their respective beneficial ownership of Comerica as of December 31, 2016, using Comerica’s actual shares outstanding at December 31, 2016.

Amount and Nature of Beneficial Ownership as of December 31, 2016

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. and certain affiliates 55 East 52nd Street New York, NY 10022	13,555,018(1)	7.7%

State Street Corporation and certain affiliates State Street Financial Center One Lincoln Street Boston, MA 02111	9,060,720(2)	5.2%

The Vanguard Group, Inc. and certain affiliates 100 Vanguard Blvd. Malvern, PA 19355	16,022,209(3)	9.1%

Footnotes:

(1)	BlackRock, Inc. indicated that it has sole power to vote or to direct the vote with respect to 12,028,321 shares and sole dispositive power with respect to 13,555,018 shares. BlackRock, Inc. filed on behalf of the following subsidiaries: BlackRock (Luxembourg) S.A.; BlackRock (Netherlands) B.V.; Blackrock (Singapore) Limited; BlackRock Advisors (UK) Limited; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Asset Management North Asia Limited; BlackRock Asset Management Schweiz AG; BlackRock Capital Management; BlackRock Financial Management, Inc.; BlackRock Fund Advisors; BlackRock Fund Managers Ltd; BlackRock Institutional Trust Company, N.A.; BlackRock International Limited; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; BlackRock Investment Management, LLC; BlackRock Japan Co Ltd and BlackRock Life Limited.

(2)	State Street Corporation indicated that it has shared power to vote or to direct the vote, and shared dispositive power, with respect to 9,060,720 shares. State Street Corporation filed on behalf of the following subsidiaries: State Street Bank and Trust Company; SSGA Funds Management, Inc.; State Street Global Advisors Ltd.; State Street Global Advisors, Australia Limited; State Street Global Advisors (Asia) Limited; State Street Global Advisors (Japan) Co., Ltd.; and State Street Global Advisors France S.A.

(3)	The Vanguard Group, Inc. indicated that it sole power to vote or direct the vote on 270,873 shares, and shared voting power with respect to 27,197 shares. It has sole dispositive power with respect to 15,726,540 shares, and shared dispositive power with respect to 295,669 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 224,942 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 116,658 shares as a result of its serving as investment manager of Australian investment offerings.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that Comerica’s directors, executive officers and persons who own more than ten percent of a registered class of Comerica’s equity securities file reports of stock ownership and any subsequent changes in stock ownership with the SEC and the New York Stock Exchange not later than specified deadlines. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons, Comerica believes that, during the year ended December 31, 2016, each of its executive officers, directors and greater than ten percent shareholders complied with all such applicable filing requirements.

ANNUAL REPORT TO SHAREHOLDERS

Comerica provided the 2016 annual report to shareholders, containing financial statements and other information about the operations of Comerica for the year ended December 31, 2016, to you along with this proxy statement. You should not regard the 2016 annual report as proxy soliciting material.

HOUSEHOLDING

SEC rules allow a single copy of the proxy materials or the notice of internet availability of proxy materials to be delivered to multiple shareholders sharing the same address and last name, or who we reasonably believe are members of the same family and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs.

Because we are using the SEC’s notice and access rule, we will not household our proxy materials or notices to shareholders of record sharing an address. This means that shareholders of record who share an address will each be mailed a separate notice or paper copy of the proxy materials. However, we understand that certain brokerage firms, banks, or other similar entities holding our common stock for their customers may household proxy materials or notices. Shareholders sharing an address whose shares of our common stock are held by such an entity should contact such entity if they now receive (1) multiple copies of our proxy materials or notices and wish to receive only one copy of these materials per household in the future, or (2) a single copy of our proxy materials or notice and wish to receive separate copies of these materials in the future. Additional copies of our proxy materials are available upon request by contacting:

Corporate Secretary

Comerica Incorporated

Comerica Bank Tower

1717 Main Street, MC 6404

Dallas, Texas 75201

1-866-870-3684

ADMISSION TO THE ANNUAL MEETING

Admission to the Annual Meeting is limited to registered and beneficial shareholders as of the record date and persons holding valid proxies from shareholders of record. To be admitted to the Annual Meeting, you will need to bring a valid photo ID or other satisfactory proof of identification. If you are a beneficial owner, you must also bring evidence of your Comerica share ownership that can include the Notice of Internet Availability of Proxy Materials you received in the mail or a recent account statement or letter from the bank, broker or other intermediary that holds your shares and confirms your beneficial ownership of those shares as of the Record Date.

For security reasons, briefcases, purses and other bags brought to the meeting may be subject to inspection at the door. The taking of photographs, the use of audio or video recording equipment and the use of cell phones is prohibited.

OTHER MATTERS

The Board is not aware of any other matter upon which action will be taken at the Annual Meeting. If any other business should properly come before the meeting, or if there is any meeting adjournment, proxies will be voted in accordance with the best judgment of the person or persons named in the proxies.

By Order of the Board of Directors

John D. Buchanan Executive Vice President — Chief Legal Officer, and Corporate Secretary

March 14, 2017

ANNEX A

RECONCILIATION OF NON-GAAP AND GAAP FINANCIAL MEASURES

(dollar amounts in millions)

December 31	2016
Tangible Common Equity Ratio:
Common shareholders’ equity	$7,796
Less:
Goodwill	635
Other intangible assets	10

Tangible common equity	$7,151

Total assets	$72,978
Less:
Goodwill	635
Other intangible assets	10

Tangible assets	$72,333

Common equity ratio	10.68%
Tangible common equity ratio	9.89%
Tangible Common Equity per Share of Common Stock:
Common shareholders’ equity	$7,796
Tangible common equity	7,151

Shares of common stock outstanding (in millions)	175

Common shareholders’ equity per share of common stock	$44.47
Tangible common equity per share of common stock	40.79

The tangible common equity ratio removes preferred stock and the effect of intangible assets from capital and the effect of intangible assets from total assets and tangible common equity per share of common stock removes the effect of intangible assets from common shareholders’ equity per share of common stock. Comerica believes these measurements are meaningful measures of capital adequacy used by investors, regulators, management and others to evaluate the adequacy of common equity and to compare against other companies in the industry.

(in millions, except per share data)	2016	2015	2014	2013	2012	2011
Adjusted Earnings per Share:
Net income available to common shareholders	$473	$515	$586	$533	$515	$389
Plus:
Merger and restructuring charges, net of tax	59	—	—	—	22	47
Iterative impact to executive compensation(1)	(2)	—	—	—	—	—

Adjusted net income available to common shareholders	$530	$515	$586	$533	$537	$436

Diluted average common shares	177	181	185	187	192	186
Diluted earnings per common share	$2.68	$2.84	$3.16	$2.85	$2.67	$2.09
Adjusted earnings per share	3.00	2.84	3.16	2.85	2.79	2.35

(in millions, except per share data)	2016	2015	2014
Adjusted Return on Average Assets:
Net income	$477	$521	$593
Plus:
Merger and restructuring charges, net of tax	59	—	—
Iterative impact to executive compensation(1)	(2)	—	—

Adjusted net income	$534	$521	$593

Average assets	71,743	70,247	66,336
Return on average assets	0.67%	0.74%	0.89%
Adjusted return on average assets	0.74%	0.74%	0.89%

(1)	Iterative impact as a result of negative discretion does not apply to prior years, and does not apply to LTEI or SELTPP plans. Excluding iterative impact, adjusted EPS and adjusted ROA used to determine 3-year averages for LTEI performance was $3.01 and 0.75%, respectively.

A-1

(in millions, except per share data)	3 Year Avg.	2016	2015	2014
Adjusted Return on Common Equity:
Net income		$477	$521	$593
Plus:
Merger and restructuring charges, net of tax		59	—	—

Adjusted net income		$536	$521	$593

Average common equity		7,674	7,534	7,373
Return on common equity	7.06%	6.22%	6.91%	8.05%
Adjusted return on common equity	7.32%	6.99%	6.91%	8.05%

The after-tax impact of any adjustments related to a change in accounting principle, merger/acquisition charges, and restructuring charges incurred during the year, if applicable, are added back to reported net income to determine adjusted EPS, adjusted return on average assets and adjusted ROCE. Comerica believes these measurements, which are used for its incentive plans, are meaningful measures because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate our performance trends.

These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

A-2

Location of Comerica Incorporated

2017 Annual Meeting of Shareholders

Comerica Bank Tower

1717 Main Street, 4th Floor

Dallas, Texas 75201

Comerica Bank Tower is located on the corner of Main Street and North Ervay Street in downtown Dallas.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

CONTROL NUMBER

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR
TELEPHONE, SEE REVERSE SIDE
OF THIS PROXY CARD.

A.	ELECTION OF DIRECTORS – The Board of Directors recommends a vote FOR all of the listed nominees.
1.	Nominees		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

	01.	Ralph W. Babb, Jr.	☐	☐	☐	07.	Alfred A. Piergallini	☐	☐	☐

	02.	Michael E. Collins	☐	☐	☐	08.	Robert S. Taubman	☐	☐	☐

	03.	Roger A. Cregg	☐	☐	☐	09.	Reginald M. Turner, Jr.	☐	☐	☐

	04.	T. Kevin DeNicola	☐	☐	☐	10.	Nina G. Vaca	☐	☐	☐

ò Please fold here – Do not separate ò

	05.	Jacqueline P. Kane	☐	☐	☐	11.	Michael G. Van de Ven	☐	☐	☐

	06.	Richard G. Lindner	☐	☐	☐

B.	DIRECTOR PROPOSALS – The Board of Directors recommends a vote FOR Items 2 and 3 and ONE YEAR for Item 4.

2.	Ratification of the Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm			☐	For	☐	Against	☐	Abstain

3.	Approval of a Non-Binding, Advisory Proposal Approving Executive Compensation			☐	For	☐	Against	☐	Abstain

4.	Non-Binding, Advisory Vote on the Frequency that Shareholders are to be Presented with Advisory Proposals Approving Executive Compensation	☐	1 Year	☐	2 Years	☐	3 Years	☐	Abstain

IN THEIR DISCRETION, PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES, FOR ITEMS 2 AND 3 AND ONE YEAR FOR ITEM 4.

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

COMERICA INCORPORATED

2017 ANNUAL MEETING OF SHAREHOLDERS

Tuesday, April 25, 2017

9:30 a.m., Central Time

Comerica Bank Tower

1717 Main Street, 4th Floor

Dallas, Texas 75201

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting

To Be Held on April 25, 2017.

The proxy statement, annual report to security holders and additional soliciting materials are available at

www.proxydocs.com/cma.

proxy

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned appoints John D. Buchanan and Nicole V. Gersch, or either of them, as Proxies, each with the power to appoint his or her substitute, as the case may be, and authorizes them to represent and vote, as designated on the reverse side, all the shares of common stock of Comerica Incorporated held of record by the undersigned on February 24, 2017, at the Annual Meeting of Shareholders to be held on April 25, 2017, and any adjournments or postponements of the meeting. In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting.

This card also constitutes voting instructions to the trustees or administrators, as applicable, of certain of Comerica’s employee benefit plans to vote shares attributable to accounts the undersigned may hold under such plans as indicated on the reverse of this card. If no voting instructions are provided, the shares will be voted in accordance with the provisions of the respective plans.

COMERICA INCORPORATED

2017 ANNUAL MEETING OF SHAREHOLDERS

APRIL 25, 2017

9:30 a.m., Central Time

Vote by Internet, Telephone or Mail

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	TELEPHONE 1-866-883-3382	MAIL

www.proxydocs.com/cma

Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (CT) on April 24, 2017. For shares held in Comerica’s employee benefit plans, the deadline is 11:59 p.m. (CT) on April 23, 2017.

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (CT) on April 24, 2017. For shares held in Comerica’s employee benefit plans, the deadline is 11:59 p.m. (CT) on April 23, 2017.

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.